Exhibit 10.27

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

COMMERCIALIZATION AGREEMENT

by and among

DEPOMED, INC.,

COLLEGIUM PHARMACEUTICAL, INC.

and

COLLEGIUM NF, LLC

Dated as of December 4, 2017

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

i

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

LIST OF EXHIBITS

Exhibit A:  Domain Name Assignment

Exhibit B:  Trademark License Agreement

Exhibit C:  Bill of Sale

Exhibit D:  Newco operating agreement

Exhibit E:  Collateral Agreement

Exhibit F:  Pledge Agreement

Exhibit G:  Collegium Sublicense

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

COMMERCIALIZATION AGREEMENT

This Commercialization Agreement (this “Agreement”) is made as of December 4, 2017 (the “Effective Date”), by and among Depomed, Inc., a California corporation (“Depomed”), Collegium Pharmaceutical, Inc., a Virginia corporation (“Collegium”), and Collegium NF, LLC, a Delaware limited liability company and wholly owned subsidiary of Collegium (“Newco”).  Each of Depomed, Collegium and Newco  is referred to herein individually as a “party” and collectively as the “parties.”

WHEREAS, the parties desire for Depomed to grant to Collegium certain rights to commercialize the Products and Line Extensions in the Territory (as such terms are defined below), upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants herein contained, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

Section 1.1      “AbbVie” has the meaning set forth in Section 2.11(b).

Section 1.2      “Account Proceeds” has the meaning set forth in Section 7.7(b)(i).

Section 1.3      “Acuform Patent Action” has the meaning set forth in Section 11.2.

Section 1.4     “Adverse Drug Experience” means any “adverse drug experience,” as defined or contemplated by 21 C.F.R. 314.80 or 312.32, associated with a Payment-Bearing Product.

Section 1.5      “Adverse Drug Experience Report” means any oral, written or electronic report of any Adverse Drug Experience transmitted to any Person.

Section 1.6      “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such first Person, but only for so long as such control exists.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

Section 1.7      “Agreement” has the meaning set forth in the preamble to this Agreement.

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

Section 1.8      “Allocation” has the meaning set forth in Section 2.8.

Section 1.9      “Ancillary Agreements”  has the meaning set forth in  Section 14.3.

Section 1.10    “ANDA” means an Abbreviated New Drug Application.

Section 1.11    “ANDA Litigation” means the Legal Proceedings set forth on Schedule 1.11.

Section 1.12   “ANDA Settlement Distributor” means a Third Party, who, in connection with the settlement of the ANDA Litigation under the Hatch-Waxman Act and Medicare Prescription Drug, Improvement and Modernization Act of 2003, as amended, has been licensed or otherwise permitted by Depomed, as applicable (subject to Section 11.3), to sell a Generic Version of a Product in the Territory.

Section 1.13    “Annual Net Sales” means total Net Sales of the applicable Payment-Bearing Products in a particular calendar year.

Section 1.14    “API” means the composition of matter,  tapentadol, used as an active pharmaceutical ingredient in Products and Line Extensions.

Section 1.15    “Assumed Liabilities” means the following Liabilities relating to the Products and the Transferred Assets, in each case other than the Retained Liabilities:

(a)        all Liabilities arising solely out of or relating to Legal Proceedings commenced on or after the Closing, irrespective of the legal theory asserted, arising from the development, Commercialization, Manufacture or use of the Products or the use of the Transferred Assets, in each case, (i) other than by Depomed or its Affiliates pursuant to this Agreement and (ii) solely to the extent relating to the period of time on or after the Closing;

(b)        all Liabilities arising out of or relating to products liability claims to the extent relating to the Products Manufactured and Commercialized on or after the Closing, including claims alleging defects in the Products and claims involving the death of or injury to any individual relating to the Products;

(c)        all Liabilities to Third Party customers, Third Party suppliers or other Third Parties, solely to the extent relating to the Products or the Transferred Assets and ordered in the ordinary course of business (or at the express request of Collegium) on or after the Closing;

(d)        all other Liabilities arising out of or relating to the Products or the Transferred Assets, to the extent relating to the period of time on or after the Closing, other than Liabilities arising out Depomed’s activities pursuant to Section 3.2 or Section 4.9;

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

(e)        all Taxes apportioned to Collegium pursuant to Section 2.9; and

(f)        all Liabilities arising out of or relating to the return of the Products sold by Collegium on or after the Closing.

Section 1.16    “Authorized Generic” means a Generic Version sold by or on behalf of a party in the Territory without the NUCYNTA® trademark, including by an Authorized Generic Distributor, but excluding by any ANDA Settlement Distributor.

Section 1.17   “Authorized Generic Distributor” means a Third Party who has been contracted by Collegium to Commercialize a Generic Version on behalf of Collegium in the Territory, but excluding any ANDA Settlement Distributor.

Section 1.18    “Business” means the business of researching, developing, manufacturing or having made, packaging, importing, marketing, promoting, distributing, selling and commercializing the Products, in each of the foregoing cases, in the Territory, as conducted by the Depomed Entities.

Section 1.19    “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York City, New York are authorized or obligated by law or executive order to close.

Section 1.20    “CDAPCA” means the Comprehensive Drug Abuse Prevention and Control Act of 1970, as amended.

Section 1.21    “Change of Control” means, with respect to a party, (a) a merger, reorganization or consolidation of such party with a Third Party which results in the voting securities of such party outstanding immediately prior thereto ceasing to represent at least fifty (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization or consolidation, (b) a Third Party becoming the beneficial owner of fifty (50%) or more of the combined voting power of the outstanding securities of such party, or (c) the sale or other transfer to a Third Party of all or substantially all of such party’s business or assets to which this Agreement relates.

Section 1.22    “Chargeback Claims” has the meaning set forth in Section 8.3(d)(i).

Section 1.23    “Claim” has the meaning set forth in Section 12.3.

Section 1.24    “Claim Amount” has the meaning set forth in Section 7.7(a)(ii).

Section 1.25    “Claim Notice” has the meaning set forth in Section 7.7(a)(ii).

Section 1.26    “Closing” means the consummation of the Transactions pursuant to the terms of this Agreement.

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

Section 1.27    “Closing Date” has the meaning set forth in Section 2.12(a).

Section 1.28    “CMO” has the meaning set forth in Section 3.2(a).

Section 1.29    “CMO Supply Agreements” means each agreement and all related material documents, including exhibits, attachments and amendments thereto, entered into by Depomed with a CMO prior to or during the Term pertaining to the Manufacture, production or supply of any Product Materials or Supplied Products.  The CMO Supply Agreements in existence as of the Effective Date are listed in Schedule 1.29.

Section 1.30    “Code” means the Internal Revenue Code of 1986, as amended.

Section 1.31    “COGS” means, for a particular period, the applicable party’s cost of goods sold (calculated in accordance with Section 7.4(b)) for the Products in the Territory for such period.

Section 1.32    “Collateral Agreement” has the meaning set forth in Section 14.3.

Section 1.33    “Collateral Agreements” means the Pledge Agreement, Collateral Agreement, any Control Agreement and any other document delivered by Collegium or Newco that creates or purports to create a Lien securing the obligations of Collegium and Newco under this Agreement.

Section 1.34    “Collegium” has the meaning set forth in the Preamble to this Agreement.

Section 1.35    “Collegium Indemnitees” has the meaning set forth in Section 12.1(a).

Section 1.36    “Collegium Material Adverse Event” has the meaning set forth in Section 10.2(a).

Section 1.37    “Collegium Prepaid Business Expense Allocation” has the meaning set forth in Section 7.5.

Section 1.38    “Collegium Products” has the meaning set forth in Section 10.2(i)(i).

Section 1.39    “Collegium Regulatory Inspection” has the meaning set forth in Section 5.10(a).

Section 1.40    “Collegium Sales Force” means the field force of Sales Representatives employed or engaged by Collegium, including field-based sales force management such as regional and district sales managers.

Section 1.41    “Collegium Sublicense” has the meaning set forth in Section 2.2(c).

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

Section 1.42    “Collegium Trademarks” means the trademarks set forth on Schedule 1.42,  including the “Collegium” trademark and associated design and logo.

Section 1.43    “Commercial Agreement” has the meaning set forth in Section 8.3(h).

Section 1.44    “Commercial Rebates” has the meaning set forth in Section 8.3(b).

Section 1.45    “Commercialization Transaction” has the meaning set forth in Section 14.5.

Section 1.46   “Commercialize,” “Commercialization” or “Commercializing” means to Promote, distribute and sell Payment-Bearing Products in the Territory, including all activities incident thereto and contemplated by the terms of this Agreement.

Section 1.47    “Commercially Reasonable Efforts” means, with respect to Commercialization of the Products by Collegium, those efforts and resources customarily used in the pharmaceutical business by a global pharmaceutical company for a product owned by such company or to which such company has rights, which product is of a market potential similar to the market potential of the applicable Product and at a similar stage of its product life as such Product, taking into account all relevant factors, including, without limitation, the risks inherent in the Commercialization of such Product, the competitiveness of the marketplace, the proprietary position of such Product in comparison to other products in a party’s product portfolio, the regulatory status of such Product (including pricing and reimbursement status), the actual and potential profitability of such Product, and the general economic conditions of the marketplace, as well as other relevant factors.

Section 1.48    “Competing Product” means any product (other than a Product or Line Extension) in any dosage form, formulation, presentation or package configuration which contains a compound which is a centrally acting opioid analgesic of the benzenoid class with a dual mode of action as an agonist of the μ-opioid receptor and as a norepinephrine reuptake inhibitor, excluding any such product undergoing development or Commercialization by any Person acquiring Depomed or Collegium in a Change of Control prior to the closing of such Change of Control or that is developed or Commercialized by such Person after the closing of such Change of Control of Depomed or Collegium without the use of any Depomed Product Know-How or any Know-How Controlled by Collegium, respectively.

Section 1.49    “Competition Laws” means the Legal Requirements of any jurisdiction that are designed or intended to prohibit, restrict or regulate actions that may have the purpose or effect of creating a monopoly, lessening competition or restraining trade, including the HSR Act.

Section 1.50    “Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of September 27, 2017, between Depomed and Collegium.

Section 1.51    “Consent Agreement” has the meaning set forth in Section 14.4.

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

Section 1.52    “Control” or “Controlled” means, with respect to Patents, Know-How or other IP Rights of any kind, the possession by a party of the ability to grant a license or sublicense of such rights as contemplated by this Agreement, without violating the terms of any agreement or other arrangement with any Third Party.

Section 1.53    “Control Agreement” has the meaning set forth in Section 7.7(b)(i).

Section 1.54    “Co-Pay Card Discounts” has the meaning set forth in Section 8.3(e).

Section 1.55    “Co-Pay Card Program” has the meaning set forth in Section 8.3(e).

Section 1.56    “Covered Action” means any suit, action or proceeding, whether at law or in equity, whether in contract or in tort or otherwise arising out of, or relating to, the Transactions and (a) brought against a party or an Affiliate of such party by the other party or an Affiliate of the other party, or (b) supported, by means of direct financial support or voluntary cooperation with any request for support from the Third Party bringing the suit, action or proceeding, by one party or an Affiliate of such party against the other party or an Affiliate of such other party.

Section 1.57    “CPR Mediation Procedure” has the meaning set forth in Section 17.12(a).

Section 1.58    “CPR Rules” has the meaning set forth in Section 17.12(b)(i).

Section 1.59    “CSA” means the Controlled Substances Act, as amended.

Section 1.60    “Customers” means Third Party wholesalers, retailer pharmacies, mail-order pharmacies, group purchasing organizations or other organizations similar to those that purchase the Products from Depomed in the Territory as of the Effective Date.

Section 1.61    “Data Room” means the electronic data room containing documents and materials relating to the Transferred Assets as of 5:00 P.M. Pacific Standard Time on December 3, 2017, as well as the computer containing documents and materials relating to the Transferred Assets made available to Collegium and/or its representatives prior to the Effective Date.

Section 1.62    “DEA” means the United States Drug Enforcement Agency or any successor agency performing comparable functions in the Territory.

Section 1.63    “Depo NF” means Depo NF Sub, LLC.

Section 1.64    “Depomed” has the meaning set forth in the preamble to this Agreement.

Section 1.65    “Depomed Acuform Patents” means the patents listed in Schedule 1.65.

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

Section 1.66    “Depomed Corporate Trademark” means any trademarks, trade names, corporate names, corporate logos, domain names, or other names or marks used or registered by Depomed or its Affiliates to identify itself, including the Depomed® trademark.

Section 1.67    “Depomed Entities” means, collectively, Depomed and Depo NF.

Section 1.68    “Depomed Indemnitees” has the meaning set forth in Section 12.2(a).

Section 1.69    “Depomed Names” means the names and logos of Depomed and its Affiliates.

Section 1.70    “Depomed Product Expiration Date” means the expiration date of the last Product in the channel bearing Depomed’s NDC Number on a Product-by-Product basis.

Section 1.71    “Depomed Product Know-How” means, collectively, all Know-How that is Controlled by Depomed and its Affiliates as of the Closing Date or any time during the Term that is related to the Business, the Products or the Transferred Assets and is (a) necessary or otherwise used or held for use in the conduct of the Business (including the Manufacture of the Line Extensions) or (b) necessary for Collegium to perform its obligations under this Agreement or any Ancillary Agreement, excluding Know-How within the Grünenthal IP Rights; provided, however, that Depomed Product Know-How excludes any Know-How of any Person acquiring Depomed in a Change of Control that was Controlled by such Person prior to the closing of such Change of Control or that was generated by such Person without the use of any Depomed Product Know-How unless (i) such Know-How is actually used by such Person at any time during the Term of this Agreement in the Manufacture of any Line Extensions, or the Commercialization of any of the Products or (ii) such Know-How was already licensed to Collegium under Section 2.1(a) hereof prior to the closing of the Change of Control.

Section 1.72    “Depomed Promotional Materials” has the meaning set forth in Section 4.9(b)(ii).

Section 1.73    “Depomed Responsibility Period” means the period through and including the Closing Date.

Section 1.74    “Depomed Regulatory Inspection” has the meaning set forth in Section 5.10(b).

Section 1.75    “Depomed Sales Force” means the field force of Sales Representatives employed or contracted by Depomed.

Section 1.76    “Depomed Technology Trademark” means the Trademarks listed on Exhibit A of the Trademark License Agreement, including the ACUFORM®  Trademark.

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

Section 1.77     “Detail” means an in-person, face-to-face sales presentation of a Product or Line Extension made by a Sales Representative to a Professional.

Section 1.78    “Dispute” has the meaning set forth in Section 17.12.

Section 1.79    “Domain Name Assignment” means a domain name assignment, in the form attached hereto as Exhibit A,  dated as of the Closing Date.

Section 1.80    “Effective Date” has the meaning set forth in the preamble to this Agreement.

Section 1.81    “Environmental Laws” means all Legal Requirements related to the protection of the environment or human health and safety or the release, presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, monitoring, reuse, treatment, generation, discharge, transportation, processing, production, disposal, leaching, migration, emission or remediation of any contaminant or pollutant, toxic, radioactive or hazardous waste, chemical, substance, material or constituent.

Section 1.82    “ER/LA Opioid Analgesics REMS” has the meaning set forth in Section 5.3(a).

Section 1.83    “Excluded Assets” means, other than the Transferred Assets, all of the assets of Depomed and its Affiliates.

Section 1.84    “Expiration Date” has the meaning set forth in Section 7.7(a)(iii).

Section 1.85    “Expired Product” has the meaning set forth in Section 7.3(c).

Section 1.86    “FDA” means the United States Food and Drug Administration or any successor agency performing comparable functions in the Territory.

Section 1.87    “Financial Institution” has the meaning set forth in Section 7.7(a)(i).

Section 1.88    “Food and Drug Act” means the Federal Food, Drug, and Cosmetic Act of 1938, as amended.

Section 1.89    “Force Majeure Event” has the meaning set forth in Section 17.7.

Section 1.90    “Forward-Looking Statements” has the meaning set forth in Section 17.17.

Section 1.91    “Fundamental Representations” mean the representations and warranties (a) of Depomed contained in Section 10.1(a) (Organization), Section 10.1(b) (Authority; Binding Effect), Section 10.1(h)(i) (Contracts),  Section 10.1(j) (Brokers), and Section 10.1(k) (Transferred Assets) and (b) of Collegium contained in Section 10.2(a) (Organization), Section 10.2(b) (Authority; Binding Effect), and Section 10.2(e) (Brokers).

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

Section 1.92     “GAAP” means accounting principles and practices generally accepted in the United States of America, as in effect on the Effective Date.

Section 1.93    “Generic Drug Act” means the Generic Drug Enforcement Act of 1992, as amended.

Section 1.94    “Generic Entry” means, with respect to a Product, the initiation of sales to wholesale or retail customers of one or more Generic Versions of such Product (other than an Authorized Generic) in the Territory by a Third Party, including an ANDA Settlement Distributor, but excluding any Authorized Generic Distributor.

Section 1.95    “Generic Version” means, with respect to a Product, any pharmaceutical product which (a) contains the same active ingredient(s) in the same dosage(s) and dosage form as such Product, (b) is approved in reliance on, and by reference to, the Product NDA, or is approved under the Product NDA, and (c) in the case of products approved by reference to, rather than under, the Product NDA, has been issued a therapeutic equivalence code of AB (as such term is used in the Approved Drug Products with Therapeutic Equivalence Evaluations published by the FDA Center for Drug Evaluation and Research or any successor publication) by the FDA with respect to such Product.

Section 1.96    “Government Rebates” has the meaning set forth in Section 8.3(c)(i).

Section 1.97    “Governmental Authority” means any court, agency, authority, department, regulatory body or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or any supranational organization of which any such country is a member, which has competent and binding authority to decide, mandate, regulate, enforce, or otherwise control the activities of the parties contemplated by this Agreement.

Section 1.98    “GPO” has the meaning set forth in Section 8.3(d)(i).

Section 1.99    “Grünenthal” means Grünenthal GmbH.

Section 1.100 “Grünenthal IP Rights” means the IP Rights out-licensed by Grünenthal under the Grünenthal License Agreement, including the Grünenthal Patents.

Section 1.101  “Grünenthal License Agreement” means that certain License Agreement (U.S.) dated January 13, 2015 among Grünenthal, Janssen Pharmaceuticals, Inc. and Janssen Research & Development, LLC, as assigned to Depomed and amended pursuant to that certain Assignment and Consent Agreement dated January 13, 2015 among Grünenthal, Janssen Pharmaceuticals, Inc., Janssen Research & Development, LLC and Depomed.

Section 1.102  “Grünenthal Patent Action” has the meaning set forth in Section 11.4.

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

Section 1.103  “Grünenthal Patents” has the meaning set forth in Section 10.1(i)(iv).

Section 1.104  “Health Laws” means any Legal Requirement the stated purpose of which is to ensure the safety, efficacy and quality of medicines by regulating the quality, identity, strength, purity, safety, efficacy, testing, sale or distribution, sale, import or export, good laboratory practices, good clinical practices, investigational use, product marketing authorization, manufacturing compliance and approval, good manufacturing practices, labeling, advertising, safety surveillance, including the relevant provisions of the CDAPCA, CSA, PPACA, Food, Drug, and Cosmetic Act, and applicable regulations promulgated thereunder by the FDA, DEA or other applicable Governmental Authority.

Section 1.105  “HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

Section 1.106  “HSR Clearance Date” means, with respect to the transactions contemplated under this Agreement, the earliest date on which the parties have actual knowledge that all applicable waiting periods have expired or have been terminated under the HSR Act.

Section 1.107  “Indemnified Party” has the meaning set forth in Section 12.3.

Section 1.108  “Indemnifying Party” has the meaning set forth in Section 12.3.

Section 1.109  “Indebtedness” means, with respect to any Person at any date of determination (without duplication), (a) all indebtedness of such Person for borrowed money or other similar monetary obligations, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person as an account party in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto), (d) all the obligations of such Person to pay the deferred and unpaid purchase price of property or services (other than trade payables reflecting expenses payable or reimbursable to service providers), which purchase price is due more than ninety (90) days after the date of purchasing such property or service or taking delivery and title thereto or the completion of such services, and payment deferrals arranged primarily as a method of raising funds to acquire such property or service, (e) all monetary obligations of such Person and its Subsidiaries under any leasing or similar arrangement that have been (or, in accordance with GAAP, should be) classified as capitalized leases, (f) all guarantees of such Person in respect of any of the foregoing, (g) all monetary obligations of such Person with respect to any interest rate hedge, cap, floor, swap, option or other interest rate hedge agreement, (h) all Indebtedness (as defined in clauses (a) through (g) of this definition) of other Persons secured by a lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, and (i) all Indebtedness (as defined in clauses (a) through (g) of this definition) of other Persons Guaranteed by such Person.

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

Section 1.110 “Infringement” means direct or indirect infringement, misappropriation or other unauthorized use of any IP Rights (including unfair trade practice or unfair competition under applicable Legal Requirements).

Section 1.111  “Intercreditor Agreement” has the meaning set forth in Section 14.3.

Section 1.112  “IND” means any “investigational new drug application” (as such term is used under the Food and Drug Act) filed or acquired by a party or its Affiliate with the FDA with respect to a Product or Line Extension and all subsequent submissions, supplements and amendments thereto (including the Product INDs with respect to Products).

Section 1.113   “IP Rights” means all (a) utility and design patents, design registrations, industrial designs, utility models, invention disclosures, certificates of invention and statutory invention registrations, including any and all applications and registrations, provisionals, divisions, continuations, continuations in part, extensions, substitutions, renewals, registrations, revalidations, reversions, reexaminations, reissues or additions, of or to any of the foregoing items, and all rights and priorities afforded under any applicable Legal Requirements with respect thereto (collectively, “Patents”); (b) trademark, brand features, domain names, logos, name, service marks, trade names, or goodwill from such, and other distinctive brand features; (c) copyrights, all applications, registrations and renewals therefor, and all code, technical or nontechnical documentation, schematics, drawings, hardware designs, diagrams, or implementations, as well as any original works of authorship, including any modifications, additions, or derivative works from an existing work (collectively, “Copyrights”) (d) domain names, and all registrations and pending applications for registrations therefor (collectively, “Domain Names”; and (e) trade secrets, information, marketing know-how, knowledge, data, designs, ideas, concepts, methods, techniques, inventions, discoveries, trade secrets, formulae, compositions, expertise, experimental (whether clinical or not) data and other results of trials, studies or investigations, and processes, whether patentable or not, and whether or not capable of separate or precise definition or identification, whether acquired through trial and error, experience or other means, including regulatory information submitted to Governmental Authorities, Product specifications (and with regard to IP Rights of Collegium, Line Extension specifications), and information relating to the testing (including quality control standards, assay methods and stability studies), storage, manufacturing and use of the Products (and with regard to IP Rights of Collegium, Line Extensions), or the manufacturing, marketing or sale of the Products (and with regard to IP Rights of Collegium, Line Extensions) (collectively, “Know-How”).

Section 1.114  “Janssen” has the meaning set forth in Section 2.11(b).

Section 1.115  “JMC” has the meaning set forth in Section 3.2(e).

Section 1.116  “Joinder Agreement” has the meaning set forth in Section 14.4.

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

Section 1.117  “Joint Litigation Agreement” means that certain Joint Litigation Agreement dated January 3, 2013 among Grünenthal, Janssen Pharmaceuticals, Inc. and Janssen Research & Development, LLC, as assumed by Depomed and amended pursuant to that certain Assignment and Consent Agreement dated January 13, 2015 among Grünenthal, Janssen Pharmaceuticals, Inc., Janssen Research & Development, LLC and Depomed.

Section 1.118  “Knowledge of Collegium” means the actual knowledge of any of the individuals listed on Schedule 1.118,  in each case, after due inquiry of such named individual’s files and records and of those employees of Collegium who are such named individuals’ direct reports.

Section 1.119  “Knowledge of Depomed” means the actual knowledge of any of the individuals listed on Schedule 1.119,  in each case, after due inquiry of such named individual’s files and records and of those employees of Depomed who are such named individuals’ direct reports.

Section 1.120 “Legal Proceeding” means any claim, action, suit, case, litigation, proceeding, investigation, charge, criminal prosecution, judicial, governmental or regulatory investigation, or arbitration, mediation or alternative dispute resolution proceeding.

Section 1.121  “Legal Requirements” means laws, rules and regulations of any Governmental Authority in the Territory.

Section 1.122  “Letter of Credit” has the meaning set forth in Section 7.7(a)(i).

Section 1.123  “Letter of Credit Documents” has the meaning set forth in Section 7.7(a)(i).

Section 1.124 “Liabilities” means any and all debts, liabilities, costs, guarantees, commitments, assessments, expenses, claims, losses, damages, deficiencies and obligations, whether accrued or fixed, known or unknown, liquidated or unliquidated, asserted or unasserted, absolute or contingent, matured or unmatured, determined or determinable, accrued or not accrued, due or to become due, direct or indirect, whenever or however arising (including whether arising out of any contract, common law or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

Section 1.125 “Licensed IP Rights” means the Depomed Product Know-How, the Depomed Acuform Patents, the Grünenthal IP Rights and the Licensed Trademarks.

Section 1.126 “Licensed Trademarks” means the Product Trademarks and the Depomed Technology Trademark.

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

Section 1.127  “Lien” means, with respect to any property or asset, any lien, security interest, mortgage, pledge, assessment, restriction, adverse claim, levy, charge, hypothecation, easement, restriction, title retention clause, encumbrance or other similar claim of any kind, character or description, whether of record or not, or any contract to give any of the foregoing, in respect of such property or asset.

Section 1.128  “Limited License Period” has the meaning set forth in Section 8.4(a).

Section 1.129  “Line Extension” means any modified form of a Product developed by or on behalf of Collegium or any of its Affiliates or any other Sublicensees during the Term, including new dosage forms or changes to the formulation or presentation of such Product (e.g.,  without limitation, to make it tamper-resistant, to extend the release period of the active pharmaceutical ingredient or to make it harder to abuse), or combinations of such Product with any other product or device.

Section 1.130  “Long Term Collaboration Agreement” has the meaning set forth in Section 14.3.

Section 1.131  “Losses” mean losses, liabilities, claims, damages, deficiencies, costs, expenses, penalties, assessments, fines, fees, suits, actions, causes of action, judgments, Taxes and awards directly incurred or suffered (and, if applicable, reasonable attorneys’ fees associated therewith).

Section 1.132  “Manufacture,” “Manufactured” and “Manufacturing” mean all operations involved in the manufacture, receipt, incoming inspection, storage and handling of raw materials, and the manufacture, processing, purification, packaging, labeling, warehousing, quality control testing (including in-process release and stability testing), shipping and release of Products and Line Extensions.

Section 1.133  “Manufacturing Tech Transfer Plan” has the meaning set forth in Section 2.11(b).

Section 1.134  “Master Letter of Credit Agreement” has the meaning set forth in Section 7.7(a)(i).

Section 1.135 “Material Supply Failure” means any failure (other than a failure caused directly by Collegium or its Affiliates or other Sublicensees)  by the applicable CMO to deliver to Customers, over the course of any two (2) consecutive calendar months, such quantity of Nucynta® ER ordered by Collegium in the ordinary course and in accordance with this Agreement and the applicable CMO Supply Agreement(s) which, if such Product was to be sold by such Customers in the ordinary course, would generate at least [***] in gross sales, which gross sales threshold shall be increased ratably to reflect any price increases taken by Collegium with respect to Nucynta® ER after the Closing Date.

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

Section 1.136  “Material Supply Failure Notice” has the meaning set forth in Section 7.3(f).

Section 1.137  “Maximum Stated Value” has the meaning set forth in Section 7.7(a)(i).

Section 1.138  “Minimum Cash Balance” means Eighty Million Dollars ($80,000,000).

Section 1.139  “Minimum Quarterly Payment” has the meaning set forth in Section 7.3(a).

Section 1.140  “NDA” means any “new drug application” (as such term is used under the Food and Drug Act) filed or acquired by a party or its Affiliate with the FDA with respect to a Product or Line Extension and all subsequent submissions, supplements and amendments thereto  (including the Product NDAs with respect to Products).

Section 1.141  “NDC Number” means, with respect to a Product, the National Drug Code, which is the eleven (11)-digit code registered by a party with the FDA with respect to such Product.

Section 1.142  “Net Sales” means the gross amount billed, as of the date of invoicing, by or on behalf of Collegium or an Affiliate of Collegium or other Sublicensee(s) or assignee(s)  for sales of a Payment-Bearing Product to a Third Party less, to the extent actually allowed or taken for the Territory:  (a) normal and customary discounts, including cash discounts, discounts to managed care or similar organizations or government organizations, rebates paid, credited, accrued or actually taken, including government rebates such as Medicaid chargebacks or rebates, and retroactive price reductions or allowances actually allowed or granted from the billed amount, and commercially reasonable and customary fees paid to distributors (other than to a distributor that is an Affiliate of Collegium); (b) credits or allowances actually granted upon claims, rejections or returns of such sales of Payment-Bearing Product, including recalls, regardless of Collegium requesting such recalls; (c) freight, postage, shipping and insurance charges paid for delivery of such Payment-Bearing Product, to the extent billed separately on the invoice and paid by the buyer; (d) taxes, duties or other governmental charges levied on or measured by the billing amount when included in billing, as adjusted for rebates, charge-backs and refunds to the extent actually paid or allowed by the selling party; and (e) actual uncollectible accounts receivables determined in accordance with GAAP, consistently applied.  For further clarity, Collegium shall not deduct from Net Sales any amounts for which Depomed bears financial responsibility under Section 8.3.  In no event shall any particular amount identified above be deducted more than once in calculating Net Sales (i.e., no “double counting” of deductions).  Collegium will not, and will not authorize or permit its Affiliates or Sublicensees to sell any Payment-Bearing Product to select Customers at a price below its minimum profit margin for the purpose of stimulating commercial sales of other more profitable pharmaceutical products (i.e.,  a “loss-leader”).  For clarity, sales of Payment-Bearing Product at a price below its minimum profit margin in connection with Medicaid will not be deemed to be sales of Payment-Bearing Product as a loss leader.

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

Section 1.143  “Newco” has the meaning set forth in the Preamble to this Agreement.

Section 1.144  “Newco Deposits” has the meaning set forth in Section 7.7(b)(i).

Section 1.145  “Nucynta® ER” means NUCYNTA® extended release tablets, in strengths of 50 mg, 100 mg, 150 mg, 200 mg and 250 mg as described in New Drug Application 200533.

Section 1.146  “OPDP” means FDA’s Office of Prescription Drug Promotion or any successor agency performing comparable functions in the Territory.

Section 1.147 “Orange Book” means the FDA publication entitled “Approved Drug Products with Therapeutic Equivalence Evaluations” or any replacement thereof established or approved by the FDA.

Section 1.148 “Orange Book-Listed Patent” means, with respect to the applicable Product or Line Extension, a Patent listed for such Product or Line Extension in the Orange Book.

Section 1.149  “Order” means any award, decision, injunction, judgment, decree, order, ruling, or verdict entered, issued, made, or rendered by any Governmental Authority or by any arbitrator.

Section 1.150  “Payment-Bearing Product” means (a) any Product or (b) any Line Extension.

Section 1.151  “Payment Term”  has the meaning set forth in Section 7.3(c).

Section 1.152   “Permitted Lien” means (a) all Liens set forth on Schedule 1.152 (b) statutory Liens arising out of operation of law with respect to a Liability incurred in the ordinary course of business and which is not delinquent; (c) Liens, other than Liens securing Indebtedness for borrowed money, that, individually and in the aggregate, do not and would not reasonably be expected to materially detract from the value or impair the use of the property subject thereto or make such property unmarketable; (d) Liens for Taxes not yet due, payable, delinquent or subject to penalties for nonpayment, or which are being contested in good faith through proper proceedings, in each case, with sufficient reserves maintained in accordance with GAAP; and (e) mechanics’, materialmens’, carriers’, workmens’, warehousemens’, repairmens’, landlords’ or other like Liens and security obligations that are incurred in the ordinary course of business and are not delinquent.

Section 1.153   “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Authority.

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

Section 1.154  “Post-Marketing Development” means, with respect to any Product, the conduct of any phase IV clinical studies, quality of life assessments or pharmacoeconomic, label expansion or other post-marketing studies, in each case other than the Retained Post-Marketing Commitments.

Section 1.155  “PPACA” means the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care Education and Reconciliation Act of 2010.

Section 1.156  “Prepaid Business Expenses” means the expenses with respect to the Business that were prepaid by Depomed prior to the Closing as set forth on Schedule 1.156.

Section 1.157  “Product Complaints” means any report concerning the possible failure of a Product to meet any of its specifications, such as quality, purity, quantity, weight, pharmacologic activity, labeling, identity or appearance.

Section 1.158  “Product INDs” means Depomed’s Investigational New Drug Applications filed with the FDA with respect to Products set forth on Schedule 1.158,  including all supplements and amendments thereto.

Section 1.159  “Product Materials” has the meaning set forth in Section 3.2(a).

Section 1.160  “Product NDAs” means the NDAs filed with the FDA with respect to Products set forth on Schedule 1.160,  including all supplements and amendments thereto.

Section 1.161  “Product Trademarks” means (a) the Trademarks listed on Exhibit B of the Trademark License Agreement, including the NUCYNTA® Trademark, and (b) such other Trademarks owned by Depomed as of the Closing Date that are used exclusively for Commercialization of the Products in the Territory as of the Closing Date.

Section 1.162  “Products” means the products set forth on Schedule 1.162 or any Authorized Generic thereof.

Section 1.163  “Professional” means a physician or other health care practitioner who is permitted by law to prescribe Products or Line Extensions.

Section 1.164  “Promote,” “Promotional” and “Promotion” mean, with respect to a Product or Line Extension, any activities undertaken to encourage sales or use of such Product or Line Extension, including Details, product sampling, detail aids, drop-offs, coupons, discount cards, journal advertising, direct mail programs, direct-to-consumer advertising, convention exhibits and all other forms of marketing, advertising, public relations or promotion.

Section 1.165  “Promotional Materials” has the meaning set forth in Section 4.5(a).

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

Section 1.166 “Proprietary Information” means any proprietary or confidential information communicated from one party to the other in connection with or relating to this Agreement or the Confidentiality Agreement (whether before or after the Effective Date), which is identified as confidential or proprietary, or which the other party knows or has reason to know is confidential or proprietary, including financial, marketing, business, technical and scientific information or data and, in the case of Depomed, the Depomed Product Know-How, whether communicated in writing, orally or electronically.  Proprietary Information shall not include information that the receiving party can show through written documentation:

(a)        at the time of disclosure, is publicly known;

(b)        after the time of disclosure, becomes part of the public domain, except by breach of an agreement between the disclosing party or any Affiliate thereof and the receiving party or any Affiliate thereof;

(c)        is or was in the possession of the receiving party or any Affiliate thereof at the time of disclosure by the disclosing party and was not acquired directly or indirectly from the disclosing party or any Affiliate thereof or from any other party under an agreement of confidentiality to the disclosing party or any Affiliate thereof; or

(d)        is or was developed by the receiving party or its Affiliates without use of or reference to the other party’s Proprietary Information.

Section 1.167  “Protocol” has the meaning set forth in Section 17.12(b)(vi).

Section 1.168  “Quarterly Shortfall” has the meaning set forth in Section 7.7(a)(i).

Section 1.169  “Regulatory Approval” means any and all consents or other authorizations or approvals by the FDA or any other Regulatory Authority in the Territory that are required to develop, test, manufacture, market and sell a Product or Line Extension in the Territory, whether existing on the Closing Date or filed thereafter, including but not limited to, Product NDAs and Product INDs; but excluding (a) Third Party drug master files with respect to API or Products, (b) state licenses, and (c) any form of reimbursement approval.

Section 1.170 “Regulatory Authority” means any Governmental Authority, including FDA, in the Territory that is involved in granting approvals for the manufacturing, clinical testing, marketing, sale, reimbursement and/or pricing of pharmaceutical products.

Section 1.171 “Regulatory Communications” means, collectively, whether existing before or after the Closing Date: (a) all written or electronic filings or submissions made with Regulatory Authorities in satisfaction of applicable regulatory and notification requirements with respect to Products in the Territory (including, without limitation, Annual Periodic Reports, Serious Adverse Drug Experience Reports, Adverse Drug Experience Reports, and filings and submissions regarding recalls); (b) all written or electronic correspondence to or from the FDA

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

with respect to any of the foregoing; (c) minutes of any meeting between a party and the FDA regarding the Regulatory Approvals, or Manufacture or Commercialization of the Products in or for the Territory; and (d) written summaries of oral communications between a party and the FDA that would impact, or would reasonably be expected to be material to, the development, Manufacture or commercialization of the Products.

Section 1.172 “Regulatory Data” means (a) all processes and analytical methodologies used in development, testing, analysis and manufacture of Products and (b) all in vivo, clinical, pharmacology, toxicology, safety, efficacy and other scientific data and results relating to Products, that, in each case (clauses (a) and (b)), are either (i) contained in the Product NDAs or (ii) if not contained in the Product NDAs, are known to a party and required to be submitted to the FDA in support of the Product NDAs.

Section 1.173  “Representatives” has the meaning set forth in Section 14.5.

Section 1.174  “Retained Liabilities” means the following Liabilities (excluding the Assumed Liabilities) of Depomed:

(a)        all Liabilities arising out of or relating to any Retained Post-Marketing Commitments;

(b)        all Liabilities arising out of or relating to any ANDA Litigation;

(c)        all Liabilities arising out of or relating to Legal Proceedings commenced prior to the Closing, irrespective of the legal theory asserted, arising from the development, Commercialization, Manufacture or use of the Products or the use of the Transferred Assets, in each case, (i) other than by Collegium or its Affiliates pursuant to this Agreement and (ii) solely to the extent relating to the period of time prior to the Closing;

(d)        all Liabilities arising out of or relating to products liability claims to the extent relating to the Products Commercialized prior to the Closing, including claims alleging defects in the Products and claims involving the death of or injury to any individual relating to the Products;

(e)        all Liabilities to Third Party customers, Third Party suppliers or other Third Parties relating to the Products and delivered in the ordinary course of business prior to the Closing;

(f)        all other Liabilities arising out of or relating to the Products or the Transferred Assets, to the extent relating to the period of time prior to the Closing;

(g)        all Taxes apportioned to Depomed pursuant to Section 2.9; and

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

(h)        all Liabilities arising out of or relating to the return of the Products sold by Depomed prior to the Closing.

Section 1.175 “Retained Post-Marketing Commitments” means the ongoing clinical and/or post-marketing studies set forth on Schedule 1.175.

Section 1.176  “Sales Account” has the meaning set forth in Section 7.7(b)(i).

Section 1.177  “Sales Representatives” means sales representatives employed by Collegium or Depomed, or a Third Party engaged by Collegium or Depomed, to Detail the Products and/or Line Extensions, as applicable, who have been trained and equipped to Detail the Products (and with respect to Collegium, Line Extensions)  in accordance with this Agreement.

Section 1.178  “SEC” has the meaning set forth in Section 13.3.

Section 1.179  “Senior Executives” means, together, the Chief Executive Officer of Collegium and the Chief Executive Officer of Depomed.

Section 1.180  “Serious Adverse Drug Experience” means any Adverse Drug Experience, including those subject to expedited reporting as defined in the regulations cited below, that is fatal or life-threatening, requires hospitalization or prolongation of existing hospitalization, results in persistent or significant disability or incapacity, is a congenital anomaly/birth defect, or is of comparable medical significance or any other event which would constitute a “serious” Adverse Drug Experience pursuant to the terms of 21 C.F.R. 314.80 or 312.32.

Section 1.181  “Serious Adverse Drug Experience Report” means any Adverse Drug Experience Report that involves a Serious Adverse Drug Experience.

Section 1.182  “Solvent” has the meaning set forth in Section 10.2(g).

Section 1.183  “Straddle Period” has the meaning set forth in Section 2.9(c).

Section 1.184 “Subcontracting” means subcontracting Collegium’s rights or obligations hereunder (a) pursuant to which a Third Party will Manufacture any Line Extension on behalf of Collegium; or (b) pursuant to which a Third Party Sales Representative is engaged to Promote any Product or Line Extension on behalf of Collegium; “Subcontract” has the correlative meaning.  “Subcontractor” means the Third Party with whom the Subcontracting agreement is entered.

Section 1.185  “Sublicensee” has the meaning set forth in Section 2.2(c).

Section 1.186  “Supplied Products” has the meaning set forth in Section 3.2(a).

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

Section 1.187  “Tax” or “Taxes” mean all taxes, including income, corporation, gross receipts, transfer, excise, property, sales, use, value-added, goods and services, license, payroll, withholding, social security and franchise or other governmental taxes, in each case, imposed by any Governmental Authority (including any interest, penalties or additional tax attributable thereto).

Section 1.188  “Tax Return” means any return, report, declaration, information return, statement or other document filed or required to be filed with any Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any Legal Requirements relating to any Tax.

Section 1.189  “Taxing Authority” means any Governmental Authority exercising any authority to impose, regulate or administer the imposition of Taxes.

Section 1.190  “Term” has the meaning set forth in Section 9.1.

Section 1.191  “Territory” means the United States of America, the District of Columbia and Puerto Rico.

Section 1.192  “Third Party” means any Person other than Collegium or Depomed or their respective Affiliates.

Section 1.193  “Third Party Claim” has the meaning set forth in Section 12.3.

Section 1.194  “Third Party Sales Representative” has the meaning set forth in Section 2.2.

Section 1.195 “Trademark License Agreement” means a trademark license agreement, in the form attached hereto as Exhibit B,  dated as of the Closing Date.

Section 1.196  “Transaction Documents” means, collectively, this Agreement, the Ancillary Agreements and the certificates and other documents delivered pursuant hereto or thereto.

Section 1.197  “Transactions” means, collectively, the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 1.198  “Transfer Taxes” mean any federal, state, county, local, foreign and other sales, use, transfer, value added, conveyance, documentary transfer, stamp duty, recording or other similar Tax imposed in connection with the Transactions or the recording of any sale, transfer or assignment of property (or any interest therein) effected pursuant to this Agreement.

Section 1.199  “Transferred Asset Purchase Price” has the meaning set forth in Section 2.8.

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

Section 1.200  “Transferred Assets” has the meaning set forth in Section 2.3(a).

Section 1.201  “Transferred Domain Names” means the domain names listed on Schedule 1.201.

Section 1.202  “Transferred Inventory” means Depomed’s inventory of finished Products, in each case with at least twelve (12) months of remaining expiration dating as of the Closing Date.

Section 1.203  “Transferred Inventory Cost” means the amount equal to the aggregate COGS of the Transferred Inventory, as set forth on the Transferred Inventory Cost Statement.

Section 1.204  “Transferred Inventory Cost Statement” has the meaning set forth in Section 7.1(b).

Section 1.205 “Transferred IP Rights” means the Transferred Domain Names and the Transferred Websites.

Section 1.206  “Transferred Websites” means the Websites located at the domain names listed on Schedule 1.206.

Section 1.207  “Transition Lots” means those lots of a Product for which Product was partially sold prior to the Closing Date and partially sold on or after the Closing Date.

Section 1.208  “Transition Plan” has the meaning set forth in Section 3.1.

Section 1.209  “Transition Services Agreement” has the meaning set forth in Section 14.3.

Section 1.210  “Transition Team” has the meaning set forth in Section 3.1.

Section 1.211  “United States Bankruptcy Code” means the U.S. Bankruptcy Code, 11 U.S.C. §§ 101, et seq.

Section 1.212  “UPC” means Universal Product Code.

Section 1.213  “Upfront Payment”  has the meaning set forth in Section 7.2.

Section 1.214  “Website” means the content of a website located at a specified domain name and all copyrights in such content, excluding trademarks and corporate names, content owned by Third Parties (such as stock photographs used in such website) and content unrelated to any Product or Line Extension.

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

ARTICLE 2

GRANTS AND TRANSFERS; CLOSING

Section 2.1      Licenses

(a)        License Grants.  During the Term, subject to the terms and conditions of this Agreement, Depomed hereby grants to Newco, and Newco hereby accepts:

(i)        a non-exclusive license under the Depomed Acuform Patents and the Depomed Product Know-How to Commercialize and conduct Post-Marketing Development activities with respect to the Payment-Bearing Products solely in the Territory.

(ii)       a non-exclusive license under the Depomed Acuform Patents and the Depomed Product Know-How to Manufacture and have Manufactured Line Extensions solely in the Territory for Commercialization.

(iii)      an exclusive sublicense under Depomed’s rights in and to the Grünenthal IP Rights under the Grünenthal License Agreement to Commercialize and conduct Post-Marketing Development activities with respect to the Payment-Bearing Products solely in the Territory.  Such license shall be exclusive even as to Depomed solely with respect to Commercialization and Post-Marketing Development of the Payment-Bearing Products in the Territory, subject to the Retained Post-Marketing Commitments, the responsibilities of Depomed under the Transition Plan and Depomed’s rights under this Agreement, including Section 4.9,  Section 11.3 and Section 14.7.

(iv)       an exclusive sublicense under Depomed’s rights in and to the Grünenthal IP Rights under the Grünenthal License Agreement to Manufacture and have Manufactured Line Extensions solely in the Territory for Commercialization.  Such license shall be exclusive even as to Depomed solely with respect to the Manufacture of Line Extensions in the Territory for Commercialization in the Territory, subject to Section 11.3.

(v)        the licenses granted pursuant to the Trademark License Agreement.

(b)        Generic Versions.  For clarity, the parties agree that Newco shall have the exclusive (even as to Depomed) right to Commercialize Generic Versions of Products in the Territory, either directly or indirectly through Authorized Generic Distributors; provided, however, that, unless otherwise agreed by the parties, Newco shall not be permitted to ship, or authorize an Authorized Generic Distributor to ship, any Generic Version, including any  Authorized Generic, to Customers before Generic Entry for such Product.

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

Section 2.2      Enforcement Rights and Sublicenses

(a)        Subject to the terms and conditions of this Agreement, including Section 11.3, Depomed hereby grants and delegates to Newco, and Newco hereby accepts, all of Depomed’s rights to enforce the Grünenthal Patents in any Legal Proceedings involving the Products or Line Extensions solely in the Territory during the Term (at Newco’s sole cost and expense), in accordance with Section 11.4,  to the extent set forth in and limited by the Grünenthal License Agreement and the Joint Litigation Agreement, and to the extent authorized by Grünenthal pursuant to the Consent Agreement.  Upon request of Collegium, Depomed shall cause Grünenthal to join any such Legal Proceeding initiated by Collegium as a party plaintiff if reasonably determined by Collegium, based on advice of its outside counsel, to be required for standing purposes.  No other enforcement rights with respect to IP Rights are granted hereunder, except to the extent Newco or Collegium cooperates with Depomed in a Depomed Acuform Patent Action pursuant to Section 11.2.  Newco shall have the right, in its sole discretion, to delegate its rights under this Section 2.2(a), in whole or in part, to Collegium.

(b)        Subject to Section 2.2(c),  Newco is entitled to grant sublicenses to the rights granted to it under Section 2.1 to Collegium or other Affiliates of Newco or Third Parties (each, a “Sublicensee”).  All sublicense agreements granted by Newco hereunder shall be consistent with the terms and conditions of this Agreement, and shall provide that the Sublicensee shall be bound by and subject to all applicable terms and conditions of this Agreement in the same manner and to the same extent as Newco is bound hereby.  Newco shall provide an unredacted copy of each such sublicense agreement to Depomed, including the sublicense agreement with Collegium.  Newco shall remain responsible for the performance of its Sublicensees hereunder including Collegium.  The term of any such sublicense will terminate upon the expiration or the termination of this Agreement.

(c)        Subject to the terms and conditions of this Agreement, Newco shall not, and Collegium shall cause Newco not to, sublicense any of its rights or obligations under Section 2.1(a) without the express written consent of Depomed (and, in the case of sublicenses granted under Section 2.1(a)(iii) and Section 2.1(a)(iv), without the express written consent of Grünenthal), unless such sublicense is to Collegium (the “Collegium Sublicense”).  Collegium shall not grant further sublicenses, unless Depomed provides prior written consent.

(d)        Collegium and Newco shall not, and Collegium shall cause Newco not to, Subcontract any of their rights or obligations under Section 2.1(a) without the express written consent of Depomed,  unless such subcontract is in connection with the use of Third Party sales representatives or distributors (each, a “Third Party Sales Representative”) to Commercialize the Products and Line Extensions solely in the Territory, provided that Newco and Collegium shall at all times be responsible and liable to Depomed for any breach of this Agreement by any such Third Party Sales Representatives.

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

Section 2.3      Transfers

(a)        Assets.  Subject to the terms and conditions of this Agreement, effective as of the Closing, Depomed shall, and shall cause Depo NF to,  transfer, convey and assign to Newco, and Newco shall, and Collegium shall cause Newco to, accept and obtain from Depomed and Depo NF, free and clear of all Liens (other than Permitted Liens), all of Depomed’s and Depo NF’s rights, titles and interests in, to or under the properties, rights, interests and assets set forth below (collectively, the “Transferred Assets”):

(i)        the Transferred Inventory;

(ii)       the Transferred Domain Names; and

(iii)      the Transferred Websites.

Notwithstanding anything to the contrary in this Agreement, the Transferred Inventory shall be delivered to Collegium, rather than to Newco.  For clarity, Depomed and its Affiliates shall retain ownership of the Excluded Assets.

(b)        Liabilities.  Subject to the terms and conditions of this Agreement, effective as of the Closing, Newco agrees, and Collegium shall cause Newco,  to assume and to timely satisfy and discharge the Assumed Liabilities, in each case other than the Retained Liabilities.  For clarity, Depomed and its Affiliates shall retain responsibility for the Retained Liabilities.

Section 2.4      Records

To the extent not already made available in the Data Room, within ten (10) Business Days of the Closing Date, Depomed shall provide Collegium, at no additional charge, with copies of all of the following records in the possession of Depomed or any of its Affiliates, whether in hard copy format, electronic format or otherwise, but excluding records or files not reasonably separable from documents or databases that do not relate exclusively to the Products or the Transferred Assets (collectively, the “Product Records”):

(a)        Regulatory Communications relating to the Products between Depomed and a Regulatory Authority (or, to the extent in the possession and Control of Depomed, between a Third Party and a Regulatory Authority);

(b)        Regulatory Data;

(c)        Current manufacturing, stability and release testing documentation for Product Manufactured for the Territory, which shall include, to the extent in the possession of Depomed, representative master and executed manufacturing batch records, test methods,

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

stability protocols, stability results, manufacturing guides, conformance guides and specifications for the Products;

(d)        a list of suppliers and vendors relating to the Products;

(e)        a list of Customer and Professional targets of Depomed and Details relating to the Products;

(f)        a list of distributors relating to the Products;

(g)        pricing lists, history, calculations and submissions relating to the Products;

(h)        Promotional Materials relating to the Products;

(i)         development, quality control and pharmacovigilance records relating to the Products; and

(j)         historical sales and marketing data and analyses relating to the Products.

With respect to the preceding clause (g), the Product Records shall exclude any responsive items which are related to government programs identified in the Long Term Collaboration Agreement and for the period of time prior to the Closing Date (except where the terms of the Long Term Collaboration Agreement expressly provide for the transfer of such items).  Depomed will notify Collegium at the time it provides the Product Records to Collegium whether Depomed is in possession or control of any of the records or files of the types described in (a)-(j) which are not reasonably separable from documents or databases that do not relate exclusively to the Products or the Transferred Assets, including a summary of the information contained in such records and files.  Upon the request of Collegium, the parties will work in good faith to find a way for Depomed to provide Collegium with a copy of or access to the portions of such records or files relating exclusively to the Products or Transferred Assets which Collegium reasonably determines are necessary or useful for the exercise of its rights or performance of its obligations hereunder.  In addition, upon the reasonable request of Collegium, Depomed will provide Collegium with a copy of or access to Product Records or other Regulatory Data related to the Retained Post-Marketing Commitments.

Section 2.5      Limitation on Competing Products

Newco and its Affiliates shall not, directly or indirectly, develop, manufacture, promote, market, distribute, sell or offer for sale any Competing Product in the Territory during the Term of this Agreement, other than Payment-Bearing Products as contemplated by this Agreement.

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

Section 2.6      Retention of Rights

(a)        Depomed hereby expressly reserves the exclusive right (as between the parties) to practice, and to grant licenses under, the Depomed Acuform Patents and the Depomed Product Know-How for any and all purposes.

(b)        Except as expressly set forth herein, nothing contained herein shall be deemed to grant Newco or any of its Affiliates and Sublicensees,  including Collegium or its Affiliates, by implication, estoppel or otherwise, a license or other right or interest in any patent, trademark or other similar property or IP Rights of Depomed or its Affiliates.  Except as expressly set forth herein, nothing contained herein shall be deemed to grant Depomed or any of its Affiliates, by implication, estoppel or otherwise, a license or other right or interest in any patent, trademark or other similar property or IP Rights of Collegium or any its Affiliates.

(c)        Depomed hereby expressly reserves the exclusive right (as between the parties) to list all Orange Book-Listed Patents with respect to Products.  Collegium shall have the exclusive right (as between the parties) to list any Patents, not otherwise retained by Depomed in the preceding sentence, in the Orange Book with respect to Line Extensions.  To the extent any Patent may be listed in the Orange Book for both Products and Line Extensions, Depomed shall have the sole right to list such Patent in the Orange Book, and the parties will cooperate with respect to listing any such Patent.

Section 2.7      Negative Covenants

(a)        Newco and Collegium, on behalf of themselves and their Affiliates, hereby covenant not to practice, and not to authorize or cause any Sublicensee or other Third Party to practice, any Depomed Acuform Patents, Depomed Product Know-How, or Grünenthal IP Rights for any purpose other than as expressly authorized in this Agreement.  Unless otherwise agreed by the parties, Newco and Collegium, on behalf of themselves and their Affiliates, hereby further covenant not to Commercialize, and not to authorize or cause any Sublicensee or other Third Party to Commercialize a Generic Version,  including an Authorized Generic, in the Territory, either directly or indirectly through a Third Party, until permitted under Section 2.1(b).

(b)        Except as otherwise contemplated in the Transition Plan with respect to Detailing by Depomed,  Depomed, on behalf of itself and its Affiliates, hereby covenants not to Commercialize, and not to authorize or cause any licensee, sublicensee or other Third Party to Commercialize, a Generic Version or any Competing Product in the Territory, either directly or indirectly through a Third Party.

Section 2.8      Allocation of Purchase Price of Transferred Assets

The parties will allocate the purchase price (including assumed liabilities) paid for the Transferred Assets for Tax purposes (the “Transferred Asset Purchase Price”) in the manner set

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

forth in Schedule 2.8 (the “Allocation”).  The parties covenant and agree (a) to report for Tax purposes the allocation of the Transferred Asset Purchase Price among the Transferred Assets in a manner entirely consistent with the Allocation, as it may be amended upon any adjustment to the calculation of the Transferred Asset Purchase Price,  except upon a final determination (within the meaning of Section 1313(a) of the Code) by an applicable Taxing Authority, (b) that the parties will cooperate with each other in connection with the preparation, execution and filing of all Tax Returns related to such allocation and will take no position inconsistent with such allocation in the filing of any Tax Return, except upon a final determination (within the meaning of Section 1313(a) of the Code) by an applicable Taxing Authority and (c) that the parties will use commercially reasonable efforts to advise each other regarding the existence of any Tax audit, controversy or litigation related to such allocation.

Section 2.9      Certain Taxes

(a)        All Transfer Taxes payable in connection with the transfer of the Transferred Assets to Newco under this Agreement and the Transactions shall be borne and paid one-half by Depomed (or its applicable Affiliate) and one-half by Collegium, provided that Collegium shall be responsible for any such Transfer Taxes resulting from the failure to comply with Section 14.5.  Such Transfer Taxes shall be paid when due in compliance with applicable Transfer Tax laws by the party that is required by applicable Legal Requirements to pay them, and the other party shall, subject to receipt of satisfactory evidence of payment thereof, promptly reimburse the other party fifty percent (50%) of the amount.  Each party shall reasonably cooperate with the other parties in minimizing the amount of, and obtaining any applicable exemptions with respect to, any such Transfer Taxes.

(b)        All Tax Returns and other documentation with respect to any Transfer Taxes shall be filed, or caused to be filed, by the party required to file such Tax Returns or other documentation under applicable Legal Requirements.

(c)        Any property or similar ad valorem Taxes levied with respect to the Transferred Assets for a taxable period that includes (but does not end on) the Closing Date (“Straddle Period”), if any, shall be apportioned between the pre-closing portion of the Straddle Period and the post-closing portion of the Straddle Period based on the number of days of such taxable period included in the pre-closing portion of the Straddle Period and the post-closing portion of the Straddle Period.  Depomed shall be liable for the amounts of such taxes apportioned to the pre-closing portion of the Straddle Period, and Collegium and Newco shall be liable for the amounts of such Taxes apportioned to the post-closing portion of the Straddle Period.  Within a reasonable period, the parties shall present a statement to the others setting forth the amount of reimbursement to which each is entitled under this Section 2.9(c), together with such supporting evidence as is reasonably necessary to calculate the proration amount.  The proration amount shall be paid by the party owing it to the other party within ten (10) days after delivery of such statement.

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

(d)        The parties shall reasonably cooperate, and shall cause their respective Affiliates to reasonably cooperate, in filing all Tax Returns and in resolving all examinations, audits, actions and other proceedings relating to the Business and the Transferred Assets.  Newco, Collegium and their Affiliates shall provide Depomed access to (including the right to make copies of), and retain in their possession until the expiration of the applicable statute of limitations, such books and records relating to Taxes for which Depomed is liable under this Agreement or otherwise.

Section 2.10    Risk of Loss; Casualty

Prior to the Closing, any loss or damage to the Transferred Inventory from fire, casualty or otherwise shall be the sole responsibility of Depomed.  Thereafter, any such loss or damage shall be the sole responsibility of Collegium.

Section 2.11    Certain Costs

(a)        All out-of-pocket costs and expenses associated with shipping the Transferred Inventory to a location designated by Collegium shall be borne and paid by Collegium; provided, however, that if any out-of-pocket costs or expenses should be incurred by Depomed in connection with shipping any of the Transferred Inventory to a location designated by Collegium, Collegium shall, subject to receipt of satisfactory evidence of Depomed’s incurrence thereof, promptly pay Depomed its reasonable, customary and documented out-of-pocket costs and expenses.

(b)        Subject to the terms and conditions of the applicable CMO Supply Agreement, all out-of-pocket costs, expenses and Liabilities incurred directly by or on behalf of Depomed or AbbVie Ltd. (“AbbVie”) in connection with the transfer of all technology and equipment related to the Manufacture of Nucynta® ER from the current manufacturer (Janssen Ortho LLC and Janssen Pharmaceuticals, Inc. (collectively, “Janssen”)) to AbbVie, as contemplated in Exhibit B to that certain Development and Manufacturing Services Agreement, by and between Depomed and AbbVie, dated as of June 15, 2016 (the “Manufacturing Tech Transfer Plan”) (including all of such costs and expenses associated with the following (regardless of whether or not they are expressly contemplated in the Manufacturing Tech Transfer Plan):  removing and moving any equipment, materials or technology from Janssen’s current manufacturing facility in Puerto Rico to AbbVie’s designated location in Puerto Rico, implementation of the aforementioned technology in AbbVie’s  facilities and the associated requirements imposed by any Regulatory Authority (e.g., to perform bioequivalence studies)) will be borne and paid by Depomed when due, and all Liabilities arising in connection therewith shall be borne by Depomed; provided, however, that if Depomed incurs any costs, expenses or Liabilities in excess of the costs and expenses associated with the aforementioned activities as a result of any modifications or additions made to the Manufacturing Tech Transfer Plan at the request of Collegium after the Closing Date, then Collegium shall, subject to receipt of satisfactory evidence of Depomed’s incurrence thereof, promptly pay Depomed such incremental

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

amounts.  For clarity, the parties agree and acknowledge that any modifications of the Manufacturing Tech Transfer Plan made at the request of Collegium shall be subject to the prior written consent of Depomed, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 2.12    Closing

(a)        The Closing shall take place at 12:01 A.M. Pacific Standard Time on January 1, 2018, or such other date as mutually agreed by the parties in writing (the “Closing Date”), provided that, as of the Closing Date: (i) the parties have actual knowledge that all applicable waiting periods have expired or have been terminated under the HSR Act, and (ii) the actions and conditions set forth in Section 2.12(b) and Section 2.12(c) have been completed, or fulfilled, as applicable.  The Closing shall take place at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California (including any Persons connected by remote access to the Closing) or at such other location as the parties may mutually agree in writing.

(b)        At the Closing, Depomed shall deliver, or cause to be delivered, to Collegium the following instruments and documents:

(i)         A good standing certificate from the Secretary of State of California for Depomed;

(ii)       A certificate executed by an authorized officer of Depomed certifying that (A) the representations and warranties of Depomed contained in the Agreement are true and correct on and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties made as of a specified date, which shall be true and correct as of the date specified), except for breaches and inaccuracies of such representations and warranties (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein, but giving effect to any dollar threshold specified therein) that would not reasonably be expected to have a material adverse effect on the ability of Depomed to consummate the Transactions, and (B) Depomed shall have performed and complied in all material respects with all of its covenants and agreements under the Agreement and the other Transaction Documents to be complied with and performed by Depomed at or before the Closing.

(iii)      A certificate executed by an authorized officer of Depo NF certifying that the rights and licenses necessary to grant and delegate the rights and licenses contemplated in this Agreement (excluding the rights and licenses not applicable to Depo NF) have been granted by Depo NF to Depomed.

(iv)       A certificate of the Secretary or an Assistant Secretary of Depomed enclosing a copy of (A) its articles of incorporation certified by the Secretary of State of California, (B) its bylaws and (C) if applicable, board of director resolutions authorizing

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

Depomed to enter into this Agreement and the other Transaction Documents and to consummate the Transactions;

(v)        A bill of sale, in substantially the form attached hereto as Exhibit C (the “Bill of Sale”), dated as of the Closing Date, executed by Depomed;

(vi)       A Domain Name Assignment, executed by Depomed;

(vii)      A  Trademark License Agreement, executed by Depomed;

(viii)     The Consent Agreement, executed by Grünenthal and Depomed;

(ix)       The Control Agreement, dated as of the Closing Date, executed by Depomed;

(x)        The Master Letter of Credit Agreement,  dated as of the Closing Date, executed by Depomed;

(xi)       The Long Term Collaboration Agreement, dated as of the Closing Date, executed by Depomed;

(xii)      The Collateral Agreement,  dated as of the Closing Date, executed by Depomed; and

(xiii)     The Transition Services Agreement, dated as of the Closing Date, executed by Depomed.

(c)        At the Closing, Collegium or Newco, as applicable, shall (1) deliver to Depomed the Transferred Inventory Cost, the Upfront Payment and the Collegium Prepaid Business Expense Allocation by wire transfer of immediately available funds, in accordance with written instructions given by Depomed to Collegium not less than two (2) Business Days prior to the Closing Date, and (2) deliver, or cause to be delivered, to Depomed the following instruments and documents:

(i)        A good standing certificate from the Secretary of the Commonwealth of Virginia for Collegium;

(ii)       A good standing certificate from the Secretary of State of Delaware for Newco;

(iii)      A certificate executed by an authorized officer of Collegium certifying that (A) the representations and warranties of Collegium and Newco contained in the Agreement are true and correct on and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties made as of a specified date, which shall

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

be true and correct as of the date specified), except for breaches and inaccuracies of such representations and warranties (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein, but giving effect to any dollar threshold specified therein) that would not reasonably be expected to have a material adverse effect on the ability of Collegium to consummate the Transactions, and (B) Collegium and Newco shall have performed and complied in all material respects with all of its covenants and agreements under the Agreement and the other Transaction Documents to be complied with and performed by Collegium at or before the Closing.

(iv)       A certificate of the Secretary or an Assistant Secretary of Collegium enclosing a copy of (A) its articles of incorporation certified by the Secretary of the Commonwealth of Virginia, (B) its bylaws and (C) if applicable, board of director resolutions authorizing Collegium to enter into this Agreement and the other Transaction Documents and to consummate the Transactions;

(v)        A certificate of the Secretary or an Assistant Secretary of Newco enclosing a copy of (A) its certificate of formation certified by the Secretary of the State of Delaware, (B) its operating agreement, in substantially the form attached hereto as Exhibit D, and (C) if applicable, board of director resolutions and the member consent, authorizing Newco to enter into this Agreement and the other Transaction Documents and to consummate the Transactions;

(vi)       The Bill of Sale,  dated as of the Closing Date, executed by Newco;

(vii)      The Domain Name Assignment dated as of the Closing Date, executed by Newco;

(viii)     The Trademark License Agreement, dated as of the Closing Date, executed by Newco;

(ix)       The Joinder Agreement, executed by Newco;

(x)        The Control Agreement, dated as of the Closing Date, executed by Newco and Collegium;

(xi)       The Master Letter of Credit Agreement dated as of the Closing Date, executed by Newco and the Financial Institution;

(xii)      The Letter of Credit, dated as of the Closing Date, executed by Newco and the Financial Institution;

(xiii)     The Long Term Collaboration Agreement, dated as of the Closing Date, executed by Collegium and Newco;

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

(xiv)     The Collateral Agreement,  dated as of the Closing Date, executed by Collegium and Newco;

(xv)      The Pledge Agreement, dated as of the Closing Date, executed by Collegium and Newco;

(xvi)     The Transition Services Agreement, dated as of the Closing Date, executed by Collegium;

(xvii)   The Collegium Sublicense, dated as of the Closing Date, executed by Collegium and Newco;

(xviii)  The Intercreditor Agreement, dated as of the Closing Date, executed by Collegium, Newco and Silicon Valley Bank; and

(xix)     Executed exemption certificates identified by Depomed prior to the Closing.

ARTICLE 3

TRANSITION PLAN

Section 3.1      Transition Plan

No later than five (5) Business Days following the Effective Date, a Transition Team shall be established by the parties (the “Transition Team”) and shall be comprised of six (6) members, three (3) of whom shall be appointed by Newco and Collegium and three (3) of whom shall be appointed by Depomed.  The Transition Team shall discuss, and to the extent necessary and mutually agreed by the parties, meet in person, to develop and draft a Transition Plan that outlines and facilitates the processes and mechanisms for transferring the Products and the Transferred Assets from Depomed to Newco and Collegium, in accordance with this Agreement, on mutually agreeable terms and conditions consistent with the terms of this Agreement (the “Transition Plan”).  The parties agree that the Transition Plan shall provide that Depomed’s services provided thereunder shall be at no charge to Collegium; provided that Collegium shall reimburse Depomed for any reasonable, documented out-of-pocket costs and expenses incurred by Depomed with respect to such services.  The parties agree to (a) formulate the Transition Plan as soon as reasonably practical and not later than the Closing Date and (b) use commercially reasonable efforts to perform their respective obligations as set forth in the Transition Plan within the timelines set forth therein.  The Transition Plan shall provide, without limitation, for Depomed to continue supporting the Products on a limited basis dependent upon the then-current Depomed Sales Force, to be described in the Transition Plan, until January 19, 2018.  The parties will discuss in good faith any changes to the Transition Plan that become required or advisable.  Except as otherwise set forth in the Transition Plan, the Ancillary Agreements or elsewhere in this Agreement, each party shall be responsible for its respective costs and expenses incurred in performing the Transition Plan.  In connection with developing or implementing the Transition

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

Plan, the parties may elect to enter into additional agreements on mutually acceptable terms as the parties deem reasonably necessary or advisable.

The parties acknowledge that implementation of the Transition Plan will require the cooperation and/or consent of Third Parties as indicated therein, and, as a result, the timing of such implementation is not within the sole control of the parties.

Section 3.2      Manufacture and Supply Arrangements

(a)        Manufacture by CMO.  Subject to Section 2.1(b), all Manufacturing of the Products (excluding Line Extensions and NUCYNTA® oral solution, which is not currently Commercialized in the Territory) (the “Supplied Products”) (including the components, intermediates and active pharmaceutical ingredients of such Supplied Products, collectively, the “Product Materials”) for Commercialization in the Territory will be performed by one or more established, generally reliable Third Party contract manufacturers of pharmaceutical products engaged by Depomed (each, a “CMO”).

(b)        Notice by Depomed.  Depomed shall promptly inform Collegium in the event that, prior to the Closing Date, Depomed becomes aware of any matters which would reasonably be expected to have an adverse impact on the ability of the applicable CMO to supply Supplied Products for Commercialization in the Territory in a timely manner.

(c)        Supply by Depomed.  Depomed has obtained and will continue to use commercially reasonable efforts to obtain supply of the Supplied Products for Commercialization in the Territory pursuant to one or more CMO Supply Agreements, and from and after the Closing Date shall supply the Supplied Products in finished goods form to Collegium on a pass-through basis, under the terms and conditions applicable to the supply of the Supplied Products, as applicable, to Depomed under the applicable CMO Supply Agreements.  Collegium and its Affiliates and any other Sublicensees shall purchase all of their Supplied Product requirements for Commercialization in the Territory from Depomed in accordance with the terms and conditions of the applicable CMO Supply Agreements, unless otherwise agreed to by Collegium and Depomed.  Collegium and its Affiliates agree that all Supplied Products supplied hereunder will be solely for Commercialization in the Territory by or on behalf of Collegium and its Affiliates and any other Sublicensees, as permitted hereunder and in accordance with applicable Legal Requirements.  Depomed shall obtain such supply for Collegium and its Affiliates and any other Sublicensees from the applicable CMO(s) and shall cooperate reasonably to extend to Collegium, its Affiliates and any other Sublicensees all of the benefits of such CMO Supply Agreements with respect to such supply, including with respect to forecasting, ordering, delivery, inspection and audit rights, warranties, specifications and (subject to Section 3.2(c)(viii) below) changes thereto, subject to Collegium’s compliance with the corresponding provisions of such CMO Supply Agreements.  In addition, Depomed shall use commercially reasonable efforts to pursue any rights and remedies Depomed may have under the CMO Supply Agreements for the benefit of Collegium or any of its Affiliates or any other

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Sublicensees with respect to supply of the Product Materials or Supplied Products for Commercialization in the Territory, as reasonably requested by Collegium in writing in its sole discretion, provided that Collegium shall reimburse Depomed for any reasonable, documented out-of-pocket expenses incurred by Depomed with respect to pursuit of such rights and remedies.  Any such written request by Collegium to Depomed must be delivered within the applicable time frame provided for Depomed to exercise such rights or remedies in the applicable CMO Supply Agreement.  To the extent Depomed is permitted to do so under a CMO Supply Agreement, Depomed will delegate or assign to Collegium the right to enforce the terms of a CMO Supply Agreement against the applicable CMO to the extent such enforcement is related to any Supplied Product ordered by Collegium under such CMO Supply Agreement.  In connection with such supply:

(i)         Collegium shall provide Depomed with all forecasts and purchase orders for any Product Materials or Supplied Products in the form and content, and at least five (5) Business Days prior to the applicable deadline, specified in the applicable CMO Supply Agreement, which forecasts and purchase orders shall be binding upon Collegium to the extent the same are binding on Depomed as provided in the applicable CMO Supply Agreement, and Depomed shall forward the same to the applicable CMO not later than such applicable deadline.

(ii)       Promptly following Collegium’s receipt of its own NDC Numbers for the Products, and in any event not later than October 31, 2018, Collegium shall provide to Depomed a new label and package insert for each Product bearing Collegium’s name and such NDC Numbers, in compliance with applicable Legal Requirements and in such electronic format as requested by Depomed or the applicable CMO.

(iii)      The price charged by Depomed for the Manufacture and supply of each Supplied Product in finished goods form hereunder shall equal the sum of the transfer price charged for such Supplied Product by the applicable CMOs plus any shipping and packaging expenses, insurance expenses, Taxes, duties, imposts and other amounts charged specifically for such Supplied Product by the applicable CMOs pursuant to the applicable CMO Supply Agreements, plus any other Taxes, duties, imposts or similar charges or fees incurred by Depomed in connection with the Manufacture and supply of such Supplied Product.

(iv)       The price charged by Depomed for the manufacture and supply of any other Product Material purchased separately hereunder, including for use in the Manufacture of any Supplied Product, such as API, shall equal the sum of the transfer price charged for such Product Material by the applicable CMOs plus any shipping and packaging expenses, insurance expenses, Taxes, duties, imposts and other amounts charged specifically for such Product Material by the applicable CMOs pursuant to the applicable CMO Supply Agreements, plus any other Taxes, duties, imposts or similar charges or fees incurred by Depomed in connection with the manufacture and supply of such Product Material.

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

(v)        Collegium shall have financial responsibility for any other amounts due pursuant to the CMO Supply Agreements with respect to the Manufacture and supply of Supplied Products for Commercialization in the Territory, including any minimum purchase obligations, provided that any Supplied Products Manufactured and supplied for Commercialization outside the Territory pursuant to the CMO Supply Agreements will be included in the calculation of any minimum purchase obligations.

(vi)       Collegium shall pay the foregoing amounts referenced in subsections (iii), (iv) and (v) of this Section 3.2(c) with five (5) Business Days following receipt of any invoice therefor from Depomed, which amounts will be paid in U.S. Dollars, by wire transfer, pursuant to the instructions of Depomed.  Collegium shall also pay to Depomed any interest assessed on late payments (to the extent attributable to Collegium’s failure to pay Depomed within the aforementioned time period) under the applicable CMO Supply Agreements.

(vii)     Collegium shall inspect all shipments of Product Materials and Supplied Products and provide Depomed with written notice of any defects or other non-conformities at least five (5) Business Days prior to the applicable deadline specified in the applicable CMO Supply Agreement, and Depomed shall forward the same to the applicable CMO not later than such applicable deadline.  Any disputes regarding any defects or other non-conformities of Product Materials or Supplied Products will be resolved in accordance with the provisions of the applicable CMO Supply Agreement.

(viii)    To the extent permitted under the applicable CMO Supply Agreement, title to the Supplied Products ordered hereunder by or on behalf of Collegium shall transfer to Collegium or its designated recipient upon fulfillment of the applicable CMO’s delivery obligation pursuant to the applicable CMO Supply Agreement (which delivery is directed to Collegium or its designated recipient) and at no time shall title to such Supplied Products transfer to Depomed.

(ix)       If Collegium requests that modifications be made to any Supplied Product or Product Materials supplied by the applicable CMO that do not apply to such Supplied Product or Product Materials supplied for use by Depomed (or the manufacture, storage or other aspects of such Supplied Product or  Product Materials), then Depomed shall cooperate reasonably with Collegium in Collegium’s efforts to cause such CMO to implement such modifications for Collegium’s benefit, and to supply such modified Supplied Product or Product Materials to Collegium under a separate supply agreement to be negotiated between Collegium and such CMO, provided that Collegium shall reimburse Depomed for any reasonable, documented out-of-pocket costs incurred by Depomed in providing such assistance.

(x)        Depomed has provided to Collegium a complete and correct copy of each CMO Supply Agreement existing as of the Effective Date, and will provide to Collegium a complete and correct copy of any new CMO Supply Agreements entered into by Depomed and

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

a CMO during the Term within thirty (30) days after the execution thereof, provided all such CMO Supply Agreements will be treated as Depomed’s Proprietary Information under this Agreement.  Depomed shall not, and shall not permit or authorize its Affiliates to, amend, modify, terminate or cause to be terminated any CMO Supply Agreement or release or waive its rights under any CMO Supply Agreement in any manner that would reasonably be expected to be materially adverse to Collegium’s rights or obligations under this Agreement without the prior written consent of Collegium, which consent shall not be unreasonably withheld, conditioned or delayed.  Notwithstanding anything herein to the contrary, Depomed shall not assign any CMO Supply Agreement, other than to an Affiliate of Depomed or otherwise in connection with an assignment of this Agreement in accordance with Section 17.9, without Collegium’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.  Prior to entering into any new CMO Supply Agreement, Depomed shall provide Collegium with reasonable advance notice that such new agreement is being negotiated as well as a draft copy to Collegium and consider in good faith any reasonable comments or suggestions with respect to the provisions thereof that Collegium may provide (it being understood that Depomed is not obligated to obtain Collegium’s approval of any such new CMO Supply Agreement or the provisions thereof, unless such new CMO Supply Agreement includes any terms or conditions that provide for any material increase in the price of any Supplied Products or Product Materials or that otherwise would materially affect the overall price of any Supplied Products (e.g., minimum purchase commitments), which Collegium reasonably determines would reasonably be expected to be materially adverse to its interests under this Agreement, in which case Collegium’s prior written approval will be required).  Depomed shall, and shall cause its Affiliates to, fulfill all of its obligations, including payment obligations, under any CMO Supply Agreement.  Depomed shall promptly notify Collegium of any default under or breach of any CMO Supply Agreement by Depomed or any of its Affiliates.  In the event that Depomed, or any of its Affiliates, shall fail to make any payment when due or any other default or breach arises under any CMO Supply Agreement, Collegium shall have the right (but not the obligation) to make such payment or otherwise cure such default or breach on behalf of Depomed or its Affiliate.  In such event, Depomed shall promptly reimburse Collegium any such amounts paid and/or costs and expenses incurred by Collegium or, at Collegium’s election, Collegium may offset such amounts paid and/or costs and expenses incurred by Collegium against any amounts payable to Depomed hereunder.

(xi)       Except in the event of Material Supply Failure as set forth in Section 7.3(f), and without limiting any of Depomed’s obligations under Section 3.2(c), Depomed will not be liable for any default or failure of supply of any Supplied Product or other Product Material to the extent due to a default or failure of supply of the applicable CMO.

(xii)     The objective of this Section 3.2 is that Collegium be able to obtain supply of the Supplied Products produced by the applicable CMO in sufficient quantities, on such timelines, at such prices and otherwise as is reasonably necessary and customary in the pharmaceutical industry for Collegium to Commercialize the Supplied Products in the Territory in accordance with and as contemplated by this Agreement.  If for any reason Collegium or

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

Depomed believes that the provisions of this Section 3.2 are insufficient for purposes of such supply (e.g., in substance or clarity), the parties shall bring such matter to the attention of the JMC for discussion and, if requested either by Depomed or Collegium following such discussion, Depomed and Collegium shall negotiate in good faith and enter into a supplemental agreement containing such provisions as are appropriate and reasonable to fulfill such objective.

(d)        Coordination.  From and after the Closing Date, Collegium shall coordinate its purchase orders for the Supplied Products so as to transition to Collegium’s NDC Numbers as soon as practicable after the Closing Date, and in any event not later than October 31, 2018.  Depomed and Collegium will cooperate to submit Supplied Product labels bearing Collegium’s NDC Numbers to the FDA as soon as practicable after the Closing Date, as contemplated by the Transition Plan.

(e)        Joint Manufacturing Committee.  In order to coordinate the detailed activities of Depomed and Collegium under the Transition Plan, including with regard to the Manufacturing Tech Transfer Plan, and to oversee, coordinate and manage the parties’ respective rights and obligations with regard to the Manufacture and supply of all Products, Line Extensions and Product Materials hereunder, Depomed and Collegium shall form a joint manufacturing committee (“JMC”) within thirty (30) days after the Closing Date.  The JMC shall consist of four (4) members, with Depomed and Collegium each designating two (2) members, each of whom shall be an employee of such party (other than a party’s respective Senior Executives).  Each party may replace any or all of its member representatives on the JMC at any time upon written notice to the other party.  Depomed and Collegium may designate a substitute employee to temporarily attend and perform the functions of such party’s designee at any meeting of the JMC.  The JMC shall remain in existence for as long as Depomed is responsible for supplying all Products or Line Extensions under this Agreement.

(i)         Responsibilities.  The JMC shall perform the following functions:

(1)        Review and discuss the progress of manufacturing activities with respect to the Product Materials, Products and Line Extensions, including any significant production, quality or timing difficulties encountered or anticipated to be encountered by Depomed, Collegium or any CMO in connection therewith;

(2)        Review and attempt to determine and resolve with the applicable CMO the root cause of any Material Supply Failure;

(3)        Review and discuss any feedback from Collegium with regards to any production or quality issues related to the Products or Line Extensions at the CMO level, including challenges faced by Collegium in obtaining supply of the Products or Line Extensions produced by the CMOs in sufficient quantities, on such timelines, at such prices and otherwise as is reasonably necessary and customary for Collegium to Commercialize the Products and Line Extensions in the Territory;

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

(4)        Assess the need for, and review the details of, any proposed amendments to the Manufacturing Tech Transfer Plan;

(5)        Review and discuss the regulatory strategy and interactions with Regulatory Authorities, including Regulatory Communications, with respect to the Products and Line Extensions as it relates to Manufacturing activities, including the results of any inspections by any Regulatory Authority of any CMO facility;

(6)        Assess the need to conduct any inspections of CMO facilities for purposes of validating and ensuring required quality and legal requirements are met by the applicable CMO;

(7)        Review any changes in circumstances or market conditions which are negatively affecting or are reasonably likely to negatively affect Collegium’s ability to meet the minimum purchase obligation contained in any CMO Supply Agreement; and

(8)        Assess the need for establishing any alternative or back-up sources of supply of any Products, Product Materials or Line Extensions.

(ii)       Meetings.  The JMC shall convene in person or remotely via electronic means at least once each calendar quarter, and more frequently (A) as mutually agreed between Depomed and Collegium and (B) as required to resolve disputes or disagreements between the parties concerning matters within the JMC’s purview; provided that Depomed and Collegium shall endeavor to have the first meeting of the JMC not later than thirty (30) days after its establishment.

(iii)      Decisions.  The JMC may make decisions with respect to any subject matter within the JMC’s responsibility and functions as set forth in Section 3.2(e)(i).  All such decisions shall be decided by unanimous resolution at the JMC; provided that, (A) in the event of deadlock at the JMC, such matter shall be escalated to the Senior Executives for resolution and (B) in the event that Depomed and Collegium are unable to resolve such deadlock through diligent review and deliberation by the Senior Executives within thirty (30) days from the day that the issue was first referred to them, then Depomed shall have final decision-making authority with regard to the matter subject to the deadlock.

(iv)      COLLEGIUM, ON BEHALF OF ITSELF AND ITS AFFILIATES AND ANY PERMITTED SUBLICENSEES, HEREBY ACKNOWLEDGES AND AGREES THAT ITS RIGHTS AND REMEDIES WITH RESPECT TO THE SUPPLY OF PRODUCT MATERIALS AND PRODUCTS FOR COMMERCIALIZATION IN THE TERRITORY HEREUNDER SHALL BE LIMITED TO THE RIGHTS AND REMEDIES OF DEPOMED UNDER THE CMO SUPPLY AGREEMENTS, AS APPLICABLE, AND DEPOMED’S MAXIMUM LIABILITY FOR ANY REASON WHATSOEVER UNDER THIS AGREEMENT FOR SUPPLYING PRODUCT MATERIALS AND PRODUCTS FOR COMMERCIALIZATION IN THE TERRITORY TO COLLEGIUM AND ITS AFFILIATES

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AND PERMITTED SUBLICENSEES, OTHER THAN AS A RESULT OF DEPOMED’S GROSSLY NEGLIGENT OR WILLFUL ACTS OR OMISSIONS IN CONNECTION WITH ANY APPLICABLE CMO SUPPLY AGREEMENTS, SHALL NOT EXCEED THE TOTAL LIABILITY OF THE CMO UNDER THE APPLICABLE CMO SUPPLY AGREEMENT.

(v)        Cooperation.  In the event that (A) (1) a CMO breaches its obligations pursuant to the applicable CMO Supply Agreement such that Depomed is unable to fulfill its obligations to supply the applicable Supplied Product(s) to Collegium at any time during the Term, and (2) Depomed exercises its right to terminate such CMO Supply Agreement based upon such breach or (B) Collegium requests that Depomed establish an alternative or back-up CMO to supply the Supplied Product hereunder, then Depomed will, at Collegium’s cost and expense, cooperate with Collegium to identify such a CMO and, at the reasonable direction of Collegium, shall qualify and engage directly (i.e., as the contracting party) an alternative CMO to supply such Supplied Product(s) on commercially reasonable terms, in accordance with Section 3.2(c)(x) (as such section pertains to new CMO Supply Agreements).  For the avoidance of doubt, the establishment of any alternative or back-up CMO pursuant to this Section 3.2(e)(v) and Collegium’s purchase of any Supplied Product(s) from such CMO will not relieve Collegium of any of its obligations (including any minimum purchase obligations) under any other existing CMO Supply Agreement.

ARTICLE 4

PRODUCT COMMERCIALIZATION

Section 4.1      Diligence

During the Term, Collegium, either directly or through its Affiliates or any other Sublicensees, shall use Commercially Reasonable Efforts to Commercialize the Products in the Territory.  Collegium will cause the Collegium Sales Force and Collegium employees and agents acting on Collegium’s behalf to comply with this Agreement and all applicable Legal Requirements in connection with the Commercialization of the Products.  It is understood, and Collegium agrees, that it will be accountable for the acts or omissions of the Collegium Sales Force and its employees and agents.

Section 4.2      Commercial Terms

Subject to the terms and conditions of this Agreement, including Section 4.1,  Section 4.9,  Section 6.2 and Section 9.7(b), from and after the Closing Date, Collegium shall have sole authority over and control of the Commercialization of the Products and Line Extensions in the Territory, including all matters relating to the Promotion, sale, distribution and pricing (including the negotiation of pricing with Regulatory Authorities and other Third Parties, as applicable) and other terms of sale of the Products and Line Extensions.  It is understood, and Collegium agrees,

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that Depomed will not provide medical science liaison (MSL) support for Collegium’s Commercialization of the Products or Line Extensions in the Territory.

Section 4.3      Representations to Customers

Collegium will not make any representations to Professionals, customers or others regarding Depomed or the Products which Collegium knows are false or misleading and will not  make any representations, warranties or guarantees with respect to the specifications, features or capabilities of the Products that are not consistent with the applicable then-current FDA approved labeling and package insert.  Collegium agrees to undertake timely and complete corrective action for any deviations from this Section 4.3.

Section 4.4      Staffing; Training

As between the parties, Collegium shall be solely responsible for all costs and expenses of compensating its Sales Representatives.  Consistent with applicable Legal Requirements, Collegium shall pay incentive compensation to its Sales Representatives with respect to the Products which are consistent with Collegium’s incentive compensation plan for Collegium’s other products.  Collegium shall periodically provide training to each of its Sales Representatives, and shall update its training materials as appropriate.

Section 4.5      Promotional Materials; Educational Materials

(a)        Collegium and its Affiliates shall, at its and their own expense, have the right to create, develop, produce or otherwise obtain, and utilize sales, promotional, advertising, marketing, educational and training materials (“Promotional Materials”) to support the Promotion and sales of the Products and Line Extensions, including the right to modify and create derivative works of the Promotional Materials used by Depomed in connection with the Products prior to the Closing Date, provided that any such modified and derivative forms do not include any Depomed Names.  Such Promotional Materials may include, by way of example, detailing aids; leave behind items; journal advertising; educational programs; formulary binders; appropriate reprints and reprint carriers; product monographs; patient support kits; convention exhibit materials; direct mail; market research surveys and analysis; training materials; and scripts for telemarketing and teleconferences.  All Promotional Materials created and used by, or on behalf of, Collegium and its Affiliates shall be in strict compliance with all applicable Legal Requirements, including but not limited to FDA’s regulations and guidelines related to prescription drug promotion.

(b)        Collegium shall own all copyrights to all Promotional Materials that are created during the Term of this Agreement in connection with and to the extent relating to the Promotion of the Products or Line Extensions.

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Section 4.6      Medical Inquiries

(a)        The parties acknowledge that each may receive requests for medical information concerning the Product and Line Extensions from members of the medical and paramedical professions and consumers regarding the Product and Line Extensions.

(b)        From and after the Closing Date, any such requests will be referred to Collegium’s medical department, and, as between the parties, Collegium shall be solely responsible for responding to such requests in compliance with all applicable Legal Requirements and the Product NDAs.  Collegium shall be obligated for any costs associated with its responsibilities pursuant to this Section 4.6.

Section 4.7      Trademarks

(a)        Subject to this Section 4.7 and applicable Legal Requirements, Collegium shall have the right to use the Collegium Trademarks, and include the name “Collegium” or any variation thereof in connection with its Commercialization activities and any materials related thereto.

(b)        During the Term, subject to the terms and conditions of this Agreement, Collegium hereby grants to Depomed a non-assignable, non-sublicensable (except to any Third Party Sales Representatives), non-exclusive, royalty-free right and license to use the Collegium Trademarks in the Territory solely in connection with Depomed’s Detailing of the Products in the Territory in accordance with this Agreement in the event Depomed elects to Detail the Products as set forth in Section 4.9.  Depomed recognizes that Collegium owns the entire right, title and interest in and to the Collegium Trademarks and shall not at any time, during or after the Term, do or knowingly suffer to be done any act or thing which will in any way impair the rights of Collegium in or to the Collegium Trademarks.  Depomed acknowledges and agrees that it shall not acquire and shall not claim any right (except as expressly granted under this Section 4.7(b) or Section 4.9), title or interest in or to the Collegium Trademarks by virtue of the rights granted under this Agreement or through Depomed’s use of the Collegium Trademarks, and the parties agree that all goodwill and improved reputation associated with the Collegium Trademarks arising out of the use thereof by Depomed shall inure to the benefit of Collegium.  Depomed shall as soon as practicable notify Collegium of any apparent infringement by a Third Party of any of the Collegium Trademarks of which Depomed becomes aware.  Depomed agrees to cooperate with Collegium to enable Collegium to verify that the use of the Collegium Trademarks is consistent with Collegium’s quality standards.

Section 4.8      Domain Names and Website

Depomed shall cooperate with Collegium and follow Collegium’s reasonable instructions in order to effect the transfer of the Transferred Domain Name registrations, the hosting provider account(s) for the Transferred Domain Names and the Transferred Websites (including any third party content contained therein which Depomed is authorized to transfer to Collegium) promptly

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(and in any event within thirty (30) days) after the Closing Date.  Specifically with respect to the Transferred Domain Names, Depomed agrees to prepare and transmit the necessary InterNic Registrant Name Change Agreement (RNCA) and or to correspond with InterNic to authorize transfer of the Transferred Domain Names, effective as of the Closing Date.

Section 4.9      Election by Depomed to Detail in the Territory

(a)        Depomed may elect, at any time during the Term, to have the Depomed Sales Force Detail the Products directly to Professionals in the Territory who are not on any of Collegium’s then-current call plans with respect to the Products.

(b)        If Depomed desires to make this election and to use the Depomed Sales Force for this purpose:

(i)         Depomed will inform Collegium at least six (6) months in advance of the commencement of Details by the Depomed Sales Force.  During such six (6) month period, Collegium shall provide Depomed with a  list of Professionals in the Territory on Collegium’s then-current call plans to be Detailed by the Collegium Sales Force so as to avoid overlap with Detailing performed by the Depomed Sales Force.  To that end, the parties shall review and discuss any changes made by Collegium to its call plan on an annual basis so to ensure that they continue to coordinate their respective Detailing of the Products to Professionals in the Territory.

(ii)       Depomed may purchase from Collegium, at Collegium’s actual out-of-pocket costs of reproduction and shipment, copies of any Promotional Materials created by Collegium for the Products that are in Collegium’s possession or Control.  Upon Depomed’s request, Collegium will provide to Depomed electronic copies of such Promotional Materials, which Promotional Materials may be modified for use by Depomed, and Depomed may create and develop its own Promotional Materials for use by the Depomed Sales Force (“Depomed Promotional Materials”).  Depomed shall provide Collegium with the requisite number of copies of the final printed form of such Depomed Promotional Materials in a timely manner so as to allow Collegium to satisfy its obligation to file such Depomed Promotional Materials with the FDA prior to the first use by the Depomed Sales Force of such Depomed Promotional Materials, if applicable, and, upon request by Depomed, Collegium shall make such filing with the FDA within five (5) Business Days of its receipt of such copies.

(iii)      Depomed may purchase from Collegium, at Collegium’s actual out-of-pocket costs of reproduction and shipment, copies of training materials developed and Controlled by Collegium related to the Products for use by Depomed in the training of the Depomed Sales Force.  Depomed shall be responsible for training of the Depomed Sales Force, and may, at its own expense, develop training materials for the Depomed Sales Force in other media or forms.

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(iv)       Prior to the initiation of any Detailing of Products by Depomed, the parties shall enter into a reasonable and customary pharmacovigilance agreement on mutually acceptable terms.

(v)        Depomed shall be solely responsible for the costs and expenses related to any activities of the Depomed Sales Force, including for all compensation payable to the Depomed Sales Force in connection with their Detailing of the Products,  costs for Depomed Promotional Materials, and training or training materials or the purchase from Collegium of Promotional Materials for the Depomed Sales Force.  Without limiting the foregoing, Depomed shall be solely responsible for all taxes, benefits, withholding, worker's compensation, unemployment insurance and similar requirements pertaining to its Depomed Sales Force, and no member of the Depomed Sales Force shall be deemed an agent or employee of Collegium or have any authority to bind or act on behalf of Collegium.

(vi)       Depomed will cause the Depomed Sales Force and Depomed employees and agents acting on Depomed’s behalf (a) to comply with this Agreement and all applicable Legal Requirements in connection with the Promotion of the Products and (b) not to make any representations to Professionals, customers or others regarding the Products which Depomed knows are false or misleading and will not  make any representations, warranties or guarantees with respect to the specifications, features or capabilities of the Products that are not consistent with the applicable then-current FDA approved labeling and package insert.  It is understood, and Depomed agrees, that it will be accountable for the acts or omissions of its employees and agents and agrees to undertake timely and complete corrective action for any deviations from this Section 4.9(b)(vi).

(c)        For the avoidance of doubt, Collegium and its Affiliates shall book all sales of the Products in the Territory, including Products Detailed by the Depomed Sales Force pursuant to this Section 4.9.  Collegium and its Affiliates shall also be solely responsible for entering into any contracts and other arrangements with any Person regarding the sale of Products, and for establishing and approving the form, content and terms and conditions thereof, including any discount, allowance, rebate, chargeback or other term granted therein, including with respect to all Products Detailed by the Depomed Sales Force hereunder.  Further, unless otherwise expressly agreed by the parties in the Transition Plan or by Collegium, Depomed shall not,  during the Term, Detail the Products directly to Professionals in the Territory who are on any of Collegium’s then-current call plans with respect to the Products.

ARTICLE 5

REGULATORY AFFAIRS

Section 5.1      Authorized Agent

(a)        From and after the Closing Date, Depomed shall appoint Collegium as its authorized agent during the Term for regulatory activities relating to Products in the Territory,  in accordance with the terms and conditions described in this Agreement.  Depomed shall

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provide written notification to FDA, including any specific offices and reviewing divisions within FDA as needed, and other applicable Regulatory Authorities of the appointment of Collegium as its authorized agent within fifteen (15) days after the Closing Date.  This written notification shall specify: (i) the scope of the authorized agency, (ii) the names and contact information for the responsible individuals at Collegium who shall have the authority to communicate with FDA as Depomed’s authorized agent, (iii) that this authorized agency shall remain in effect until written notification modifying or terminating the authorized agency is provided to FDA or the applicable Regulatory Authority by Depomed, and (iv) any other information requested by FDA or the applicable Regulatory Authority to make effective the appointment of Collegium as Depomed’s authorized agent.  Collegium agrees to cooperate, as required, to make effective its appointment as Depomed’s authorized agent, and to make effective the elimination of such appointment upon termination or expiration of this Agreement (to the extent that notification from Depomed is insufficient).

(b)        As Depomed’s authorized agent, Collegium shall not take any action with respect to Products that could reasonably be expected to have an adverse impact upon the regulatory status or potential sales of Products; provided that the foregoing shall not restrict Collegium from taking actions reasonably required to avoid or address any safety or human health problems as required by Regulatory Authorities or Legal Requirements.

Section 5.2      Regulatory Approvals

(a)        Prior to the Closing Date, Depomed shall properly maintain and keep current and active all Regulatory Approvals for the Products that are in effect in the Territory as of the Effective Date, including payment of any administrative fees required by FDA or applicable Regulatory Authorities with respect to the Regulatory Approvals.  Depomed shall consult with Collegium regarding any proposed supplement, amendment or alteration to the Regulatory Approvals prior to the Closing Date, provided that Depomed shall have final decision-making authority as to whether and how to supplement, amend or otherwise alter the Regulatory Approvals for the Products in the Territory prior to the Closing Date.

(b)        Depomed agrees that, from and after the Closing Date, all Regulatory Approvals, in the Territory with respect to the Products shall be in the name of, and shall be owned by, Depomed, except as provided otherwise by this Agreement.

(c)        From and after the Closing Date, Collegium shall properly maintain and keep current and active all Regulatory Approvals for the Products that are in effect in the Territory as of the Effective Date.  From and after the Closing Date, Collegium shall promptly prepare and file with the applicable Regulatory Authorities all applications, reports and related documentation and shall pay any administrative fees in order to maintain and continue all Regulatory Approvals for the Products in the Territory, including the Prescription Drug User Fee Act (PDUFA) fees and any additional fees that FDA may require for the Regulatory Approvals for the Products in the Territory.  At the time of any such submission or payment of fees,

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Collegium shall provide a copy of the submission or evidence of such payment to Depomed.  Upon reasonable notice to Collegium, Depomed reserves the right to review and approve any documents before submission by Collegium to the Regulatory Authority.

(d)        As applicable, Depomed shall keep Collegium reasonably informed of regulatory developments relating to Products outside the Territory of which Depomed becomes aware and shall promptly notify Collegium in writing of any material action or decision by any Regulatory Authority outside the Territory with respect to Products of which Depomed becomes aware.

(e)        Depomed shall not take any action inside or outside the Territory with respect to Products that would reasonably be expected to have a material adverse impact upon the regulatory status or potential sales of Products in the Territory; provided that the foregoing shall not restrict Depomed from taking actions reasonably required to avoid or address any safety or human health problems as required by Regulatory Authorities or Legal Requirements.

(f)        During the Term, Collegium will have full responsibility for the development, Manufacture and Commercialization of any Line Extensions in the Territory, at Collegium’s sole cost.  All INDs and Regulatory Approvals related to any Line Extensions will be submitted in the name of Collegium, its Affiliates or other Sublicensees, and all such Regulatory Approvals will be owned or controlled solely by Collegium, its Affiliates or other Sublicensees, as applicable.  To the extent requested in writing by Collegium, Depomed shall (i) promptly grant to Collegium or its Affiliates or Sublicensees a right of reference to all regulatory documentation related to the Products, (ii) provide copies of such regulatory documentation and underlying data, under the control of Depomed that is necessary for Collegium, any of its Affiliates or other Sublicensees, to develop, register, Manufacture or Commercialize any Line Extensions, and (iii) reasonably cooperate with Collegium to implement such technology and equipment necessary to perform such Manufacture of Line Extensions, at Collegium’s expense, in accordance with a mutually agreed plan.

Section 5.3      Compliance with Regulatory Requirements

(a)        Unless otherwise required by Legal Requirement or expressly required by this Agreement, prior to the Closing Date, Depomed will be responsible for complying with all regulatory requirements with respect to the Products in the Territory, including complying with and updating all Regulatory Approvals and The Extended-Release and Long-Acting Opioid Analgesics Risk Evaluation and Mitigation Strategy (“ER/LA Opioid Analgesics REMS”), handling complaints, reporting any Adverse Drug Experiences to the FDA, submitting Promotional Materials to the FDA, complying with pre-clinical and clinical study requirements, and communicating with applicable Regulatory Authorities; provided that Depomed shall (i) consult with Collegium prior to submitting any related documentation to the FDA or applicable Regulatory Authority, and (ii) within two Business Days after receipt of any communication from the FDA or from any other Regulatory Authority relating to the Products, forward a copy of

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the same to Collegium and reasonably respond to all inquiries by Collegium relating thereto.  In addition, Depomed will collaborate with Collegium to make such filings as are required for Collegium to Commercialize the Products under Collegium’s NDC Numbers.

(b)        Unless otherwise required by Legal Requirement or expressly required by this Agreement, from and after the Closing Date, Collegium will be responsible for complying with all regulatory requirements with respect to the Products in the Territory, including but not limited to, complying with and updating all Regulatory Approvals and the ER/LA Opioid Analgesics REMS, handling complaints, reporting any Adverse Drug Experiences to the FDA, submitting Promotional Materials to the FDA, complying with pre-clinical and clinical study requirements, and communicating with applicable Regulatory Authorities.  Depomed reserves the right to consult with Collegium on these regulatory activities, and Collegium agrees to cooperate with Depomed as may be reasonably requested.

Section 5.4      Communications with Regulatory Authorities

(a)        All communications with Regulatory Authorities concerning the Products prior to the Closing Date shall be the responsibility of Depomed.  Depomed shall consult with Collegium regarding any such communication.  Depomed shall, within two Business Days after receipt of any communication from the FDA or from any other Regulatory Authority relating to the Products, forward a copy of the same to Collegium and reasonably respond to all inquiries by Collegium relating thereto.

(b)        All communications with Regulatory Authorities concerning the Products and arising from Collegium’s Commercialization of the Products from and after the Closing Date shall be the responsibility of Collegium, provided that Depomed shall have the right to communicate with the FDA or any other Regulatory Authority in the Territory regarding the Products if such communication is reasonably necessary to comply with the terms of this Agreement or any Legal Requirement or is related to Commercialization activities undertaken by or on behalf of Depomed or the Depomed Sales Force.

(c)        Collegium shall, within two Business Days after receipt of any communication from the FDA or from any other Regulatory Authorities relating to the Products, forward a copy of the same to Depomed and reasonably respond to all inquiries by Depomed relating thereto.  Depomed shall have the right to request review and approve, with reasonable notice, any and all Regulatory Communications, Regulatory Approvals, and related regulatory documents that pertain to the Product NDAs before they are submitted to FDA or other Regulatory Authorities by Collegium or Newco.  At the time of any submission to FDA or other Regulatory Authorities, Collegium shall provide a copy of the communication to Depomed.

Section 5.5      Healthcare Compliance

As of the Effective Date and continuing throughout the Term, Collegium shall maintain a robust healthcare compliance program that complies with the Department of Health and Human

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Services Office of Inspector General’s “OIG Compliance Program Guidance for Pharmaceutical Manufacturers,” 68 Fed. Reg. 23731 (May 5, 2003), including but not limited to: (a) implementing written policies and procedures governing compliance; (b) designating a compliance officer and compliance committee that is charged with overseeing compliance across the organization; (c) conducting effective employee training and education on at least an annual basis; (d) developing effective lines of communication including maintaining an anonymous reporting hotline; (e) conducting internal monitoring and auditing of marketing, sales and medical affairs activities; (f) enforcing compliance standards through disciplinary guidelines; and (g) responding promptly to detected problems and undertaking corrective action.

Section 5.6      Advertising and Promotion Compliance

(a)        In performing its duties hereunder and without limiting any of Depomed’s obligations under the Long Term Collaboration Agreement, each party shall, and shall cause the Collegium Sales Force or Depomed Sales Force, as applicable, and its employees and agents to, comply with all Legal Requirements, including the FDA’s regulations and guidelines concerning the advertising and promotion of prescription drug products, OPDP’s promotional guidance, the PhRMA Code on Interactions with Healthcare Providers, the Prescription Drug Marketing Act of 1987, as amended, and the rules and regulations promulgated thereunder, equal employment, non-discrimination and federal and state anti-kickback Legal Requirements, and Legal Requirements with respect to submission of false claims to governmental or private health care payors, which may be applicable to the activities to be performed by such party hereunder.  None of Collegium, Depomed, the Collegium Sales Force, the Depomed Sales Force or either party’s employees or agents shall offer, pay, solicit or receive any remuneration to or from Professionals in order to reward or induce referrals of or purchase of the Products in violation of applicable Legal Requirements, including without limitation federal or state anti-kickback Legal Requirements.  The Collegium Sales Force and the Depomed Sales Force shall have been trained in compliance with applicable Legal Requirements prior to engaging in Promotion of the Products and shall be required to complete regularly scheduled training each fiscal year on Promotion of the Products.

(b)        After the Closing Date, Collegium shall bear sole responsibility for submitting any Promotional Materials to the FDA and other applicable Regulatory Authorities and complying with all Legal Requirements applicable to the Commercialization of the Products by Collegium described in Article 4.

Section 5.7      Product Complaints

(a)        From and after the Closing Date, Depomed shall refer any oral or written Product Complaints which it receives concerning the Products to Collegium as soon as reasonably practicable, but not more than two Business Days, after its receipt thereof; provided that all complaints concerning suspected or actual Product tampering, contamination or mix-up shall be delivered within twenty-four (24) hours after Depomed’s receipt thereof.  Depomed shall

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not take any other action in respect of any such complaint without the consent of Collegium unless otherwise required by Legal Requirements.  If requested by Collegium, Depomed will collaborate with Collegium to resolve any Product Complaints.  All Product Complaints shall be directed to the attention of Collegium’s customer service provider.

(b)        From and after the Closing Date, Depomed reserves the right to obtain reasonable access to Product Complaint records and to obtain summaries of the Product Complaints from Collegium in a format to be agreed upon by the parties.  Collegium shall provide Depomed with: (a) copies of all written Product Complaints which Collegium receives that relate to Products; and (b) a summary of all oral Product Complaints that Collegium receives that relate to Products, in each case (clauses (a) and (b)) as soon as reasonably practicable, but not more than two Business Days, after Collegium’s receipt thereof; provided that all complaints concerning suspected or actual Product tampering, contamination or mix-up that relate to Products shall be delivered within twenty-four (24) hours after Collegium’s receipt thereof.

(c)        From and after the Closing Date, Collegium reserves the right to obtain reasonable access to Depomed’s Product Complaint records and to obtain summaries of the Product Complaints from Depomed in a format to be agreed upon by the parties.  Depomed shall provide Collegium with: (i) copies of all written Product Complaints which Depomed has received or receives that relate to Products; and (ii) a summary of all oral Product Complaints that Depomed has received or receives that relate to Products, in each case (clauses (i) and (ii)) as soon as reasonably practicable, but not more than two Business Days, after its receipt thereof; provided that all complaints concerning suspected or actual Product tampering, contamination or mix-up that relate to Products shall be delivered within twenty-four (24) hours after Depomed’s receipt thereof.

Section 5.8      Adverse Drug Experience Reports

(a)        Each party shall notify the other:  (i) of all Serious Adverse Drug Experience Reports within forty-eight (48) hours after the time such Serious Adverse Drug Experience Report becomes known to such party (including its employees); and (ii) of all Adverse Drug Experience Reports as soon as reasonably practicable, but not more than two Business Days, after the time such Adverse Drug Experience Report becomes known to such party (including its employees).

(b)        Until the Closing Date, (i) responsibility for maintaining the Adverse Drug Experience Report database shall be retained by Depomed at its sole expense, and (ii) Depomed shall maintain the Adverse Drug Experience Report database in accordance with all applicable Legal Requirements.  Until the Closing Date, Depomed shall (A) review the scientific literature for safety report information, (B) report Adverse Drug Experience Reports, Periodic Adverse Drug Experience Reports (PADER) and Periodic Safety Update Reports (PSUR) in accordance with International Conference on Harmonization Clinical Safety Data Management:

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Periodic Safety Update Reports for Marketed Drugs (ICH E2C) and 21 C.F.R. § 314.80, and (C) conduct all follow-up investigations concerning any reports described in this subsection.

(c)        From and after the Closing Date, Collegium shall use [***], at its sole expense, for maintaining the Adverse Drug Experience Report database and performing the activities described in this subsection.  From and after the Closing Date, Collegium shall reimburse Depomed for all fees and costs it incurs with [***] relating to Products.  Depomed shall send an invoice to Collegium at the end of each calendar quarter that summarizes such fees and costs for such just-ended quarter, and Collegium shall pay such invoice promptly (and in any event within  thirty (30) days of receipt).  From and after the Closing Date, Collegium shall (i) review the scientific literature for safety report information, (ii) report Adverse Drug Experience Reports, Periodic Adverse Drug Experience Reports (PADER) and Periodic Safety Update Reports (PSUR) in accordance with International Conference on Harmonization Clinical Safety Data Management: Periodic Safety Update Reports for Marketed Drugs (ICH E2C) and 21 C.F.R. § 314.80, and (iii) conduct all follow-up investigations concerning any reports described in this subsection.

(d)        Depomed shall have the right to participate in any such investigations relating to Products upon its request.  Depomed shall provide reasonable cooperation with any such follow-up investigation, including documentation, as may be requested by Collegium from time to time.  Depomed reserves the right to obtain reasonable access to the Adverse Drug Experience Reports and related records that are maintained by Collegium.  Likewise, Collegium shall have the right to participate in any Depomed investigations relating to Products upon its request.  Collegium shall provide reasonable cooperation with any such follow-up investigation, including documentation, as may be requested by Depomed from time to time.  Collegium reserves the right to obtain reasonable access to the Adverse Drug Experience Reports and related records that are maintained by Depomed.

Section 5.9      Recalls or Other Corrective Action

(a)        Prior to the Closing Date, Depomed shall have final decision-making authority with respect to any recall (including recall of packaging and Promotional Materials), market withdrawals or any other corrective action as may be reasonably required related to the commercial distribution of the Products.  Depomed shall promptly consult with Collegium with respect to any such actions proposed to be taken by Depomed (and in all events prior to the taking of such actions), including all actions that are reasonably likely to result in a material adverse effect on the marketability of the Products in the Territory.  Prior to the Closing Date, Depomed shall be responsible for all communications with the FDA with respect to any Product recall, market withdrawal or other corrective action related to the commercial distribution of the Products; provided that (i) Depomed shall consult with Collegium prior to submitting any related documentation to the FDA and (ii) Depomed shall provide Collegium with copies of all communications received from or submitted to the FDA with respect to any such recall, market withdrawal or other corrective action within two Business Days after receipt or submission

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thereof.  After the Closing Date, Depomed shall promptly consult with Collegium with respect to any recall, market withdrawal or other corrective actions proposed to be taken by Depomed outside the Territory, if any, that are reasonably likely to result in a material adverse effect on the marketability of the Products in the Territory.  Depomed shall provide Collegium with copies of all communications received from regulatory authorities located outside the Territory with respect to any such recall, market withdrawal or other corrective action within two (2) Business Days after Depomed’s receipt; and Depomed shall provide Collegium with a copy of any related communications sent by Depomed to such regulatory authorities at the time of submission.

(b)        From and after the Closing Date, Collegium shall have final decision-making authority with respect to any recall (including recall of packaging and Promotional Materials), market withdrawals or any other corrective action related to the commercial distribution of the Products, and Collegium shall be responsible for the implementation thereof; provided that Collegium shall promptly consult with Depomed with respect to any such recall or corrective actions proposed to be taken by Collegium (and in all events prior to the taking of such actions), including all actions that are reasonably likely to result in a material adverse effect on the marketability of the Products in the Territory.  Collegium shall be responsible for all communications with the FDA with respect to any Product recall, market withdrawal or other corrective action related to the commercial distribution of the Products.  Collegium shall provide Depomed with copies of all communications received from FDA with respect to any such recall, market withdrawal or other corrective action within two (2) Business Days after receipt; and Collegium shall provide Depomed with a copy of any related communications sent by Collegium to FDA at the time of submission.

(c)        With respect to any recall, market withdrawal or corrective action with respect to Products, (i) Depomed shall be responsible for all Liabilities associated with such recall, market withdrawal or corrective action to the extent relating to Product Manufactured prior to the Closing Date, and (ii) Collegium shall be responsible for all Liabilities associated with such recall, market withdrawal or corrective action to the extent relating to Product Manufactured on or after the Closing Date for sale in the Territory.  To the extent the recall, market withdrawal or corrective action relates to Product Manufactured both before and after the Closing Date, the responsibility for Liabilities associated therewith shall be equitably apportioned between the parties based on the relative amount of Product affected that was Manufactured before the Closing Date and the relative amount of Product affected that was Manufactured on or after the Closing Date.

Section 5.10    Regulatory Inspections or Audits

(a)        If FDA or other Regulatory Authority desires to conduct an inspection or audit at Collegium’s facility or a facility under contract with Collegium with respect to the Products, including any facility that, tests, develops, stores, or handles Products (“Collegium Regulatory Inspection”), Collegium shall permit and cooperate with such Collegium Regulatory Inspection and cause any contract facility to permit and cooperate in the Collegium Regulatory

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

Inspection.  Upon receipt of notice or any other indication from any Regulatory Authority of such Collegium Regulatory Inspection, Collegium will promptly notify Depomed within forty-eight (48) hours after receiving such notice.  Collegium will permit a representative of Depomed to be present during applicable portions of the Collegium Regulatory Inspection, upon reasonable request by Depomed.  Collegium will provide timely access to Depomed of all documents and any other relevant information available about the progress of the Collegium Regulatory Inspection.  Collegium will provide to Depomed copies of any inspection reports or notifications received during or after the Collegium Regulatory Inspection, including any notices of observation or other reports of the outcome of such Collegium Regulatory Inspection.  Collegium will prepare a written response to any communications from Regulatory Authorities relating to the Collegium Regulatory Inspection, and will provide a copy for Depomed’s review before submission to the Regulatory Authority.  Collegium agrees to conform its activities under this Agreement to any commitments made in response to a Collegium Regulatory Inspection, except to the extent any such commitment violates Legal Requirements.

(b)        If FDA or other Regulatory Authority desires to conduct an inspection or audit at Depomed’s facility or a facility under contract with Depomed with respect to the Products, including any facility that, tests, develops, stores, or handles Products (“Depomed Regulatory Inspection”), Depomed shall permit and cooperate with such Depomed Regulatory Inspection and cause any contract facility to permit and cooperate in the Depomed Regulatory Inspection.  Upon receipt of notice or any other indication from any Regulatory Authority of such Depomed Regulatory Inspection, Depomed will promptly notify Collegium within forty-eight (48) hours after receiving such notice.  Depomed will permit a representative of Collegium to be present during applicable portions of the Depomed Regulatory Inspection, upon reasonable request by Collegium.  Depomed will provide timely access to Collegium of all documents and any other relevant information available about the progress of the Depomed Regulatory Inspection.  Depomed will provide to Collegium copies of any inspection reports or notifications received during or after the Depomed Regulatory Inspection, including any notices of observation or other reports of the outcome of such Depomed Regulatory Inspection.  Depomed will prepare a written response to any communications from Regulatory Authorities relating to the Depomed Regulatory Inspection, and will provide a copy for Collegium’s review before submission to the Regulatory Authority.  Depomed agrees to conform its activities under this Agreement to any commitments made in response to a Depomed Regulatory Inspection, except to the extent any such commitment violates Legal Requirements.

Section 5.11    Review of Regulatory Compliance

Each fiscal quarter after Closing, Depomed and its duly authorized representatives shall have the right to review, audit, and inspect the activities conducted by Collegium and Newco under this Agreement as they pertain to compliance with Health Laws and the Regulatory Approvals.  Collegium and Newco agree to provide reasonable access to any records, facilities, or personnel requested for this review.  All reviews by Depomed will be conducted without any undue disruption to the business and operations of Collegium.  Any Third Parties conducting

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

such reviews on behalf of Depomed will enter into confidentiality agreements with Collegium.  Collegium will correct, or cause the correction of, any deficiencies which are discovered by any such review.

If Depomed elects not to conduct a review in a fiscal quarter, Depomed shall have the right to request written certification by Collegium and Newco that they are in compliance with all applicable Health Laws, Regulatory Approvals, and this Article 5 of this Agreement.

Section 5.12    Assistance

Each party agrees to provide to the other all reasonable assistance and take all actions reasonably requested by the other party that are necessary to enable the other party to comply with its regulatory obligations under this Agreement and with any Legal Requirement applicable to the Products and Line Extensions in the Territory.

ARTICLE 6

SALES AND PRICING

Section 6.1      Sales

Commencing as of the Closing Date, Collegium or its Affiliates shall book all sales of the Products and Line Extensions in the Territory and shall be responsible for entering into any contracts and other arrangements with any Person regarding the sale of the Products or Line Extensions, and for establishing and approving the form, content and terms and conditions thereof, including any discount, allowance, rebate, chargeback or other term granted therein; provided, however, that Collegium may not sell Products as part of a bundled product without the prior written consent of Depomed.  For purposes of this Section 6.1, a “bundled product” means Product that is sold together with at least one other pharmaceutical product for a single price or discounted price, whether sold together in the same package or merely price bundled.

Section 6.2      Pricing

Commencing as of the Closing Date, except as expressly set forth in Section 6.1,  Collegium will have the sole authority to determine the prices of the Products or Line Extensions sold by it and to establish its own terms and conditions of sale and pricing policies for the Products and Line Extensions in the Territory, including price increases or decreases and the timing thereof, provided that, in the event Collegium elects to terminate the Agreement pursuant to Section 9.2(b), Collegium shall not, and shall cause its Affiliates not to, increase the price of any Product by more than [***] per annum at any time during the twelve (12) month period following the delivery of Collegium’s notice of termination and prior to the effective date of termination, unless otherwise mutually agreed in writing by the parties.

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

ARTICLE 7

COMPENSATION

Section 7.1      Payment for Transferred Inventory

(a)        In consideration of the transfer of the Transferred Inventory pursuant to Section 2.3(a)(i), Collegium shall pay to Depomed, on the Closing Date, the Transferred Inventory Cost as set forth on the Transferred Inventory Cost Statement.  Such payment shall be non-refundable, and shall not be creditable against any other amount due hereunder.

(b)        No more than five (5) Business Days prior to the Closing Date, Depomed shall deliver to Collegium a statement listing the Transferred Inventory and the Transferred Inventory Cost (the “Transferred Inventory Cost Statement”).

Section 7.2      Upfront Payment

In partial consideration of the rights granted to Collegium hereunder, Collegium shall pay to Depomed, on the Closing Date, an initial fee in the amount of Ten Million Dollars ($10,000,000) (the “Upfront Payment”).  The Upfront Payment shall be non-refundable, and shall not be creditable against any other amount due hereunder.

Section 7.3      Payments on Annual Net Sales

(a)        Annual Net Sales through 2021.  From and after the Closing Date through December 31, 2021 during the Payment Term, and subject to Section 7.3(f), Collegium shall pay to Depomed amounts based upon Annual Net Sales of Payment-Bearing Products in the Territory according to the schedule set forth below:

Portion of Annual Net Sales of Payment-Bearing Products	Amount / Rate
Up to Two Hundred Thirty-Three Million Dollars ($233,000,000)	One Hundred Thirty-Five Million Dollars ($135,000,000)
Above Two Hundred Thirty-Three Million Dollars ($233,000,000) up to Two Hundred Fifty-Eight Million Dollars ($258,000,000)	25% of such portion of Annual Net Sales
Above Two Hundred Fifty-Eight Million Dollars ($258,000,000)	17.5% of such portion of Annual Net Sales

For illustration purposes only, if Annual Net Sales of Payment-Bearing Products in the Territory are $253,000,000 for a particular calendar year, then the amount owed for such period would be $135,000,000 plus 25% of $20,000,000 for a total amount owed of $140,000,000.

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

Payments under this Section 7.3(a) (i) with respect to Annual Net Sales of Payment-Bearing Products up to Two Hundred Thirty-Three Million Dollars ($233,000,000), shall be due and payable in equal installments of Thirty-Three Million Seven Hundred and Fifty Thousand Dollars ($33,750,000) (each, a “Minimum Quarterly Payment”) within forty-five (45) days after the last day of each calendar quarter, and (ii) with respect to any portion of Annual Net Sales of Payment-Bearing Products above Two Hundred Thirty-Three Million Dollars ($233,000,000), shall be due and payable within sixty (60) days after the last day of each calendar year.  Notwithstanding anything in this Agreement to the contrary, if for any reason (other than a reason directly attributable to an action or omission entirely within the control of Collegium or Newco) the Closing Date occurs after January 8, 2018 but during the first calendar quarter of 2018, then the amount of the first Minimum Quarterly Payment (and thus the obligation to pay Depomed One Hundred Thirty-Five Million Dollars ($135,000,000) with respect to calendar year 2018) will be reduced, on a pro rata basis, to account for the total number of days in the first calendar quarter after the Closing during which Collegium was entitled to sell Payment-Bearing Products.  Such reduction in the first Minimum Quarterly Amount, if any, shall be applied to all other provisions in this Agreement applicable to the first Minimum Quarterly Payment, including for purposes of determining whether there was any Quarterly Shortfall with respect to such calendar quarter pursuant to Section 7.7(a)(i).  If the Closing Date occurs at any time after the last day of the first calendar quarter of 2018, then the parties will work in good faith to determine the appropriate adjustment, if any, to one or more of the Minimum Quarterly Payments to account for the reduced number of days in such calendar year during which Collegium is entitled to sell Payment-Bearing Products.

(b)        Annual Net Sales after 2021.  From and after January 1, 2022 during the Payment Term, Collegium shall pay to Depomed amounts based upon Annual Net Sales of Payment-Bearing Products in the Territory according to the schedule set forth below:

Portion of Annual Net Sales of Payment-Bearing Products	Rate
Up to Two Hundred Thirty-Three Million Dollars ($233,000,000)	58% of such portion of Annual Net Sales
Above Two Hundred Thirty-Three Million Dollars ($233,000,000) up to Two Hundred Fifty-Eight Million Dollars ($258,000,000)	25% of such portion of Annual Net Sales
Above Two Hundred Fifty-Eight Million Dollars ($258,000,000)	17.5% of such portion of Annual Net Sales

For illustration purposes only, if Annual Net Sales of Payment-Bearing Products are $358,000,000 for a particular calendar year, then the amount owed for such period would be 58%

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

of $233,000,000 plus 25% of $25,000,000 plus 17.5% of $100,000,000 for a total amount owed of $158,890,000.

Payments under this Section 7.3(b) (i) with respect to Annual Net Sales of Payment-Bearing Products up to Two Hundred Thirty-Three Million Dollars ($233,000,000), shall be due and payable within forty-five (45) days after the last day of each calendar quarter, and (ii) with respect to any portion of Annual Net Sales of Payment-Bearing Products above Two Hundred Thirty-Three Million Dollars ($233,000,000), shall be due and payable within sixty (60) days after the last day of each calendar year.

(c)        Payment Term.  Collegium’s payment obligations under Section 7.3(a) and Section 7.3(b) shall commence on the Closing Date and remain in effect  (with respect to each such Product and Line Extension in the following clauses (i) and (ii), as applicable, the “Payment Term”):

(i)         with respect to each Product,  for so long as Collegium or any of its Affiliates or other Sublicensees continues to sell the applicable Product in the Territory; provided, however, that following the occurrence of Generic Entry with respect to any Product  (an “Expired Product”), the Annual Net Sales tiers in Section 7.3(a) and Section 7.3(b), as applicable, will thereafter be automatically adjusted downward on a percentage basis equal to ninety percent (90%) of the percentage of the prior calendar year’s Annual Net Sales of all Payment-Bearing Products represented solely by such Product that became an Expired Product and the adjusted Annual Net Sales tiers will be applied, on a prospective basis, to calculate the royalties payable by Collegium to Depomed on the sales of Payment-Bearing Products occurring thereafter; provided further, that such adjustment shall occur only once, upon the occurrence of the first Expired Product, and shall not occur again thereafter upon the occurrence of other Expired Products.  For example, with respect to Expired Products, if the Net Sales associated with any Expired Product were sixty percent (60%) of the Annual Net Sales of all Payment-Bearing Products during the prior calendar year, then the Annual Net Sales tiers in Section 7.3(a) and Section 7.3(b), as applicable, would each be reduced by fifty-four percent (54%, i.e.,  60% x 90%) (i.e.,  the first tier would be up to $107,180,000,  the second tier would be between $107,180,000 and $118,680,000, and the third tier would be above $118,680,000);  and

(ii)       with respect to each Line Extension, for so long as Collegium or any of its Affiliates or Sublicensees continues to sell the applicable Line Extension in the Territory until the expiration of the last Orange Book-Listed Patent associated with such Line Extension.

(d)        Payments after Payment Term for Line Extensions.  From and after the earlier of the termination of this Agreement or the expiration of the Payment Term with respect to Line Extensions, (i) Collegium shall pay to Depomed nine percent (9%) of Annual Net Sales of Line Extensions throughout the Territory, due and payable within forty-five (45) days after the last day of each calendar quarter, and (ii) the Net Sales of Line Extensions shall be excluded

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

from the calculation of Annual Net Sales for purposes of payments due pursuant to Section 7.3(a) and Section 7.3(b) with respect to Products and Authorized Generics.

(e)        Grünenthal Obligations.

(i)         Collegium, on behalf of Depomed, shall calculate, report directly to Grünenthal and,  subject to Section 7.3(e)(ii) and Section 7.3(e)(iii),   pay directly to Grünenthal all royalties (including minimum royalties, if applicable)  due from Depomed pursuant to the Grünenthal License Agreement (but not, for clarity, any royalties or other payments due pursuant to the Consent Agreement,  other than for “New Products”  (as defined in the Consent Agreement) as set forth in Section 7.3(e)(iv))  with respect to the sale by Collegium and its Affiliates and any other Sublicensees of Payment-Bearing Products in the Territory, in each case in accordance and consistent with the terms and conditions of the Grünenthal License Agreement.  Collegium shall provide Depomed with a copy of all such reports concurrently with the delivery thereof to Grünenthal.  All such reports provided to Depomed by Collegium will be treated as Collegium’s Proprietary Information under this Agreement, provided that Depomed may disclose such reports to Grünenthal (subject to the confidentiality provisions of the Grünenthal License Agreement).  Further, the sublicenses granted to Newco in Section 2.1(a)(iii) and Section 2.1(a)(iv) shall be subject to the applicable terms and conditions of the Grünenthal License Agreement, which are hereby deemed to be incorporated into this Agreement, and if the practice of such sublicenses by Newco and its Sublicensees directly results in any payment obligations to Grünenthal pursuant to Sections 4.6(b), 6.1(f), 7.10, 7.13, 11.5(b) (with regard to the OMP Territory and the EU (as such terms are defined in the Grünenthal License Agreement), subject to Depomed’s obligations to pay for Retained Post-Marketing Commitments as set forth in Section 14.7 below), 11.12 and 12.2 of the Grünenthal License Agreement, Depomed shall pass through such payment obligations to Collegium and Collegium, on behalf of Depomed, shall make the applicable payment(s) directly to Grünenthal and concurrently provide Depomed with evidence thereof.

(ii)       From and after the Closing Date through December 31, 2021 during the Payment Term, Collegium shall pay to Grünenthal and/or Depomed, as applicable, amounts based upon annual  “Net Sales” of “Products” (each, as defined the Grünenthal License Agreement), but excluding “New Products” (as defined in the Consent Agreement), in the Territory that would otherwise be payable solely to Grünenthal pursuant to Section 7.3(e)(i) according to the schedule set forth below:

Portion of annual “Net Sales” of “Products”	Rate Payable to Grünenthal	Rate Payable to Depomed

Up to Two Hundred Forty-Three Million Dollars ($243,000,000)	[***]	[***]

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

Above Two Hundred Forty-Three Million Dollars ($243,000,000) and up to Two Hundred Fifty-Eight Million Dollars ($258,000,000)	[***]	[***]

Above Two Hundred Fifty-Eight Million Dollars ($258,000,000) and less than Three Hundred Million Dollars ($300,000,000)	[***]	[***]

Equal to or greater than Three Hundred Million Dollars ($300,000,000) and less than Six Hundred Million Dollars ($600,000,000)	[***]	[***]

Equal to or greater than Six Hundred Million Dollars ($600,000,000)	[***]	[***]

For illustration purposes only, if annual “Net Sales” of “Products” are $358,000,000 for a particular calendar year, then the amount owed for such period pursuant to this Section 7.3(e)(ii)  (A) to Grünenthal would be [***] of $243,000,000 plus [***] of $15,000,000 plus [***] of $100,000,000 for a total amount owed of [***], and (B) to Depomed would be [***] of $243,000,000 plus [***] of $15,000,000 plus [***] of $42,000,000 plus [***] of $58,000,000 for a total amount owed of [***].

(iii)      From and after January 1, 2022 during the Payment Term, Collegium shall pay to Grünenthal and/or Depomed, as applicable, amounts based upon annual “Net Sales” of “Products” but, excluding “New Products” as defined in the Consent Agreement, in the Territory that would otherwise be payable solely to Grünenthal pursuant to Section 7.3(e)(i) according to the schedule set forth below:

Portion of annual “Net Sales” of “Products”	Rate Payable to Grünenthal	Rate Payable to Depomed

Up to Two Hundred Thirty-Three Million Dollars ($233,000,000)	[***]	[***]

Above Two Hundred Thirty-Three Million Dollars ($233,000,000) and up to Two Hundred Fifty-Eight Million Dollars ($258,000,000)	[***]	[***]

Above Two Hundred Fifty-Eight Million Dollars ($258,000,000) and less than Three Hundred Million Dollars ($300,000,000)	[***]	[***]

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

Equal to or greater than Three Hundred Million Dollars ($300,000,000) and less than Six Hundred Million Dollars ($600,000,000)	[***]	[***]

Equal to or greater than Six Hundred Million Dollars ($600,000,000)	[***]	[***]

For illustration purposes only, if annual “Net Sales” of “Products” are $358,000,000 for a particular calendar year, then the amount owed for such period pursuant to this Section 7.3(e)(iii)  (A) to Grünenthal would be [***] of $233,000,000 plus [***] of $25,000,000 plus [***] of $100,000,000 for a total amount owed of [***], and (B) to Depomed would be [***] of $233,000,000 plus [***] of $25,000,000 plus [***] of $42,000,000 plus [***] of $58,000,000 for a total amount owed of [***].

(iv)       From and after the expiration of the Payment Term with respect to Line Extensions which are “New Products” as defined in the Consent Agreement, Collegium shall pay to Grünenthal [***] of annual “Net Sales” of such “New Products”  throughout the Territory, due and payable in accordance with Section 7.3(e)(i).

(v)        Depomed shall cooperate reasonably to extend to Collegium, its Affiliates and any other Sublicensees all of the benefits of the terms and conditions of the Grünenthal License Agreement applicable to Collegium’s obligations under this Section 7.3(e), subject to Collegium’s compliance with this Section 7.3(e).  In addition, Depomed shall use commercially reasonable efforts to pursue any rights and remedies Depomed may have under the Grünenthal License Agreement for the benefit of Collegium or any of its Affiliates or any other Sublicensees with respect to their practice of sublicenses under the Grünenthal License Agreement in the Territory, solely as requested by Collegium in writing, provided that Collegium shall reimburse Depomed for any reasonable, documented out-of-pocket expenses (including legal expenses) incurred by Depomed with respect to its pursuit of such rights and remedies.  In addition, notwithstanding anything in Section 7.3(e)(ii) or Section 7.3(e)(iii) to the contrary, in the event any royalty rate reduction under Section 6.9 (Cost of Goods Sold Cap in OMP Territory) in the Grünenthal License Agreement would apply with respect to the sale of Payment-Bearing Products (except “New Products” as defined in the Consent Agreement) in the Territory, Collegium shall be entitled to apply such royalty rate reduction to the royalty rates owed to Depomed pursuant to Section 7.3(e)(ii) or Section 7.3(e)(iii).  In the event such royalty rate reduction exceeds the royalty rate owed to Depomed pursuant to Section 7.3(e)(ii) or Section 7.3(e)(iii), then Depomed shall reimburse Collegium within sixty (60) days after the end of each calendar year for the portion of the amount paid by Collegium to Grünenthal during such calendar year that is equivalent to the amount Collegium would have been entitled to withhold from Depomed pursuant to the foregoing sentence.  Except for (A) Collegium’s payment obligations to Grünenthal, (B) Collegium’s indemnification obligations under clause (vii) of Section 12.2(a), and (C) Depomed’s activities in pursuing rights and remedies under the Grünenthal License Agreement for the benefit of Collegium upon Collegium’s written request, in

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

the case of (A) and (C), as set forth in this Section 7.3(e), Collegium shall not be liable to Grünenthal or to Depomed or any of its Affiliates for any costs, Liabilities or expenses associated with Depomed’s acts or omissions under or in connection with the Grünenthal License Agreement.

(vi)       Depomed shall, and shall cause its Affiliates to, fulfill all of its and their respective obligations, including payment obligations, under the Grünenthal License Agreement and Consent Agreement.  Depomed shall not, and shall cause its Affiliates not to, amend or waive, or take any action or omit to take any action that would alter, any of its rights under the Grünenthal License Agreement or Consent Agreement in any manner that adversely affects, or would reasonably be expected to adversely affect, Collegium’s rights and benefits under this Agreement.  Depomed shall promptly notify Collegium of any default or breach under the Grünenthal License Agreement or Consent Agreement.  In the event that Depomed, or any of its Affiliates, shall fail to make any payment when due or any other default or breach arises under the Grünenthal License Agreement or Consent Agreement,  Collegium shall have the right (but not the obligation) to make such payment or otherwise cure such default or breach on behalf of Depomed or its Affiliate.  In such event, Depomed shall promptly reimburse Collegium any such amounts paid and/or costs and expenses incurred by Collegium or, at Collegium’s election, Collegium may offset such amounts paid and/or costs and expenses incurred by Collegium against any amounts payable to Depomed hereunder.  Notwithstanding anything herein to the contrary, Depomed shall not assign the Grünenthal License Agreement, other than in connection with a permitted assignment by Depomed of this Agreement under Section 17.9, without Collegium’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.  In addition, Depomed shall not consent to an assignment of the Grünenthal License Agreement without Collegium’s consent, which consent shall not be unreasonably withheld, conditioned, or delayed (provided that Collegium shall not withhold its consent in a manner that would cause Depomed to breach any of Depomed’s obligations under the Grünenthal License Agreement).

(f)        Material Supply Failure.  Notwithstanding anything to the contrary in this Agreement, in the event of a Material Supply Failure occurring after the Closing and not later than December 31, 2018, Collegium shall promptly (and in any event within fifteen (15) Business Days after the occurrence thereof) provide Depomed with written notice thereof (a “Material Supply Failure Notice”) and indicate in such notice whether Collegium elects to exercise the option to modify its rights and obligations under this Agreement such that:

(i)         (A) the payment obligations under Section 7.3(a) solely with respect to Annual Net Sales of Payment-Bearing Products during the period from January 1, 2018 through December 31, 2018 (including the obligation to pay Minimum Quarterly Payments with respect to such period) shall no longer apply, and (B) Collegium shall instead be subject to the payment obligations under Section 7.3(b) with respect to such period;

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

(ii)       if, after payment of all amounts due under Section 7.3(b) by Collegium to Depomed with respect to Annual Net Sales of Payment-Bearing Products during the period from January 1, 2018 through December 31, 2018,  the amount of Annual Net Sales with respect to such period retained by Collegium  (i.e., Annual Net Sales less any payments to Depomed pursuant to Section 7.3(a) or Section 7.3(e), any payments to Grünenthal pursuant to the Grünenthal License Agreement, and COGS) is less than Forty Million Dollars ($40,000,000), then Collegium shall provide Depomed with written notice thereof not later than forty-five (45) days after the end of such period, including reasonable supporting documentation, and Depomed shall pay to Collegium the difference between Forty Million Dollars ($40,000,000) and such amount actually retained by Collegium, within thirty (30) days after receipt of an invoice therefor;  and

(iii)      Collegium's right to give notice of termination of this Agreement pursuant to Section 9.2(b) shall not become effective until the second (2nd) anniversary of the Closing Date, such that any such termination of this Agreement pursuant to Section 9.2(b) shall not become effective until on or after the third (3rd) anniversary of the Closing Date after taking into account the one (1) year notice period set forth in Section 9.2(b).

In the event of a Material Supply Failure, if Collegium does not provide a Material Supply Failure Notice by the deadline set forth above or does not affirmatively elect to exercise the foregoing option in conjunction with timely delivery of a Material Supply Failure Notice, then Collegium's rights and obligations under this Agreement shall remain in full force and effect without modification, and without limitation of any other rights or remedies available to Collegium.  Without limiting the foregoing, neither party will take any action or omit to take any action under this Agreement which it knows or reasonably should know is likely to result in a Material Supply Failure.

(g)        Reports.  Payments due to Depomed pursuant to this Section 7.3 shall be made via the sweep account mechanism set forth in Section 7.7(b)(i).  Within forty-five (45) days after the last day of each calendar quarter, Collegium shall deliver a report in a mutually agreed form specifying: (A) the total gross invoiced amount from sales of Payment-Bearing Products by Collegium and its Affiliates; (B) the amounts deducted by category from gross invoiced amounts to calculate Net Sales; (C) Annual Net Sales (to date, as applicable) for the applicable calendar year; (D) amounts payable under this Section 7.3; and (E) any refund amounts due under Section 7.7(b).  Within twenty-five (25) days after the last day of each month, Collegium shall provide a good faith estimate of Net Sales for the prior month.  Within twenty-five (25) days after the last day of each calendar quarter, Collegium shall provide a good faith estimate of Net Sales for the prior quarter and estimated payments of all amounts due under this Section 7.3 for the prior quarter.

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

Section 7.4      Maintenance of Records

(a)        Newco and Collegium agree, and Collegium shall cause Newco, to keep, for a period of at least three (3) years after the date of entry (or such longer period as may be required by Legal Requirements) full and accurate records maintained in accordance with GAAP in sufficient detail to enable a Third Party to accurately calculate all payments, reports and similar obligations of Collegium under this Agreement, including all payments, reports and similar obligations of Collegium with respect to the Grünenthal License Agreement pursuant to Section 7.3(e).  Upon thirty (30) days prior written notice, such records shall be made available by Collegium for audit by an independent certified public accounting firm designated by Depomed and reasonably acceptable to Collegium.  The auditor shall be required to enter into a non-disclosure agreement with Collegium prior to commencing its auditing activities.  The auditor shall disclose to Depomed and Collegium only a summary of the audit results.  The auditor will only examine such books and records during business hours but not more than once each calendar year while this Agreement remains in effect and for three (3) years thereafter.  The fees and expenses of the auditor performing such verification examination shall be borne by Depomed; provided, however, that if any verification reveals that Collegium has reported incorrectly, and the amount of such discrepancy is at least five percent (5%) of the aggregate amount that should have been reported for the period examined, then Collegium shall pay the entire amount of the fees and expenses for such verification.

(b)        Whenever in this Agreement a party is required to report its costs, or is entitled to receive or obligated to make a payment based on its costs, such costs (including COGS) shall be determined in accordance with GAAP, consistent with the terms of this Agreement.  The term “out-of-pocket” costs or expenses means cost or expenses paid to Third Parties and shall not include any fixed costs or expenses, personnel costs or expenses, overhead costs or expenses, or other costs or expenses of a similar nature.

Section 7.5      Allocation of Prepaid Business Expenses

The Prepaid Business Expenses shall be prorated on a per diem basis such that Depomed shall have financial responsibility for the portion of the applicable billing period prior to the Closing Date and Collegium shall have financial responsibility for the portion of the applicable billing period after the Closing Date (the “Collegium Prepaid Business Expense Allocation”).  Collegium shall pay to Depomed, on the Closing Date, the Collegium Prepaid Business Expense Allocation.  Such payment shall be non-refundable, and shall not be creditable against any other amount due hereunder.

Section 7.6      Payments

Any payments required to be made by either party under this Agreement shall be made in United States Dollars via wire transfer of immediately available funds to such bank account as the other party shall designate in writing prior to the date of such payment.  All payments shall bear interest from the date due until paid at a rate equal to the lesser of: (a) the prime rate

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effective for the date that payment was due (as quoted by the Wall Street Journal, Internet Edition) plus eight percent (8%) or (b) the maximum rate permitted by applicable Legal Requirements.

Section 7.7      Security

(a)        Letter of Credit.

(i)         As of the Closing Date, Newco shall, and Collegium shall cause Newco to,  deliver to Depomed an irrevocable standby letter of credit from a nationally recognized financial institution (the “Financial Institution”), in form and substance reasonably acceptable to Depomed, in favor of Depomed (the “Letter of Credit”) in an aggregate amount of Thirty-Three Million Seven Hundred Fifty Thousand Dollars ($33,750,000) (the “Maximum Stated Value”), to be issued pursuant to a master agreement in form and substance reasonably acceptable to Depomed (the “Master Letter of Credit Agreement”, and together with the Letter of Credit, the “Letter of Credit Documents”).  Depomed shall have the right to draw upon the Letter of Credit, up to the Maximum Stated Value, in the event that there is a shortfall in the Minimum Quarterly Payment made to Depomed by Collegium pursuant to Section 7.3(a) hereof, solely to the extent of such quarterly shortfall as determined in good faith by Depomed (a “Quarterly Shortfall”), provided that Collegium does not pay the amount of such Quarterly Shortfall to Depomed within forty-five (45) days after the last day of such calendar quarter.

(ii)       At any time prior to the Expiration Date (as defined below), Depomed may provide a written notice to the Financial Institution and Newco asserting a Quarterly Shortfall (the “Claim Notice”).  The Claim Notice shall state the amount of such Quarterly Shortfall (the “Claim Amount”).  Following its receipt of a Claim Notice, the Financial Institution shall permit Depomed to draw upon the Letter of Credit in the amount of the Claim Amount and shall deliver the applicable funds under the Letter of Credit in accordance with the Claim Notice.

(iii)      Newco shall, and Collegium shall cause Newco to, maintain the Letter of Credit in effect until the earliest of (A) 5:00 p.m. eastern time on the day that is sixty-one (61) days after the fourth anniversary of the Closing Date, (B) the date on which the Financial Institution honors a drawdown on the Letter of Credit which exhausts the Maximum Stated Amount and (C) the termination of this Agreement by either party ((A), (B) or (C), the “Expiration Date”).  For clarity, if there is any drawdown on the Letter of Credit pursuant to this Section 7.7(a)(iii),  Newco shall not be obligated, and Collegium shall not be obligated to cause Newco to,  reissue the Letter of Credit at the full Maximum Stated Value or at any value.  Further, if there is any drawdown on the Letter of Credit pursuant to this Section 7.7(a)(iii),  Newco shall not be obligated, and Collegium shall not be obligated to cause Newco, to maintain the Letter of Credit in an aggregate amount of the Maximum Stated Value for the term of this Agreement.

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

(b)        Accounts

 (i)         Depomed and Newco shall, and Collegium shall cause Newco to, establish and maintain with a Financial Institution reasonably satisfactory to Depomed, in the name of Depomed and Newco a sales account (the “Sales Account”).  Such account and any amounts deposited therein shall be pledged in favor of Depomed to secure the payment obligations of Newco and Collegium owed to Depomed pursuant to Section 7.3, and shall be subject to a first priority Lien and “control” (as defined in the applicable Uniform Commercial Code) pursuant to a deposit account control agreement or securities account control agreement in form and substance reasonably acceptable to Depomed (the  “Control Agreement”).  The Control Agreement shall be entered into by Depomed, Newco and the applicable Financial Institution as of the Closing Date.

(ii)       Newco shall, and Collegium shall cause Newco to,  cause all amounts from gross sales of the Payment-Bearing Products to be deposited directly into the Sales Account (including, requiring all Customers of the Payment-Bearing Products to remit all payments owed to Collegium or any of its Affiliates or any other Sublicensees directly into the Sales Account) and, on a daily basis, thirty-five percent (35%) of such day’s deposits (the “Newco Deposits”) shall be swept into an account designated by Depomed until the Minimum Quarterly Payment obligation is satisfied for each calendar quarter,  and sixty-five percent (65%) shall be swept into an account designated by Newco.  Once the Minimum Quarterly Payment obligation is satisfied for a given calendar quarter, then one hundred percent (100%) of the Newco Deposits shall be swept into an account designated by Newco.  The sweep mechanism shall not be subject to change and shall be the only mechanism for disbursing funds from the Sales Account, unless in a writing signed by both Depomed and Newco; provided that upon an “Event of Default” (as defined in the Collateral Agreement), Depomed may exercise all remedies granted under the Collateral Agreement.  Based on Newco’s reports provided to Depomed calculating amounts payable under Section 7.3, Depomed shall refund to Newco any amounts overpaid to Newco from the Newco Deposits within ten (10) Business Days of receiving such reports.

(iii)      Newco shall, and Collegium shall cause Newco to, pay all fees, expenses and charges of the Financial Institution at which the Sales Account is maintained.  Neither Newco nor Collegium shall have any right to terminate the Financial Institution at which the Sales Account is maintained without Depomed’s prior written consent.  Any such consent, which Depomed may grant or withhold in its sole and absolute discretion, shall be subject to the satisfaction of each of the following conditions to the satisfaction of Depomed:  (A) the successor Financial Institution shall be acceptable to Depomed; (B) Depomed shall have received evidence that all of the applicable parties making payments in respect of sales of the Payment-Bearing Product have been instructed to remit all future payments in respect of sales of the Payment-Bearing Product to the new accounts held at the successor Financial Institution; and (C) Depomed shall have received evidence to its satisfaction necessary to secure Depomed’s security interest in the Sales Account, including the execution and delivery of the Control Agreement in favor of Depomed in form and substance satisfactory to Depomed.

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Section 7.8      Other Fees

From and after the Closing Date, and without limiting Collegium’s obligations under Section 5.2(c), Collegium shall reimburse Depomed for all fees and costs that Depomed incurs with respect to Third Parties (including Governmental Authorities) based upon its ownership and maintenance of the Regulatory Approvals for the Products, including branded prescription drug fees payable to the Internal Revenue Service and fees related to the ER/LA Opioid Analgesics REMS.  Depomed shall send an invoice to Collegium at the end of each calendar quarter that summarizes such fees and costs for such quarter, and Collegium shall pay such invoice promptly (and in any event within thirty (30) days of receipt).

ARTICLE 8

TRANSITION MATTERS

Section 8.1      Customer Notifications

Within ten (10) days after the Closing Date, Depomed shall notify all of its Customers in the Territory that future orders for the Products in the Territory on or after the Closing Date shall be placed with Collegium.  Depomed shall forward to Collegium any  orders for the purchase of Products in the Territory by Customers that are unfulfilled as of the Closing Date within five (5) days after the Closing Date.  Depomed shall refer to Collegium any orders for Products that it receives in the Territory that it receives any time after the Closing Date which provide for delivery after the Closing Date.  From and after the Closing Date and subject to Depomed’s manufacture of such Product, Collegium shall be responsible for supplying Products in fulfillment of such orders.

Section 8.2      NDC Numbers

Following the Closing, and in any event not later than October 31, 2018, Collegium shall obtain its own NDC Numbers for the Products and shall use commercially reasonable efforts to have in place as soon as reasonably practicable all authorizations from Governmental Authorities necessary for Collegium to use such NDC Numbers for the Products.  Thereafter, Collegium shall use its new NDC Numbers on all invoices, orders and other communications with customers and Governmental Authorities.

Section 8.3      Product Returns, Rebates and Chargebacks

(a)        Product Returns.

(i)         Depomed shall be financially responsible for all returns of Product that are labeled with Depomed’s lot numbers for lots sold prior to the Closing Date, provided, however, that Collegium shall be financially responsible for any incremental return credit amounts resulting from any price increases implemented by Collegium after the Closing Date for such lots.

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(ii)       Collegium shall be financially responsible for all returns of Product that are labeled with Collegium’s lot numbers or Depomed’s lot numbers for lots sold on or after the Closing Date.

(iii)      Collegium and Depomed shall each be financially responsible for returns of the Transition Lots, on a proportional basis equal to the proportion of Product in such Transition Lots sold prior to and on or after the Closing Date, provided, however, that Collegium shall be financially responsible for any incremental return credit amounts resulting from any price increases implemented by Collegium after the Closing Date for such lots.

(b)        Commercial Rebates.

(i)         Depomed shall be responsible for (A) all commercial rebates with respect to Products (“Commercial Rebates”) dispensed to patients prior to the Closing Date and (B) all Commercial Rebates with respect to Products dispensed to patients through the Depomed Responsibility Period, provided, however, that Collegium shall be financially responsible for any incremental rebate amounts resulting from any price increases implemented by Collegium after the Closing Date for such lots.

(ii)       Collegium shall be responsible for all Commercial Rebates with respect to Products dispensed to patients after the Depomed Responsibility Period.

(c)        Government Rebates.

(i)         Depomed shall be responsible for (A) all government rebates with respect to Products (“Government Rebates”) dispensed to patients prior to the Closing Date and (B) all Government Rebates with respect to Products dispensed to patients through the Depomed Responsibility Period, provided, however, that Collegium shall be financially responsible for any incremental rebate amounts resulting from any price increases implemented by Collegium after the Closing Date.

(ii)       Collegium shall be responsible for all Government Rebates with respect to Products dispensed to patients after the Depomed Responsibility Period.

(d)        GPO and Government Chargeback Claims.

(i)         Depomed shall be financially and legally responsible for all group purchase organization (“GPO”)  and government chargeback claims (“Chargeback Claims”) related to Products sold by the wholesaler or distributor prior to the Closing Date and through the Depomed Responsibility Period, provided, however, that Collegium shall be financially responsible for any incremental chargeback amounts resulting from any price increases implemented by Collegium after the Closing Date.

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(ii)       Collegium shall process and be financially and legally responsible for all Chargeback Claims related to Products sold by the wholesaler or distributor after the Depomed Responsibility Period.

(e)        Co-Pay Card Program.  Responsibility for co-pay card discounts with respect to Products (“Co-Pay Card Discounts”) shall be allocated between Depomed and Collegium as follows:

(i)         Depomed shall be responsible for (1) all Co-Pay Card Discounts with respect to Products dispensed to patients prior to the Closing Date and (2) all Co-Pay Card Discounts with respect to Products dispensed to patients through the Depomed Responsibility Period, provided, however, that Collegium shall be financially responsible for any incremental discount amounts resulting from any price increases implemented by Collegium after the Closing Date.

(ii)       Collegium shall be responsible for all Co-Pay Card Discounts with respect to Products dispensed to patients beginning after the Depomed Responsibility Period.

(f)        Limitation of Liability.  Notwithstanding the foregoing, Collegium agrees that (i) Depomed’s financial liability for GPO Commercial Rebates and Co-Pay Card Discounts shall be limited to those commercial customers with which the Business has a rebate obligation as of the Closing Date, and (ii) any payments by Depomed with respect to sales after the Closing Date shall be made in accordance with Depomed’s rebate obligations on the Closing Date with respect to each commercial customer and shall be solely based on the terms and conditions of Depomed’s agreements with the respective customer, as such terms and conditions existed as of the Closing Date.

(g)        Long Term Collaboration Agreement.  For the avoidance of doubt, the provisions of this Section 8.3 shall not apply to any matters addressed in the Long Term Collaboration Agreement.

(h)        Commercial Agreements.  After the Closing, Depomed shall use commercially reasonable efforts to maintain in full force and effect all commercial agreements relating to the Products (including GPO and Medicare part D) (each such commercial agreement, a “Commercial Agreement”) through April 30, 2019; provided, however, that if Collegium enters into a commercial agreement relating to the Products with the counterparty or counterparties to a Commercial Agreement, Depomed shall be permitted to immediately terminate any such Commercial Agreement.

Section 8.4      Collegium Use of Depomed Names

(a)        During the period commencing on the Closing Date and ending upon Collegium’s receipt of its own NDC Numbers for the Products in accordance with Section 8.2 (the “Limited License Period”), Depomed grants, and shall cause its Affiliates to grant, to

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Collegium and its Affiliates a limited, non-exclusive, royalty-free right and license to use the Depomed Names, and the UPCs and, subject to Section 8.2, the NDC Numbers for each of the Products, in each case solely for the purpose of utilizing the labels, packaging, and Promotional Materials for the Products as they exist on the Closing Date.

(b)        Promptly upon the expiration of the Limited License Period, Collegium shall, and shall cause its Affiliates to, destroy and dispose of all labels and packaging, and all Promotional Materials, in each case in its possession or subject to its control, bearing any Depomed Names; provided, however, that the expiration of the Limited License Period shall not restrict Collegium and its Affiliates from selling the Transferred Inventory or any finished goods inventory of Product acquired by Collegium pursuant to an order that was outstanding as of the Closing Date.  For clarity, the expiration of the Limited License Period shall not restrict Collegium or its Affiliates from exercising any of the rights granted to them with respect to the Promotional Materials under Section 4.5.

(c)        In no event shall Collegium or any of its Affiliates (i) use any Depomed Names in any manner or for any purpose different from the use of such Depomed Names by Depomed and its Affiliates immediately prior to the Closing Date to market, distribute and sell the Products or (ii) manufacture or produce, or cause or authorize any Third Party to manufacture or produce, any new labels, packaging or advertising, marketing, sales and promotional materials using or otherwise incorporating any Depomed Names in any manner.

(d)        Collegium shall use commercially reasonable efforts to ensure that the quality of the finished goods inventory of Products sold by Collegium under any Depomed Names is of a sufficiently high quality to be generally comparable to the quality of the Products sold by Depomed prior to the Closing Date.  At the reasonable request of Depomed, Collegium will send Depomed samples of such finished goods inventory of Products.  In the event Collegium materially breaches this Section 8.4(d) and fails to cure such breach within sixty (60) days after Depomed notifies Collegium in writing of such breach, Depomed may terminate the license granted under Section 8.4(a) by delivery to Collegium of a written notice of termination.  If Collegium disputes in good faith the existence or materiality of an alleged breach specified in a notice provided by Depomed pursuant to this Section 8.4(d), and provides notice to Depomed of such dispute within the sixty (60) day period following the date that Depomed notified Collegium of the breach, Depomed will not have the right to terminate such license unless and until the existence of such material breach has been finally determined in accordance with the dispute resolution provisions of Section 17.12 and Collegium fails to cure such breach within twenty (20) days following such determination.

(e)        Notwithstanding the transfer of any labels or packaging, or any advertising, marketing, sales and promotional materials, Collegium acknowledges that this Agreement does not, and shall not, transfer, convey or assign any right, title, license or interest in any trademarks of Depomed or any of its Affiliates other than the Licensed Trademarks pursuant to the Trademark License Agreement.

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(f)        Notwithstanding the foregoing, the parties acknowledge that this Agreement does not, and shall not, transfer, convey or assign any right, title, license or interest in any trademark of any Third Party.

Section 8.5      Customer Service

For the period from the Effective Date up to the Closing Date, Depomed will continue to provide all customer service with respect to the Products at a level comparable to that which was provided prior to the Effective Date.  On and from the Closing Date, through the completion of the Term, Collegium shall assume all customer service responsibility and provide all customer service required by its customers with respect to the Products.  As of the Closing Date, and through the completion of the Term, all customer service requests relating to the Product received by Depomed will be referred to Collegium to the attention of Collegium’s customer service provider as designated by Collegium.

ARTICLE 9

TERM AND TERMINATION

Section 9.1      Term

(a)        The term of this Agreement shall commence on the Effective Date and shall, unless terminated sooner in accordance with this Article 9, continue for so long as Collegium is engaging in any Commercialization activities with respect to a Payment-Bearing Product (the “Term”).

Section 9.2      Early Termination

(a)        Depomed may terminate this Agreement:  (i) upon at least ninety (90) days’ prior written notice to Collegium in the event that the aggregate Net Sales of the Payment-Bearing Products in the Territory during any period of twelve (12) consecutive calendar months ending on or before December 31, 2021 are less than One Hundred Eighty Million Dollars ($180,000,000) and Depomed does not receive the full amount of any Minimum Quarterly Payment that becomes due and payable during that same twelve (12) month period, either through direct payment of the Minimum Quarterly Payment by Collegium or by Depomed’s recourse to the Letter of Credit or Sales Account pursuant to Section 7.7(a) or Section 7.7(b); (ii) without cause, upon at least sixty (60) days’ prior written notice to Collegium given not later than December 31, 2018, provided that Depomed pays to Collegium a termination fee in the amount of Eighty Million Dollars ($80,000,000) not later than the effective date of termination; or (iii) upon at least ninety (90) days’ prior written notice to Collegium in the event that the Annual Net Sales of Payment-Bearing Products for any period after December 31, 2021 are less than One Hundred Forty Million Dollars ($140,000,000).

(b)        At any time on or after the first anniversary of the Closing Date (subject to Section 7.3(f)(iii)), Collegium and Newco may tender a written notice to Depomed

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terminating this Agreement for any reason, with such termination to be effective one year from the delivery of such notice; provided that, if the effective date of termination designated in such notice is prior to the fourth anniversary of the Closing Date, then such termination shall be contingent upon the payment by Collegium to Depomed, not later than the termination date, of a termination fee in the amount of Twenty-Five Million Dollars ($25,000,000).  After the delivery of notice of termination and prior to the effective date of termination pursuant to this Section 9.2(b), Collegium shall continue to comply with its diligence obligations as set forth in the first sentence of Section 4.1 and otherwise operate and maintain the business and assets relating to this Agreement in the ordinary course of business and consistent in all material respects with the twelve (12) month period prior to such delivery of notice of termination.

(c)        Collegium and Newco may terminate this Agreement upon ten (10) days’ prior written notice to Depomed, if the Grünenthal License Agreement is terminated by Grünenthal as a result of any breach of the Grünenthal License Agreement by Depomed (other than a breach of the Grünenthal License Agreement by Depomed which is caused by a breach by Newco or its Affiliates or Sublicensees, including Collegium or its Affiliates, of any of their obligations under this Agreement or any of Depomed’s obligations under the Grünenthal License Agreement).

Section 9.3      Termination for Cause

(a)        In the event of a material breach of this Agreement other than a failure to make any undisputed payment(s) hereunder, the non-breaching party shall have the right to terminate this Agreement by written notice to the breaching party specifying the nature of such breach in reasonable detail.  Such termination shall become effective sixty (60) days from receipt of such notice by the breaching party, unless the allegedly breaching party disputes such breach in good faith.

(b)        In the event of a material breach of this Agreement by a party as a result of any failure to make any undisputed payment(s) under this Agreement, the non-breaching party (excluding Newco, in the event the breaching party is Collegium, and Collegium, in the event the breaching party is Newco) shall have the right to terminate this Agreement by written notice to the breaching party and such termination shall become effective ten (10) days from receipt of such notice by the breaching party unless the breaching party has cured such breach within such period.  If such breach is due to the action of Collegium, then this Agreement shall automatically terminate immediately, without the need for notice by the non-breaching party.  For clarity, Collegium shall not be deemed to be in breach of its obligation to make any Minimum Quarterly Payment to Depomed under this Agreement in the event that Depomed does not receive its full Minimum Quarterly Payment through the Sales Account and Depomed is eligible to, and does, draw on the Letter of Credit in accordance with Section 7.7(a) to satisfy any such Quarterly Shortfall.

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(c)        If Collegium or Depomed disputes in good faith the existence or materiality of an alleged material breach specified in a notice provided by the other party pursuant to this Section 9.3, and provides notice to the other party of such dispute within the sixty (60) day period or ten (10) day period, as applicable, following the date that the other party notified the breaching party of the breach, the other party will not have the right to terminate this Agreement unless and until the existence of such material breach has been finally determined in accordance with the dispute resolution provisions of Section 17.12 and the breaching party fails to cure such breach within twenty (20) days following such determination.  Notwithstanding the foregoing, Collegium shall not be entitled to dispute its obligation to make any of the Minimum Quarterly Payments to Depomed due and payable under Section 7.3(a).

Section 9.4      Termination for Bankruptcy.

To the extent permitted by law, each party (excluding Newco, in the event the other party is Collegium, and Collegium, in the event the other party is Newco) will have the right to terminate this Agreement immediately upon notice to the other party, in the event of (a)  the entry of an order for relief under the United States Bankruptcy Code (or any corresponding remedy under successor laws) against the other party, (b) the filing of a petition by or against the other party under any bankruptcy, insolvency or similar law (which petition is not dismissed within sixty (60) days after filing), (c) the appointment of a receiver for the other party’s business or property or (d) the other party’s making of a general assignment for the benefit of its creditors.  Where Collegium is the “other party,” such term “other party” is hereby deemed to mean either Collegium or Newco.  Notwithstanding the occurrence of any of the events specified in this Section 9.4, the parties acknowledge and agree that, to the extent Section 365(n) of the United States Bankruptcy Code applies to this Agreement, the non-insolvent party may elect to retain and exercise the rights granted to it hereunder with respect to the intellectual property owned or controlled by the insolvent party.

Section 9.5      Termination for Failure to Obtain HSR Clearance

If the HSR Clearance Date has not occurred on or before seventy (70) days after the Effective Date, then any party shall have the right to terminate this Agreement in its entirety upon notice to the other parties referencing this Section 9.5, and except for Article 13 and Section 17.12, none of the provisions of this Agreement shall remain in effect after such termination.

Section 9.6      Termination for Failure to Close

If the parties fail to close on or prior to February 28, 2018, then any party shall have the right to terminate this Agreement in its entirety upon notice to the other parties referencing this Section 9.6, and except for Article 13 and Section 17.12, none of the provisions of this Agreement shall remain in effect after such termination; provided, however, that the failure of the parties to close shall not be due to the action or inaction of the party invoking its right to terminate this Agreement pursuant to this Section 9.6; and provided, further, that if Depomed is

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unable for any reason to extend the termination date set forth in the Consent Agreement beyond January 31, 2018 on the same terms and conditions as are set forth in the Consent Agreement as of the Effective Date (other than the revision to such termination date), then any party will have the right to terminate this Agreement pursuant to this Section 9.6 if the parties fail to close on or prior to January 31, 2018.

Section 9.7      Effects of Termination

(a)        General Effects of Termination.  Upon expiration or termination of this Agreement for any reason, the following terms and conditions shall apply:

(i)         Expiration or termination of this Agreement shall not relieve either party of any obligations that accrued prior to such expiration or termination, including accrued payment obligations.  For clarity, Collegium shall not be obligated to make any Minimum Quarterly Payments with respect to any period of time or sales of any Payment-Bearing Product following the effective date of termination and, following receipt or issuance of any notice of termination pursuant to Section 9.2 or Section 9.3, Collegium’s obligation to pay any further Minimum Quarterly Payment(s) (or portion thereof) shall only apply with respect to the period of time between its receipt or issuance of the termination notice and the effective date of termination.

(ii)       Except in the case of termination of this Agreement pursuant to Section 9.5 (the effects of which are addressed in Section 9.5), the following provisions shall survive expiration or termination of this Agreement and remain in effect, along with any other provisions to the extent required to interpret and enforce the parties’ rights and obligations under this Agreement:  Sections 3.2(e)(iv), 4.5(b),  5.1(a) (solely the last sentence), 7.3(d) (solely with respect to Line Extensions), 7.3(e)(iv) (solely with respect to Line Extensions which are “New Products”), 7.4, 7.6, 9.7 and 10.3 and Articles 1, 12, 13, 15, 16 and 17.

(iii)      Expiration or termination of this Agreement shall be without prejudice to (A) any remedies which any party may then or thereafter have hereunder or at law or in equity, (B) a party’s right to receive any payment accrued under the Agreement prior to the termination date but which becomes payable thereafter and (C) either party’s right to obtain performance of any obligations provided for in clause (ii) above which survive termination.  Except as expressly set forth herein, the rights to terminate this Agreement as set forth in this Agreement shall be in addition to all other rights and remedies available under this Agreement, at law, in equity or otherwise.

(iv)       All licenses, rights, and sublicenses granted by Depomed to Newco pursuant to Section 2.1 and Section 2.2(a) shall automatically terminate and no longer be effective.

(v)        Any sublicenses granted by Newco hereunder (including to Collegium and/or its Affiliates) shall automatically terminate and no longer be effective.

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(vi)       Depomed shall retain exclusive ownership of all Products.  Collegium shall retain exclusive ownership of all Line Extensions.

(vii)     Section 7.3(d) and Section 7.3(e)(iv) shall survive solely with respect to Line Extensions sold in the Territory by Collegium or its Affiliates or other Sublicensees after termination,  with the payments specified in Section 7.3(d) becoming payable commencing as of the effective date of termination.

(viii)    As soon as is reasonably practicable after expiration or termination of this Agreement, Collegium shall (and shall cause its Affiliates to) return to Depomed all applications, reports and related documentation that it prepared for filing with the applicable Regulatory Authorities, as well as the pharmacovigilance database and any other related data, in each case solely with respect to Products.

(ix)       As soon as is reasonably practicable after expiration or termination of this Agreement, except as necessary or useful for the exercise of rights continuing after expiration or termination, the recipient party shall (and shall cause its Affiliates to) return to the disclosing party or destroy all originals of documents (in paper, electronic or other tangible form) and physical materials then in the recipient party’s possession, and copies thereof, containing or embodying Proprietary Information received from the disclosing party, and destroy all documents and other materials that the recipient party created containing any such Proprietary Information, provided, however, that the recipient party may retain in confidence (a) one archival copy of the Proprietary Information of the disclosing party in its legal files solely to permit the recipient party to determine compliance with its obligations hereunder and (b) any portion of the Proprietary Information of the disclosing party which such recipient party is required by applicable Legal Requirements to retain.  Notwithstanding the return or destruction of the documents and materials described above, the parties will continue to be bound by their obligations under Article 13.

(b)        Additional Effects of Termination.  Upon termination of this Agreement pursuant to Section 9.2,  Section 9.3 or Section 9.4, the following additional terms and conditions shall apply:

(i)         At Depomed’s request, Collegium shall, and shall cause Newco to, promptly transfer, convey and assign to Depomed or its designee either, at Depomed’s option, (A) each Transferred Asset then in existence that is selected by Depomed for assignment,  or (B) all then outstanding membership interests in Newco.

(ii)       At Depomed’s request, Collegium shall cooperate in undertaking a reasonable wind-down or orderly transition to Depomed or its designee of Collegium’s development and/or Commercialization activities with respect to the Products (including taking such reasonable actions in regard to Regulatory Approvals as may be directed by Depomed pending the assignment and transfer of such Regulatory Approvals pursuant to Section 9.7(b)(v)).

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

(iii)      At Depomed’s request, if on the effective date of such termination, there are any on-going clinical studies (including post-approval commitments, but not including investigator-initiated clinical studies) of any Product conducted by or on behalf of Collegium, Collegium shall transition such clinical studies to Depomed or its designee as promptly as practicable, at Depomed’s cost and expense.

(iv)       For any investigator-initiated clinical studies, Collegium shall either terminate such studies, such that Depomed is not responsible for any costs thereof, or continue such studies at Collegium’s own cost and expense.

(v)        At Depomed’s request, Collegium shall promptly (A) transfer, convey and assign to Depomed or its designee all regulatory filings and Regulatory Approvals then owned by Collegium or its Affiliates that relate solely to the Products, and deliver to Depomed or its designee all pre-clinical and clinical data and information in Collegium’s possession or Control relating solely to the Products, and (B) deliver or make available to Depomed or its designee copies of those reports, records and regulatory correspondence in Collegium’s possession or Control that relate solely to the development of the Products.

(vi)       At Depomed’s request, Collegium shall promptly assign (or use commercially reasonable efforts to assign if the applicable contract does not freely permit assignment) to Depomed or its designee any manufacturing, supplier, distributor, clinical study, or other contracts relating solely to the development, Manufacture or Commercialization of the Products entered into by Collegium with Third Parties (in addition to any contracts assigned pursuant to Section 9.7(b)(i)) or otherwise use reasonable efforts to facilitate Depomed’s establishment of similar relationships with such Third Parties.

(vii)     At Depomed’s request, Collegium shall promptly transfer, convey and assign to Depomed or its designee all right, title and interest in and to all then-existing inventory of Products in finished goods form that is in Collegium’s possession or control (whether intended for clinical or commercial supply), subject to Depomed reimbursing Collegium’s COGS with respect to such inventory.

(viii)    At Depomed’s request, Collegium shall promptly provide to Depomed or its designee all Promotional Materials used in connection with the Products in the Territory that are in Collegium’s possession or Control (including electronic files of such Promotional Materials), subject to Depomed reimbursing Collegium’s out-of-pocket cost for printing and delivering such Promotional Materials.

(ix)       Collegium shall continue to be responsible for returns, Commercial Rebates, Chargeback Claims and Co-Pay Card Discounts with respect to Products Commercialized by Collegium prior to such termination, in accordance with Section 8.3.

(x)        To the extent that Depomed has not previously commenced such activities pursuant to Section 4.9, Depomed may elect, at any time after delivery of the notice of

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

termination, to have the Depomed Sales Force Detail the Products directly to Professionals in the Territory in accordance with Section 4.9, except that the notice period set forth in Section 4.9(b)(i) shall not apply.

(xi)       Each party agrees to execute, acknowledge and deliver such further instruments, consents and other documents, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Section 9.7(b), for no further consideration.

ARTICLE 10

REPRESENTATIONS AND WARRANTIES

Section 10.1    Representations and Warranties of Depomed

Depomed hereby represents and warrants to Collegium as follows:

(a)        Organization.  Depomed is a corporation duly incorporated, validly existing and in good standing under the Legal Requirements of the State of California.  Depo NF Sub, LLC is a limited liability company duly formed, validly existing and in good standing under the Legal Requirements of the State of Delaware.  Each Depomed Entity is authorized to do business under the Legal Requirements of all jurisdictions in which it is required to be so authorized.

(b)        Authority; Binding Effect.

(i)         Each Depomed Entity has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as it is now being conducted and as it is related to the Transferred Assets and the Business.  Depomed has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements, and to carry out, or to cause to be carried out, the Transactions.  The execution and delivery by Depomed of this Agreement and the Ancillary Agreements, and the performance by each Depomed Entity of its obligations hereunder and thereunder, have been duly authorized by all requisite corporate action on the part of such Depomed Entity.

(ii)       This Agreement has been duly executed and delivered by Depomed and, assuming the valid execution and delivery by Collegium, constitutes a legal, valid and binding obligation of Depomed, enforceable against Depomed in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).

(iii)      Each of the Ancillary Agreements has been duly authorized by all necessary action on the part of Depomed and has been, or will be at the Closing, duly executed

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

and delivered by Depomed and, assuming the valid execution and delivery by Collegium, constitutes or will constitute a legal, valid and binding obligation of Depomed, enforceable against Depomed in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).

(c)        Non-Contravention.  The execution, delivery and performance of this Agreement and the other Transaction Documents by Depomed, and the consummation of the Transactions, do not and will not (i) violate any provision of the articles of incorporation or bylaws of Depomed and the comparable organizational documents of Depo NF Sub, LLC; (ii) subject to obtaining the consents referred to in Schedule 10.1(c),  result in the creation of any Lien (other than Permitted Liens) upon any of the Transferred Assets; or (iii) assuming compliance with the matters set forth in Section 10.1(d) and Section 10.2(d), violate or result in a breach of, or constitute a default under any Legal Requirement or other restriction of any Governmental Authority to which any Depomed Entity is subject, except, with respect to clause (iii), for any violations, breaches, or defaults, that would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Transferred Assets or to the conduct of the Business, taken as a whole.

(d)        Governmental Authorization.  Except as set forth on Schedule 10.1(d) or in connection with the filings required by the Competition Laws, the execution and delivery of this Agreement and the other Transaction Documents by Depomed, and the consummation of the Transactions, do not require any consent or approval of, or any notice to or other filing with, any Governmental Authority.

(e)        No Litigation.

(i)         Except as set forth on Schedule 10.1(e)(i),  no Legal Proceeding or Order that (A) is or is reasonably likely to be material to the Business, the Transferred Assets or the Assumed Liabilities, taken as a whole, (B) would enjoin, restrict or prohibit the transfer of all or any part of the Transferred Assets, or the performance by any Depomed Entity, as contemplated by this Agreement or the Ancillary Agreements, or (C) seeks to impose any material limitation on the ability of any Depomed Entity to operate the Business or the Transferred Assets as currently conducted or after the Closing or would impose any material limitation on the ability of Collegium to operate the Business or the Transferred Assets as currently conducted, is pending or outstanding against or, to the Knowledge of Depomed, threatened against any Depomed Entity.  This Section 10.1(e)(i) does not relate to Legal Proceedings relating solely to the Licensed IP Rights, which are the subject of Section 10.1(i).

(ii)         Except as set forth on Schedule 10.1(e)(ii),  from April 2, 2015 through the date hereof, no Legal Proceeding related to product liability, product defect, fraud, misrepresentation, unjust enrichment, conspiracy or economic loss has been initiated or filed

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

against any Depomed Entity or their agents and, to the Knowledge of Depomed, no such Legal Proceeding has been threatened against any Depomed Entity relating to any of the Products.

(f)        Compliance with Legal Requirements.  Except as to matters set forth in Schedule 10.1(f):

(i)         Each Depomed Entity is, and since April 2, 2015 has been, in material compliance with all Legal Requirements applicable to the ownership of the Transferred Assets or the operation of the Business, including applicable Health Laws and Environmental Laws.

(ii)       Each Depomed Entity possesses, and is in compliance with, all Governmental Authorizations necessary for the conduct of the Business as it is currently conducted, except where the failure to possess or comply with any such Governmental Authorization would not, individually or in the aggregate, be materially adverse to the operation of the Business, and all such Governmental Authorizations are valid and in full force and effect.  Each Depomed Entity, as applicable, have completed and filed all reports, documents, claims, permits and notices required by any Governmental Authority in order to maintain the Governmental Authorizations, except where failure to file such reports would not be materially adverse to the Business.  To the Knowledge of Depomed, all such reports, documents, claims, permits and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).  No event has occurred that would reasonably be expected to result in a penalty under or the revocation, cancellation, non-renewal or adverse modification of any Governmental Authorization, except as has not been and would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Business.

(iii)      To the Knowledge of Depomed, Depomed has calculated and reported all prices reported to or used to calculate pricing or discounts under the Medicaid Program (42 U.S.C. § 1396r-8), the 340B Drug Discount Program (42 U.S.C. § 256b), and Section 603 of the Veterans Healthcare Act of 1993 (Pub. L. 102-585) for the Products in compliance with applicable Legal Requirements.

(g)        Regulatory Matters.

(i)         Schedule 10.1(g) sets forth, as of the Effective Date, a list of all material Regulatory Approvals granted to any Depomed Entity by, or application therefor pending with, any Governmental Authority to manufacture, have made, test, market, package, import, distribute, sell and commercialize the Products in the Territory.

(ii)       All Products sold under the Regulatory Approvals are manufactured, marketed, distributed and sold in accordance with such Regulatory Approvals, including the specifications and standards contained therein, except as has not been and would

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

not, individually or in the aggregate, reasonably be expected to be materially adverse to the Business.

(iii)      With respect to the Business, neither any Depomed Entity, nor, to the Knowledge of Depomed, any officer, employee, or agent of any Depomed Entity, (A) has made an untrue statement of a material fact or a fraudulent statement to the FDA, failed to disclose a material fact required to be disclosed to the FDA or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities policy set forth in the FDA’s Compliance Policy Guide Sec. 120.100 (CPG 7150.09), or (B) has been convicted of any crime or engaged in any conduct  that would reasonably be expected to result in debarment under 21 U.S.C. 335a or any similar Legal Requirement.

(iv)       Since April 2, 2015, no Depomed Entity has (A) voluntarily nor involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field alerts, market withdrawal or replacement, safety alert, “dear doctor” letter, investigator notice, or other notice or action relating to an alleged lack of safety, or efficacy of any Product, and to the Knowledge of Depomed, there are no facts which are reasonably likely to cause (1) the recall, market withdrawal or replacement of any Product sold or intended to be sold by any Depomed Entity, (2) a change in the marketing classification or a material change in the labeling of any such Products or (3) a termination or suspension of the marketing of such Products; or (B) received any written notice that any Governmental Authority has (1) commenced, or threatened to initiate, any action to request the recall or to enjoin the manufacture or distribution of any Product sold or intended to be sold by any Depomed Entity or (2) commenced, or threatened to initiate, any action to withdraw any Regulatory Approvals issued relating to any Product.

(v)        Except for ordinary course inquiries or as set forth on Schedule 10.1(g)(v), since April 2, 2015, Depomed has not received, with respect to the Products marketed and sold in the Territory, any written notice or communications from any Governmental Authority alleging any safety or quality concerns with respect to any Product or noncompliance with any applicable Legal Requirements or Regulatory Approvals, except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the operation of the Business.  Depomed is not subject to any enforcement proceedings by the FDA related to the Products and, to the Knowledge of Depomed, no such proceedings have been threatened.

(vi)       All clinical trials and studies for the Products that have been or are being conducted by or on behalf of Depomed or its Affiliates, were conducted, and are being conducted, in all material respects in accordance with all applicable Legal Requirements, including Health Legal Requirements.  To the Knowledge of Depomed, there is no Legal Proceeding pending or threatened by any Governmental Authority to suspend, investigate or terminate any ongoing clinical trials or studies for any Product.

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

(h)        Contracts.

(i)         As of the Effective Date, the Grünenthal License Agreement is valid and binding on Depomed and, to the Knowledge of Depomed, Grünenthal, and is in full force and effect in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).  Neither Depomed nor, to the Knowledge of Depomed, Grünenthal is in material breach of or material default under, or has provided notice of its intent to terminate, the Grünenthal License Agreement, and no event has occurred that, with the giving of notice or lapse of time or both, would constitute a material breach or material default thereunder.  During the Term, Depomed shall not amend, terminate or cause to be terminated the Grünenthal License Agreement in any manner that would reasonably be expected to be materially adverse to Collegium’s rights or obligations under this Agreement without the prior written consent of Collegium, which consent shall not be unreasonably withheld, conditioned or delayed.

(ii)       As of the Effective Date, Grünenthal has consented, in writing, to the grant of the sublicense under Section 2.1(a)(iii) and Section 2.1(a)(iv),  and such consent has not been rescinded, revoked, modified or conditioned in any manner.

(i)         Intellectual Property.

(i)         Except as set forth on Schedule 10.1(i)(i):

(1)        to the Knowledge of Depomed, the Transferred IP Rights and Licensed IP Rights are subsisting, the issued Patents and registered Trademarks included within the Transferred IP Rights and Licensed IP Rights are valid and enforceable, and there is no objection or claim being asserted or threatened in writing by any Person challenging the scope, ownership, inventorship, validity or enforceability of any Transferred IP Rights or Licensed IP Rights, other than the ANDA Litigation; provided that the foregoing “Knowledge of Depomed” qualifier shall not apply with respect to the Licensed Trademarks, the Transferred Domain Names or the Depomed Acuform Patents;

(2)        on the Effective Date, a Depomed Entity is, and at the Closing, will be, (I) the sole and exclusive beneficial and, with respect to applications and registrations, record owner of, and hold good, saleable and sole title to the Transferred IP Rights and Licensed IP Rights, other than the Licensed IP Rights that are licensed to a Depomed Entity, in which case, a Depomed Entity is the holder of an assignable valid right or license to such Licensed IP Rights, and (II) the beneficial owner of the Depomed Product Know-How;

(3)        no license of any kind relating to any Transferred IP Right or Licensed IP Right has been granted by any Depomed Entity to any Third Parties (except for

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

immaterial, non-exclusive licenses to use Transferred IP Rights or Licensed IP Rights to customers and suppliers in the ordinary course of business);

(4)        the Transferred IP Rights and the Licensed IP Rights are  (in the case of the Grünenthal IP Rights, to the Knowledge of Depomed and subject to the Grünenthal License Agreement) free and clear of any Liens, other than Permitted Liens;

(5)        there are no Legal Proceedings or other claims pending or threatened by a Depomed Entity against any Person, and no Depomed Entity has provided notice of any Person’s Infringement of any Transferred IP Right or the Licensed IP Right or misappropriation of Depomed Product Know-How;

(6)        there are no Legal Proceedings or other claims pending, or to the Knowledge of Depomed, threatened in writing against Depomed or any of its other Affiliates by any Person, and none of Depomed or any of its other Affiliates received written notice (including in the form of offers, invitations to obtain a license or cease-and-desist letters) from any Person that the conduct of the Business (including the use of Depomed Product Know-How), including the marketing and sale of the Products in the United States, constitutes Infringement of any IP Right of such Person;

(ii)       Except as set forth on Schedule 10.1(i)(ii), the Transferred IP Rights and the Licensed IP Rights constitute all of the IP Rights owned or licensed to or by Depomed and its Affiliates at the Closing that are used to commercialize the Products, except in respect of the manufacture and packaging of the Products.  To the Knowledge of Depomed, all assignments, declarations and powers of attorney with respect to the Transferred IP Rights and the Licensed IP Rights have been properly obtained and recorded, provided that the foregoing “Knowledge of Depomed” qualifier shall not apply with respect to the Licensed Trademarks, Depomed Acuform Patents or the Transferred Domain Names.

(iii)      Each Depomed Entity has taken and currently takes commercially reasonable measures to protect the confidentiality of confidential information material to the conduct of the Business and owned, used or held for use in the conduct of the Business by any Depomed Entity, and to the Knowledge of Depomed, there has not been any disclosure of any trade secret or confidential information owned, used or held for use in the conduct of the Business to any Person in a manner that has resulted in the loss of such trade secret or other rights in and to such information.

(iv)       Schedule 10.1(i)(iv) lists all of the United States Patents licensed from Grünenthal under the terms of the Grünenthal License Agreement that relate to the Products (the “Grünenthal Patents”).

(v)        Nucynta® ER constitutes a Grünenthal-ADF-Formulation (as defined in the Grünenthal License Agreement).

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

(j)         Brokers.  No broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of any Depomed Entity.

(k)        Transferred Assets.  Except as set forth on Schedule 10.1(k), the Depomed Entities (a) own, lease or have the legal right to use all of the Transferred Assets, and (b) have good title to all the Transferred Assets (other than those Transferred Assets that are licensed) free and clear of all Liens, except for Permitted Liens.  Other than Depo NF, no Affiliate of Depomed has any right, title or interest in, to or under the Transferred Assets.  Following the Closing, neither Depomed nor any of its Affiliates will own any right, title or interest in or to any of the Transferred Assets, except as otherwise expressly set forth in Section 9.7(b) and Article 13 or any of the Ancillary Agreements.  This Section 10.1(k) does not relate to intellectual property, which is the subject of Section 10.1(i).

(l)         Absence of Material Changes.  Since September 30, 2017, and through the date hereof, and as of the Closing Date, except as set forth on Schedule 10.1(l), the Business has been operated in the ordinary course and there has not been:

(i)         any sale, pledge, disposition, transfer, lease, license, encumbrance or authorization of the sale, pledge, disposition, transfer, lease, license or encumbrance of any assets, including any IP Rights, that are (or would otherwise be) Transferred Assets, other than (A) sales of Products in the ordinary course of business consistent with past practice or (B) Permitted Liens;

(ii)       any waiver of any material claims or rights of material value that relate to the Transferred Assets;

(iii)      any acquisition of any material properties, assets or IP Rights that constitute Transferred Assets, other than Transferred Assets that would not reasonably be expected to result in any material Assumed Liabilities;

(iv)       any settlement of any Legal Proceeding or waiver of any material claims or rights of material value in a manner that constitutes an Assumed Liability or otherwise would reasonably be expected to be materially adverse to the Transferred Assets or the operation of the Business, taken as a whole;

(v)        any termination, cancellation, lapse, amendment, waiver or modification of any Regulatory Approvals material to the Business or the Transferred Assets;

(vi)       any abandonment, termination or lapse of any Transferred IP Rights or Licensed IP Rights, or rights relating to any Transferred IP Rights or Licensed IP Rights, in each case, relating to the Transferred Assets or the Business;

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

(vii)     any failure to take any action necessary to protect or maintain any Transferred IP Rights or Licensed IP Rights or to prosecute any pending applications for any trademarks or file any documents or other information or pay any maintenance or other fees related thereto, in each case, relating to the Transferred Assets or the Business;

(viii)    any transfer, assignment or grant of any license or sublicense of any rights under or with respect to any Transferred IP Rights or Licensed IP Rights relating to the Transferred Assets, the Products or the Business, other than immaterial, non-exclusive licenses to use Transferred IP Rights or Licensed IP rights to customers and suppliers in the ordinary course of business;

(ix)       any (A) change in any Depomed Entity’s activities and practices with respect to inventory levels of the Products maintained at the wholesale, chain or institutional levels inconsistent with past practice, (B) any change in the selling, distribution, advertising, pricing, terms of sale or collection practices inconsistent with past practice or (C) the entry into any program, activity or other action (including any rebate, discount, chargeback or refund policy or practice), in each case, that would reasonably be expected to result in a trade buy-in that is materially in excess of normal customer purchasing patterns consistent with past course of dealing with the Business during the twelve (12) months prior to the date hereof; or

(x)        any agreement, commitment to take or authorization of any action described in this Section 10.1(l).

(m)       Transferred Inventory.  The Transferred Inventory is of usable or saleable quality in the ordinary course of business and has the expiration dates set forth on the Transferred Inventory Cost Statement (except for such inaccuracies as would not be material).  All of the Transferred Inventory is, as of the Closing Date, free of material defects (including defects in packaging, labeling, and storage) and systematic or chronic problems and comply in all material respects with all applicable specifications and all applicable Legal Requirements, including all Health Legal Requirements and Environmental Legal Requirements.  All Transferred Inventory that has been returned, has expired or has been deemed unusable or not fit for sale has been or will be destroyed in accordance with the policies of Depomed and applicable Legal Requirements.

(n)        Taxes.  Except as set forth on Schedule 10.1(n) to the extent a breach or inaccuracy of any of the following could result in a liability of Newco, Collegium (or any of their Affiliates) to any Person: (a) all material Tax Returns required to be filed by Depomed or its subsidiaries with respect to the ownership or use of the Transferred Assets have been duly and timely filed; (b) all material Taxes due and payable by Depomed or its subsidiaries with respect to the ownership or use of the Transferred Assets have been timely paid; (c) none of the Transferred Assets is subject to any Liens as a result of a failure to pay any Tax (excluding, any Permitted Liens); and (d) other than as relates to income taxes, there are no ongoing or pending Tax audits or administrative or similar proceedings with respect to any Tax Returns of Depomed

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

relating to the ownership or use of the Transferred Assets.  Notwithstanding any provisions of this Agreement to the contrary, Section 10.1(e)(i) and the foregoing provisions of this Section 10.1(n) constitute the sole representations and warranties of Depomed and its Affiliates relating to Taxes.

Section 10.2    Representations and Warranties of Collegium and Newco

Collegium and Newco hereby jointly and severally represent and warrant to Depomed as follows:

(a)        Organization.  Collegium is a corporation duly organized, validly existing and in good standing under the Legal Requirements of the State of Virginia.  Newco is a limited liability company duly formed, validly existing and in good standing under the Legal Requirements of Delaware.  Collegium and Newco are each authorized to do business under the Legal Requirements of all jurisdictions in which they are required to be so authorized, except as would not, individually or in the aggregate, have a material and adverse effect on the ability of Collegium and Newco to consummate the Transactions (a “Collegium Material Adverse Effect”).

(b)        Authority; Binding Effect.

(i)         Collegium has all requisite corporate power and authority to own and operate its properties and assets, to carry on its business as it is now being conducted and to execute and deliver this Agreement and the Ancillary Agreements, and to carry out or cause to be carried out, the Transactions.  Newco has all requisite power and authority to own and operate its properties and assets, to carry on its business as it is now being conducted and to execute and deliver this Agreement and the Ancillary Agreements, and to carry out or cause to be carried out, the Transactions.  The execution and delivery by Collegium and Newco of this Agreement and the Ancillary Agreements, and the performance by Collegium and Newco of their obligations hereunder and thereunder, have been duly authorized by all requisite corporate action on the part of Collegium and Newco.

(ii)       This Agreement has been duly executed and delivered by Collegium and Newco,  and assuming the valid execution and delivery by Depomed, constitutes a legal, valid and binding obligation of each of Collegium and Newco, enforceable against Collegium and Newco in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).

(iii)      Each of the Ancillary Agreements has been duly authorized by all necessary corporate action on the part of Collegium and Newco, and has been, or will be at the Closing, duly executed and delivered by Collegium and Newco, and assuming the valid execution and delivery by Depomed, constitutes or will constitute a legal, valid and binding

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

obligation of each of Collegium and Newco, enforceable against Collegium and Newco in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).

(c)        Non-Contravention.  The execution, delivery and performance by Collegium and Newco of this Agreement and the other Transaction Documents, and the consummation of the Transactions, do not and will not (i) violate any provision of the certificate of formation, bylaws or other organizational documents of Collegium and the comparable organization documents of Newco; (ii) conflict with, or result in a breach of, constitute a default under or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Collegium or any of its Affiliates under, or to a loss of any benefit to which Collegium or any of its Affiliates is entitled under, any agreement, lease of real estate or license of intellectual property to which Collegium or any of its Affiliates is a party or to which its properties or assets are subject; or (iii) assuming compliance with the matters set forth in Section 10.1(d) and Section 10.2(d), violate or result in a breach of or constitute a default under any Legal Requirement or other restriction of any Governmental Authority to which Collegium or Newco is subject, except, with respect to clause (iii), for any violations, breaches, or defaults that would not, individually or in the aggregate, reasonably be expected to have a Collegium Material Adverse Effect.

(d)        Governmental Authorization.  Except as set forth on Schedule 10.2(d) and in connection with the filings required by the Competition Laws, the execution and delivery of this Agreement and the other Transaction Documents, and the consummation of the Transactions, do not require any consent or approval of, or any notice to or other filing with, any Governmental Authority.

(e)        Brokers.  No broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Collegium or any of its Affiliates.

(f)        Financial Capability.  As of the Closing, Collegium will have sufficient cash available to pay the Transferred Inventory Cost, the Upfront Payment and the Collegium Prepaid Business Expense Allocation on the terms and conditions contemplated by this Agreement.

(g)        Solvency.  As of the Effective Date, after giving effect to all of the Transactions, including the payment of the Transferred Inventory Cost, the Upfront Payment and the Collegium Prepaid Business Expense Allocation, Collegium and Newco shall be Solvent.  For the purposes of this Section 10.2(g), the term “Solvent” when used with respect to any Person, means that, as of any date of determination, (i) the “fair saleable value” of the assets of such Person will, as of such date, exceed (A) the value of all “liabilities of such Person, including

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, and (B) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (ii) such Person will not have, as of such date, unreasonably small capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (iii) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.

(h)        No Litigation.  No Legal Proceeding or Order that (i) would enjoin, restrict or prohibit the transfer of all or any part of the Transferred Assets, or the performance by Collegium or Newco, as contemplated by this Agreement or the Ancillary Agreements, or (ii) seeks to impose any material limitation on the ability of Collegium or Newco to operate the Business or the Transferred Assets after the Closing is pending or outstanding against or, to the Knowledge of Collegium, threatened in writing against Collegium.

(i)         Regulatory Matters.

(i)         Since April 26, 2016, Xtampza® ER FDA approval date, Collegium has manufactured, tested, marketed, distributed, and sold all of the products owned or controlled by it and subject to FDA regulation (“Collegium Products”) in accordance with all applicable Legal Requirements, including all Health Laws, and applicable regulatory approvals, including the specifications and standards contained therein, except as has not been and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect.

(ii)       Since April 26, 2016, Xtampza® ER FDA approval date, Collegium has not (A) voluntarily nor involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field alerts, market withdrawal or replacement, safety alert, “dear doctor” letter, investigator notice, or other notice or action relating to an alleged lack of safety, or efficacy of any Collegium Products, and to the Knowledge of Collegium, there are no facts which are reasonably likely to cause (1) the recall, market withdrawal or replacement of any Collegium Products, or (2) a termination or suspension of the marketing of any Collegium Products.  Neither Collegium nor Newco has received any written notice that any Governmental Authority has (1) commenced, or threatened to initiate, any action to request the recall or to enjoin the manufacture or distribution of any Collegium Products, or (2) commenced, or threatened to initiate, any action to withdraw any regulatory approvals relating to Collegium Products.

(iii)      Except for ordinary course inquiries or as set forth on Schedule 10.2(i)(iii), since April 26, 2016, Xtampza® ER FDA approval date, Collegium has not received any written notice or communications from any Governmental Authority alleging any safety or quality concerns with respect to any Collegium Products or noncompliance with any applicable Legal Requirements, including Health Laws relating to the sale and marketing of Collegium Products, or applicable regulatory approvals, except as would not, individually or in the

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aggregate, reasonably be expected to have a material effect.  Collegium is not subject to any enforcement proceedings by the FDA related to Collegium Products and, to the Knowledge of Collegium, no such proceedings have been threatened.

(iv)       All clinical trials and studies that have been or are being conducted by or on behalf of Collegium with respect to Collegium products, were conducted, and are being conducted, in all material respects in accordance with all applicable Legal Requirements, including Health Laws.  To the Knowledge of Collegium and Newco, there is no Legal Proceeding pending or threatened by any Governmental Authority to suspend, investigate or terminate any ongoing clinical trials or studies conducted by or on behalf of Collegium.

(v)        Neither Collegium nor, to the Knowledge of Collegium, any officer, employee, or agent of Collegium, (A) has made an untrue statement of a material fact or a fraudulent statement to the FDA, failed to disclose a material fact required to be disclosed to the FDA or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities policy set forth in the FDA’s Compliance Policy Guide Sec. 120.100 (CPG 7150.09), or (B) has been convicted of any crime or engaged in any conduct  that would reasonably be expected to result in debarment under 21 U.S.C. 335a or any similar Legal Requirement.

Section 10.3    Warranty Disclaimer

EXCEPT AS EXPRESSLY PROVIDED HEREIN, EACH PARTY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH REGARD TO THE PRODUCTS AND LINE EXTENSIONS, INCLUDING THE WARRANTY OF MERCHANTABILITY AND WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 11

INTELLECTUAL PROPERTY MATTERS

Section 11.1    Acuform Patent Prosecution and Maintenance

Depomed shall have the sole right, but not the obligation, to prosecute and maintain the Depomed Acuform Patents in the Territory.  Depomed shall keep Collegium reasonably informed regarding material developments relating to the prosecution and maintenance of the Depomed Acuform Patents in the Territory that would reasonably be expected to have a material impact on any Product or Line Extension in the Territory.

Section 11.2    Acuform Patent Infringement

Each party shall promptly notify the other party in writing of any alleged or threatened Infringement of the Depomed Acuform Patents in the Territory by a Third Party of which such party becomes aware.  Depomed shall have the sole right, but not the obligation, to prosecute any

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such infringement of the Depomed Acuform Patents in the Territory at its sole expense and Depomed shall retain control of the prosecution of such claim, suit or proceeding (an  “Acuform Patent Action”).  Newco and Collegium shall cooperate fully with, and as reasonably requested by, Depomed in any Acuform Patent Action, and Depomed shall reimburse Newco and Collegium, as applicable, for such party’s out-of-pocket expenses incurred in providing such cooperation.  Newco and Collegium may be represented by counsel of its own selection at its own expense in any Acuform Patent Action.

Section 11.3    ANDA Litigation

As between Depomed and Collegium, from and after the Closing, Depomed shall, at its cost and expense, continue to control, direct and maintain control over the ANDA Litigation.  Depomed shall keep Collegium reasonably informed with respect to the status of and any material developments in the ANDA Litigation, including any settlement discussions in connection therewith, and shall consider in good faith any reasonable input provided by Collegium or its counsel with respect thereto.  As between Depomed and Collegium, Depomed may settle or otherwise resolve the ANDA Litigation, in its sole and absolute discretion, including by granting ANDA Settlement Distributors the right to Commercialize Generic Versions of Products in the Territory.  Any awards for any motions, applications or other filings for recovery of funds (regardless of type or category), including costs, fees and sanctions related to the ANDA Litigation, whether or not they were on file prior to the Closing Date, shall be retained in full by Depomed.

Section 11.4    Grünenthal Patent Infringement

Each party shall promptly notify the other party in writing of any alleged or threatened Infringement of the Grünenthal Patents in the Territory by a Third Party of which such party becomes aware.  Except for the ANDA Litigation,  Depomed and Newco shall cooperate fully with, and as reasonably requested by, Collegium in any action to enforce any Grünenthal Patent in any Legal Proceedings (including ANDA litigation proceedings) initiated by Newco or Collegium after the Closing Date and involving the Products or Line Extensions,  to the extent permitted under the Grünenthal License Agreement, the Joint Litigation Agreement and the Consent Agreement (a “Grünenthal Patent Action”), including agreeing to be joined as a party to any such action as Collegium determines is necessary for standing purposes.  Collegium shall reimburse Depomed for its out-of-pocket expenses incurred in providing such cooperation and shall be represented in any Grünenthal Patent Action by counsel of its choosing that is reasonably acceptable to Depomed.  For any such Grünenthal Patent Action, Newco and Collegium shall use counsel reasonably acceptable to Depomed.  Any recovery received as a result of any such Grünenthal Patent Action pursuant to this Section 11.4 shall, as between the parties, be used first to reimburse the parties’ documented, out-of-pocket costs and expenses (including court, attorneys’ and professional fees) incurred in connection with such Grünenthal Patent Action, and the remainder of the recovery shall be retained by Collegium, provided that the imputed net sales upon which such remaining recovery was based shall be treated as Net

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Sales of Payment-Bearing Products with respect to the applicable periods for which such recovery was calculated, for purposes of calculating payments due pursuant to Section 7.3.  Collegium agrees not to settle any Grünenthal Patent Action, or make any admissions or assert any position in such action, in a manner that would materially adversely affect Depomed’s rights or interests hereunder, including by authorizing a Third Party (as an Authorized Generic Distributor) to Commercialize a Generic Version, without the prior written consent of Depomed, which shall not be unreasonably withheld, conditioned or delayed.  Notwithstanding the foregoing, any awards for any motions, applications or other filings for recovery of funds (regardless of type or category), including costs, fees and sanctions, that were on file prior to the Closing Date shall be retained in full by Depomed.

ARTICLE 12

INDEMNIFICATION

Section 12.1    Indemnification by Depomed

(a)                                                                         Subject to the provisions of this Article 12, Depomed agrees to, from and after the Closing, defend, indemnify and hold harmless Collegium and its Affiliates and, if applicable, their respective directors, officers, agents, representatives, employees, successors and assigns (collectively, the “Collegium Indemnitees”), from and against any and all Losses to the extent arising out of or resulting from (i) any Retained Liability; (ii) any Excluded Asset; (iii) any breach by Depomed of any of its covenants or agreements contained in this Agreement; (iv) any breach of any warranty or representation of Depomed contained in this Agreement; (v) any Third Party claim based on the development, manufacture, use, testing, handling, storage or commercialization of the Products by or on behalf of Depomed or any of its Affiliates or Third Party licensees prior to the Closing Date;  (vi) any Detailing of the Products by Depomed pursuant to Section 4.9;  or (vii) any grossly negligent or willful acts or omissions by Depomed or any of its Affiliates, officers, directors, employees, agents or representatives in connection with the Transaction Documents.  The indemnity obligation set forth in this Section 12.1(a) shall not apply to the extent Collegium has an obligation to indemnify Depomed Indemnitees in respect to such matter under Section 12.2(a).

(b)        Newco and Collegium shall take, and shall cause Newco and the other Collegium Indemnitees to take, commercially reasonable actions to mitigate any Loss that a Collegium Indemnitee asserts under this Article 12 upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto, provided that the foregoing shall not be deemed to limit the ability of Collegium and the other Collegium Indemnitees to incur reasonable costs and expenses in connection therewith.

Section 12.2    Indemnification by Collegium and Newco

(a)        Subject to the provisions of this Article 12, Collegium and Newco, jointly and severally, agree to, from and after the Closing, defend, indemnify and hold harmless Depomed and its Affiliates and, if applicable, their respective directors, officers, agents,

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representatives, employees, successors and assigns (collectively, the “Depomed Indemnitees”), from and against any and all Losses to the extent arising from or relating to (i) any Assumed Liability; (ii) any breach by Collegium or Newco of any of their covenants or agreements contained in this Agreement; (iii) any breach of any warranty or representation of Collegium or Newco contained in this Agreement; (iv) the use of any Depomed Names by Collegium, Newco or any of their Affiliates (or any Third Party acting on behalf of Collegium, Newco or any of their Affiliates) in a manner not authorized under Section 8.4;  (v) any development, Manufacture, use, testing, handling, storage or Commercialization of the Products or Line Extensions by or on behalf of Collegium, Newco or any of their Affiliates or Third Party Sales Representatives after the Closing Date (other than by Depomed on behalf of Collegium or Newco pursuant to this Agreement),  including any Regulatory Communications, Regulatory Approvals, Product Promotion, handling of product complaints, reporting of Product adverse events, product liability claims, Product recalls, and any related Product regulatory activities that are the subject of Health Laws; (vi) any grossly negligent or willful acts or omissions by Collegium, Newco or any of their Affiliates, officers, directors, employees, agents or representatives in connection with the Transaction Documents; (vii) any breach of the Grünenthal License Agreement caused, directly or indirectly, by Newco or its Affiliates or Sublicensees, including Collegium or its Affiliates; or (viii) any actions taken by Depomed or its Affiliates in performing the Transition Plan.  The indemnity obligation set forth in this Section 12.2(a) shall not apply to the extent Depomed has an obligation to indemnify Collegium Indemnitees in respect to such matter under Section 12.1(a).

(b)        Depomed shall take, and shall cause the other Depomed Indemnitees to take, commercially reasonable actions to mitigate any Loss that a Depomed Indemnitee asserts under this Article 12 upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto, provided that the foregoing shall not be deemed to limit the ability of Depomed and the other Depomed Indemnitees to incur reasonable costs and expenses in connection therewith.

Section 12.3    Notice of Claims

Any Collegium Indemnitee or Depomed Indemnitee claiming that it has suffered or incurred any Loss for which it may be entitled to indemnification under this Article 12 (the “Indemnified Party”) shall give prompt written notice to the party from whom indemnification is sought (the “Indemnifying Party”) of the matter, action, cause of action, claim, demand, fact or other circumstances upon which a claim for indemnification under this Article 12 (each, a “Claim”) may be based.  Such notice shall contain, with respect to each Claim, such facts and information as are then reasonably available with respect to such Claim, including a description of the Losses suffered or incurred by the Indemnified Party, the amount or estimated amount of such Losses (if known or reasonably capable of estimation) and the method of computation of such Losses, and a reference to the provisions of this Agreement in respect of which such Loss shall have occurred.  If any Claim is based on any action, claim, suit or proceeding (in equity or at law) instituted by a Third Party with respect to which the Indemnified Party intends to claim

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any Loss under this Article 12 (a “Third Party Claim”), the Indemnified Party shall promptly notify (the “Third Party Claim Notice”), in writing, the Indemnifying Party of such Third Party Claim and offer to tender to the Indemnifying Party the defense of such Third Party Claim.  A failure by the Indemnified Party to give written notice of and to offer to tender the defense of any Third Party Claim in a timely manner pursuant to this Section 12.3 shall not limit the obligation of the Indemnifying Party under this Article 12, except (a) to the extent such Indemnifying Party is actually prejudiced thereby or (b) as provided in Section 12.5.

Section 12.4    Third Party Claims

(a)        The Indemnifying Party shall have the right, but not the obligation, exercisable by written notice to the Indemnified Party within thirty (30) days of receipt of a Third Party Claim Notice from the Indemnified Party with respect to a Third Party Claim, to assume the conduct and control, at the expense of the Indemnifying Party and through counsel of its choosing that is reasonably acceptable to the Indemnified Party, of such Third Party Claim; provided, however, that the Indemnifying Party shall not be entitled to assume or maintain control of the defense of such Third Party Claim and shall pay the fees and expenses of counsel retained by the Indemnified Party if (i) such Third Party Claim relates to or arises in connection with any criminal Legal Proceeding, (ii) such Third Party Claim seeks an injunction or equitable relief against the Indemnified Party or any of its Affiliates, (iii) the Indemnified Party reasonably concludes, based on the advice of counsel, that there is an irreconcilable conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of such defense or (iv) after assuming control of such defense, the Indemnifying Party withdraws from such defense or fails to diligently pursue and maintain such defense.

(b)        If the Indemnifying Party is controlling the defense of a Third Party Claim, the Indemnifying Party may compromise or settle such Third Party Claim; provided, however, that the Indemnifying Party shall give the Indemnified Party advance written notice of any proposed compromise or settlement and shall not, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, consent to or enter into any compromise or settlement that commits the Indemnified Party to take, or to forbear to take, any action or does not provide for a full and complete written release by the applicable Third Party of the Indemnified Party.  No Indemnified Party may compromise or settle any Third Party Claim for which it is seeking indemnification hereunder without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.  No Indemnifying Party may consent to the entry of any judgment that does not relate solely to monetary damages arising from any such Third Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld.

(c)        Subject to Section 12.4(a), the Indemnifying Party shall permit the Indemnified Party to participate in, but not control, the defense of any such Third Party Claim through counsel chosen by the Indemnified Party, provided that the fees and expenses of such counsel shall be borne by the Indemnified Party.  If the Indemnifying Party elects not to, or is not

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permitted to pursuant to Section 12.4(a), control or conduct the defense of a Third Party Claim, the Indemnifying Party nevertheless shall have the right to participate in the defense of any Third Party Claim and, at its own expense, to employ counsel of its own choosing for such purpose.

(d)        The parties shall cooperate in the defense of any Third Party Claim, with such cooperation to include (i) the retention and the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim and (ii) reasonable access to employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder.

Section 12.5    Expiration

If the Closing shall have occurred, all covenants, agreements, warranties and representations made herein or in any certificate delivered in accordance herewith shall survive the Closing.  Notwithstanding the foregoing, all representations, warranties, covenants and agreements made herein or in any certificate delivered in accordance herewith, and all indemnification obligations under Section 12.1(a)(iii), Section 12.1(a)(iv), Section 12.2(a)(ii) and Section 12.2(a)(iii) with respect to any such representations, warranties, covenants or agreements shall (a) in the case of such representations and warranties other than the Fundamental Representations, terminate and expire on, and no action or proceeding seeking damages or other relief for breach of any thereof or for any misrepresentation or inaccuracy with respect thereto, shall be commenced after, the date that is twenty-four (24) months after the Closing Date, (b) in the case of the Fundamental Representations, terminate and expire, and no action or proceeding seeking damages or other relief for breach of any thereof or for any misrepresentation or inaccuracy with respect thereto, as provided in the relevant statute of limitations, or (c) in the case of any covenants or agreements, survive indefinitely or for such shorter period of time specified therein, in each case, unless prior to such date a claim for indemnification with respect thereto shall have been made, with reasonable specificity, by written notice given in accordance with Section 12.3.

Section 12.6    Certain Limitations

Notwithstanding any other provision in this Agreement, in no event shall Depomed or any of its Affiliates have any liability under any provision in this Agreement for any Taxes (and any Losses with respect thereto or resulting therefrom) to the extent such Taxes are attributable to Tax periods (or portions thereof) beginning after the Closing Date.

Section 12.7    Sole Remedy/Waiver

Except for either party’s right to terminate the Agreement set forth in Section 9.3,  and except as set forth in the penultimate sentence of this Section 12.7 and in Section 17.13, this Article 12 provides the sole recourse and exclusive means from and after the Closing by which a party may assert and remedy any Losses arising under or with respect to this Agreement or any certificate or instrument of transfer, assignment or assumption delivered under this Agreement,

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and Section 17.12 and Section 17.13 provide the exclusive means by which a party may bring actions against the other party under or with respect to this Agreement or any certificate or instrument of transfer, assignment or assumption delivered under this Agreement.  Notwithstanding the foregoing, nothing herein shall limit the liability of any party hereto for intentional or willful misrepresentation of material facts which constitutes common law fraud under applicable Legal Requirements.  With respect to any Losses arising under or with respect to this Agreement or any certificate or instrument of transfer, assignment or assumption delivered under this Agreement, each party agrees that it shall only seek such Losses from the other parties, and each party hereby waives the right to seek Losses from any Affiliate of the other parties (except in the case of Newco, as an Affiliate of Collegium, and in the case of Collegium, as an Affiliate of Newco), or any director, officer or employee of the other parties (or any of its Affiliates).

Section 12.8    Right to Offset

Each party shall have the right to offset any amount owed by the other party to such first party under or in connection with this Agreement, including pursuant to this Article 12 or in connection with any breach, against any future payments owed by such first party to such other party under this Agreement, in each case based on a final determination by a court of competent jurisdiction pursuant to Section 17.11 (from which no appeal may be taken), any written agreement of the parties as to amounts owed or pursuant to an arbitration proceeding pursuant to Section 17.12, as applicable.  Such offsets shall be in addition to any other rights or remedies available under this Agreement and applicable Legal Requirements.  For clarity, in the event that Collegium is entitled to and does offset any amounts owed to it by Depomed in accordance with this Section 12.8 against any of the Minimum Quarterly Payments otherwise owed by it under Section 7.3(a), Collegium will not be deemed to be in breach of its payment obligations to Depomed hereunder and the amount of such offset shall not constitute a Quarterly Shortfall for which Depomed will be entitled to draw upon the Letter of Credit pursuant to Section 7.7(a)

Section 12.9    Indemnity Payments

In the event that any party agrees to, or is determined to have an obligation to, pay another party for Losses as provided in this Article 12, the Indemnifying Party shall, subject to its rights under Section 12.8, if applicable, promptly pay such amount to the Indemnified Party in U.S. Dollars via wire transfer of immediately available funds to the account(s) specified in writing by the Indemnified Party.

Section 12.10  Calculation of Damages

Except as otherwise provided in this Article 12, in any case where the Indemnified Party subsequently recovers from its insurance provider(s) any amount in respect of a matter with respect to which an Indemnifying Party has indemnified it pursuant to this Article 12 (which, for the avoidance of doubt, shall not include an amount recovered as a Tax benefit), such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered

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(after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery), but not in excess of any amount previously so paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such matter and less any increase in premiums or other fees reasonably attributable to such insurance recovery.

Section 12.11  No Consequential Damages

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, WITH THE EXCEPTION OF ANY BREACH OF SECTION 2.5 OR SECTION 2.7(B), NO PARTY SHALL BE LIABLE TO OR OTHERWISE RESPONSIBLE TO THE OTHER PARTY OR ANY AFFILIATE OF THE OTHER PARTY FOR LOST REVENUES OR PROFITS DAMAGES OR INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY OR MULTIPLIED DAMAGES THAT ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE PERFORMANCE OR BREACH HEREOF OR ANY LIABILITY RETAINED OR ASSUMED HEREUNDER; PROVIDED, HOWEVER, THAT THE FOREGOING SHALL NOT BE CONSTRUED TO PRECLUDE RECOVERY IN RESPECT OF ANY LOSS DIRECTLY INCURRED OR SUFFERED FROM THIRD PARTY CLAIMS.

ARTICLE 13

CONFIDENTIALITY AND PUBLICITY

Section 13.1    Proprietary Information

Pursuant to this Agreement, a party receiving Proprietary Information from the other, directly or indirectly, will treat such Proprietary Information as confidential, will use such Proprietary Information only for the purposes of this Agreement and will not disclose, and will take all reasonable precautions to prevent the disclosure of, such Proprietary Information to (a) any of its officers, directors, managers, equity holders, actual or potential partners, acquirers, financing sources, licensees, sublicensees, research collaborators, subcontractors, employees, agents, representatives, Affiliates or consultants, except those who need to know such Proprietary Information and who are bound by a like obligation of confidentiality and non-use or (b) to Third Parties other than those referenced in clause (a).

Section 13.2    Disclosures Required by Law

In the event the recipient party is required under applicable Legal Requirements to disclose Proprietary Information of the disclosing party to any Governmental Authority to obtain any Regulatory Approval for the Products, is required to disclose Proprietary Information in connection with bona fide legal process (including in connection with any bona fide dispute hereunder) or is required to disclose Proprietary Information under the rules of the securities exchange upon which its securities are traded, the recipient party may do so only if it limits disclosure to that purpose after giving the disclosing party prompt written notice of any instance of such a requirement in reasonable time for the disclosing party to attempt to object to or to

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limit such disclosure.  In the event of disclosures required under applicable Legal Requirements, the recipient party shall cooperate with the disclosing party as reasonably requested thereby.

Section 13.3    Publicity

The parties have agreed upon the form and content of their own press releases to be issued by each of the parties promptly following the execution of this Agreement in the forms attached hereto as Schedule 13.3.  Once such press release or any other written statement is approved for disclosure by the parties, either party may make subsequent public disclosure of the contents of such statement without the further approval of the other party.  Any other publicity, news release, public comment or other public announcement, whether to the press, to stockholders, or otherwise, relating to this Agreement, shall first be reviewed and approved by the parties, except no such approval shall be required for such publicity, news release, public comment or other public announcement which, in accordance with the advice of legal counsel to the party making such disclosure, is required by Legal Requirement or for appropriate market disclosure; provided, however, that each party shall be entitled to refer publicly to the relationship of the parties reflected in this Agreement in a manner that is consistent with the joint press release issued by the parties.  For clarity, any party making any announcement which is required by Legal Requirement will, unless prohibited by law, give the other party an opportunity to review the form and content of such announcement and comment before it is made.  The parties shall work together to coordinate their respective filings with governmental agencies, including the United States Securities and Exchange Commission (“SEC”), as to the contents and existence of this Agreement as each party shall reasonably deem necessary or appropriate and each party shall provide the other party an opportunity to comment on any proposed filings to ensure consistent treatment.  The parties acknowledge that this Agreement and one or more of the other Transaction Documents may need to be filed by one or both parties with the SEC.  The parties agree, prior to making any such filing with the SEC, to provide the other party and its counsel with (i) a proposed redacted version of this Agreement (and any other Transaction Document, as applicable) which it intends to file with the SEC, and (ii) any draft correspondence proposed to be sent to the SEC requesting the confidential treatment by the SEC of those redacted sections of the Agreement (or any other Transaction Document, as applicable), and to give due consideration to any comments provided by the other party or its counsel and use reasonable efforts to ensure the confidential treatment by the SEC of those sections specified by such other party or its counsel.

Section 13.4    Survival

The provisions of this Article 13 shall survive termination of this Agreement and shall remain in effect until a date three (3) years after the Term of this Agreement.

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ARTICLE 14

COVENANTS

Section 14.1    HSR Act Filing

Each party shall, as promptly as practicable, not later than three  (3) Business Days following the Effective Date, file or cause to be filed with the U.S. Federal Trade Commission and the U.S. Department of Justice a Notification and Report Form (as defined in the HSR Act) with respect to the Transactions, which form shall specifically request early termination of the waiting period prescribed by the HSR Act.  All HSR filing fees payable in connection with such filing shall be borne and paid one-half by Depomed (or its applicable Affiliate) and one-half by Collegium.  Each party shall use its commercially reasonable efforts to respond promptly to any requests for additional information made by either of such agencies, and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing.  Each party shall instruct its counsel to cooperate with the other party’s counsel to facilitate and expedite the identification and resolution of any such issues and, consequently, the expiration of the applicable HSR Act waiting period at the earliest practicable date.

Section 14.2    Conduct of Business

From the Effective Date to the Closing Date, except as consented to by an officer of Collegium in writing, Depomed agrees that it will conduct the Business, and will cause the Business to be conducted, in the ordinary course of business consistent with past practice since April 2, 2015 and in compliance in all material respects with all applicable Legal Requirements, pay or perform all material obligations relating to the Business as they become due and owing in the ordinary course of business, keep and maintain the Transferred Assets in good repair and normal operating condition, wear and tear excepted, and preserve, and cause Depo NF to preserve, intact the Business and preserve the related relationships with employees, Customers, suppliers, vendors, Regulatory Authority and other Third Parties in regards to the Products.

Section 14.3    Ancillary Agreements

“Ancillary Agreements” means, collectively, the following:

(a)        The Consent Agreement;

(b)        The Joinder Agreement;

(c)        At the Closing, Collegium, Newco and Depomed, as applicable, shall enter into, execute and deliver:

(i)         The Bill of Sale

(ii)       The Domain Name Assignment;

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(iii)      The Trademark License Agreement;

(iv)       A Transition Services Agreement in a form mutually agreed by the Parties (the “Transition Services Agreement”);

(v)        A Long-Term Collaboration Agreement (regarding government pricing) in a form mutually agreed by the Parties (the “Long-Term Collaboration Agreement”);

(vi)       A  collateral  agreement in substantially the form attached hereto as Exhibit E (the “Collateral Agreement”);

(vii)     A  pledge agreement in substantially the form attached hereto as Exhibit F (the “Pledge Agreement”);

(viii)    The Master Letter of Credit Agreement;

(ix)       The Letter of Credit;

(x)        The Control Agreement; and

(xi)       A subordination and intercreditor agreement with Silicon Valley Bank, pursuant to which Silicon Valley Bank will permit Depomed to secure a first-priority lien on all of the assets of Newco pursuant to the Collateral Documents, including cash receipts and the equity interests of Newco held by Collegium, in a form reasonably acceptable to Depomed (the “Intercreditor Agreement”).

(d)        At the Closing, Collegium and Newco shall enter into, execute and deliver the Collegium Sublicense in substantially the form attached hereto as Exhibit G.

Section 14.4    Grünenthal Consent Agreement

Simultaneously with the execution of this Agreement, Newco shall join the Consent Agreement, dated as of November 30, 2017, by and between Grünenthal and Depomed (the “Consent Agreement”) by executing a joinder agreement in the form of the joinder agreement attached as Exhibit A to the Consent Agreement (the “Joinder Agreement”), upon which Collegium and Newco shall become parties to the Consent Agreement and shall be fully bound by, and subject to, all of the terms and conditions of the Consent Agreement as though Collegium and Newco were original parties thereto.  Depomed shall, and shall cause its Affiliates to, fulfill all of its and their respective obligations, including payment obligations, under the Consent Agreement.  Depomed shall not, and shall cause its Affiliates not to, amend or waive, or take any action or omit to take any action that would alter, any of its rights under the Consent Agreement in any manner that adversely affects, or would reasonably be expected to adversely affect, Collegium’s rights and benefits under this Agreement or the Grünenthal License Agreement.  Depomed shall promptly notify Collegium of any default or breach under

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the Consent Agreement.  In the event that Depomed, or any of its Affiliates, shall fail to make any payment when due or any other default or breach arises under the Consent Agreement, Collegium shall have the right (but not the obligation) to make such payment or otherwise cure such default or breach on behalf of Depomed or its Affiliate.  In such event, Depomed shall promptly reimburse Collegium any such amounts paid and/or costs and expenses incurred by Collegium or, at Collegium’s election, Collegium may offset such amounts paid and/or costs and expenses incurred by Collegium against any amounts payable to Depomed hereunder.  Notwithstanding anything herein to the contrary, Depomed shall not assign the Consent Agreement, other than in connection with a permitted assignment by Depomed of this Agreement under Section 17.9, without Collegium’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 14.5    No Negotiation

Between the Effective Date and the Closing Date, Depomed shall not, and shall not permit any of its Affiliates or Representatives to, directly or indirectly, solicit, initiate, encourage or entertain any inquiries or proposals, discuss or negotiate with, provide any information to, consider the merits of any inquires or proposals from any Person (other than Collegium) to enter into any contract or instrument relating to any transaction that would compromise the ability of Depomed or any Transferring Entity to consummate the Transactions.  Depomed shall promptly advise Collegium, orally and in writing, of any such inquiry or proposal received from a third party.  Depomed agrees that the rights and remedies for noncompliance with this Section 14.5 shall include having such provision specifically enforced by a court having equity jurisdiction, it being acknowledged that any such breach or threatened breach may cause irreparable injury to Collegium and that money damages will not provide an adequate remedy to Collegium.

Section 14.6    Resale Exemption Certificates

At the Closing (or within such reasonable time thereafter as may be necessary to perfect the resale or other exemption certificates), Collegium shall deliver to Depomed fully completed and executed resale exemption certificates or other applicable exemption certificates for all jurisdictions identified by Depomed prior to the Closing as jurisdictions in which inventory is to be transferred and for which resale exemption certificates are necessary to comply with Legal Requirements or to minimize Transfer Taxes.

Section 14.7    Depomed Responsibility for Retained Post-Marketing Commitments

As between Depomed and Collegium, from and after the Closing, Depomed shall, at its cost and expense, continue to control, direct and maintain control over the Retained Post-Marketing Commitments.  Depomed shall keep Collegium reasonably informed with respect to the status of and any material developments in the Retained Post-Marketing Commitments, and shall consider in good faith any reasonable input provided by Collegium or its counsel with respect thereto.

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

Section 14.8    Collegium Minimum Cash Balance

Collegium shall maintain cash and cash equivalents constituting immediately available funds of at least the Minimum Cash Balance from the Effective Date until immediately prior to payment of the Transferred Inventory Cost, the Upfront Payment and the Collegium Prepaid Business Expense Allocation on the Closing Date.

Section 14.9    Newco Operations and Liabilities

(a)        Collegium and Newco agree to, and Collegium agrees to cause Newco to, grant a security interest in all of Newco’s property and rights to Depomed, including the exclusive licenses and sublicenses transferred under this Agreement and the Trademark License Agreement, the Transferred Assets, off membership interests in Newco, Newco’s rights under the Sales Account, and all other rights of Newco under this Agreement and the Trademark License Agreement.

(b)        Except as prohibited by law or by order of a court of competent jurisdiction, Newco shall, and Collegium shall cause Newco to, fully perform its obligations under the Transaction Documents to which Newco is a party, including, to the extent approval by Collegium is required prior to Newco performing such obligations, Collegium shall approve any such obligations.

(c)        Newco shall, and Collegium shall cause Newco to, (i) establish and maintain the Sales Account, (ii) cause any amounts from sales of the Payment-Bearing Products to be deposited directly into the Sales Account, and (iii) cause the Newco Deposits to be swept daily into the account designated by Depomed.

(d)        If Collegium, Newco or any of their Affiliates shall receive any amounts from sales of the Payment-Bearing Products,  Collegium and Newco, as applicable, shall, and Collegium shall cause Newco, if applicable, to, deliver such amounts by wire transfer of immediately available funds to the Sales Account, and in any event not later than two (2) Business Days following its receipt thereof; provided further, that Collegium shall (i) take any and all steps necessary or desirable to collect all amounts becoming due and payable from the Commercialization of Payment-Bearing Products and deliver such amounts to the Sales Account to the extent required by this Agreement; and (ii) enforce its rights under any of its commercial contracts.

(e)        Collegium and Newco shall not, and Collegium shall cause Newco not to, except as otherwise provided herein (including under Section 2.2 and Section 17.9)  or, in any other Transaction Document, directly or indirectly, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create, incur, assume or suffer to be created or to exist any Lien on any of its rights, title or beneficial interest in, to or under, whether directly or indirectly, (i) Newco; (ii) the Depomed Acuform Patents or Depomed Product Know-How;  (iii) the Grünenthal IP Rights; or (iv) the Transferred Assets, in each case other than any Lien granted under the Collateral Agreements.

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

(f)        Newco shall not, and Collegium shall cause Newco not to, (i) incur or guarantee any Indebtedness; (ii) create, incur, assume or permit to exist any Liens on its assets that are senior to the Liens contemplated by the Collateral Agreement; (iii) sell, assign, or otherwise transfer any of its assets, contracts or business, whether by sale, merger consolidation, acquisition, transfer, operation of law or otherwise; or (iv) engage in any business or activities or acquire any assets, lines of business or other Persons; except in each case other than pursuant to the rights, property and privileges granted by, and obligations required of it under, the Transaction Documents.

(g)        Newco shall not, and Collegium shall cause Newco not to, take any action to waive, repeal, amend, vary, supplement or otherwise modify its organizational documents in a manner that would adversely affect the rights, privileges or preferences of Depomed under the Transaction Documents;

(h)        Newco shall not, and Collegium shall cause Newco not to, take any action or cause or permit Newco (except as required by law) to take any action to cause Newco to become subject to a voluntary bankruptcy or an involuntary bankruptcy.

(i)         Newco shall not, and Collegium shall cause Newco not to, take any action to dissolve Newco.

(j)         Newco shall not, and Collegium shall cause Newco not to, enter into any lease of real property.

(k)        Newco shall not, and Collegium shall cause Newco not to, have any employees.

(l)         Newco shall, and Collegium shall cause Newco to, maintain its existence as a limited liability company, validly existing and in good standing under the laws of the State of Delaware, and duly qualified as a limited liability company licensed under the laws of each state necessary for the conduct of its business or activities.

(m)       Newco shall, and Collegium shall cause Newco to, comply with all provisions of its organizational documents

(n)        Newco shall, and Collegium shall cause Newco to, maintain all licenses permits, charters, governmental qualifications, registrations, consents, filings, certificates, waivers, approvals, notices or other authorizations necessary for it to carry on its activities and business as contemplated in the Transaction Documents.

(o)        Newco shall, and Collegium shall cause Newco to, provide Depomed prompt notice of any adverse events, or threatened events, with which it becomes aware in

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

connection with the transactions contemplated by the Transaction Documents, including but not limited to a breach of any representation, warranty or covenant hereunder, a default by any of its customers, distributors, vendors, suppliers or any other Third Parties that it is under privity of contract with,  or any Claim.

(p)        Newco shall, and Collegium shall cause Newco to, pay any applicable taxes.

(q)        Collegium and Newco shall not, and Collegium shall cause Newco not to, sell, assign or otherwise transfer any equity interests in Newco, or grant a proxy with respect to the voting rights of Newco or that otherwise would prohibit a de facto change of Control of Newco.

(r)        Newco shall not, and Collegium shall cause Newco not to; enter into any transactions other than the Sublicense to Collegium.

(s)        Newco shall not, and Collegium shall cause Newco not to; incur or otherwise suffer to exist or become effective or remain liable for any contractual obligation that would, or would reasonably be expected to, (i) restrict, hinder or limit the ability of Newco or Collegium to comply with each of its obligations under the Transaction Documents, or (ii) restrict or hinder the return of the Transferred Assets and Licensed IP Rights to Depomed in accordance with the Transaction Documents upon an “Event of Default” (as defined in the Collateral Agreement) or  upon termination or expiration of this Agreement.

(t)         With respect to the Collegium Sublicense,  Newco shall, and Collegium shall cause Newco to, at Collegium’s own expense:

(i)         perform and observe all terms and provisions of the Collegium Sublicense to be performed or observed by Newco;

(ii)       maintain the Collegium Sublicense in full force and effect and enforce the Collegium Sublicense in accordance with the terms thereof; and

(iii)      furnish to Depomed promptly upon receipt thereof copies of all material notices, requests and other documents received by Newco under or pursuant to the Collegium Sublicense, and from time to time furnish to Depomed such information and reports related to the Collegium Sublicense as Depomed may reasonably request.

(u)        Newco shall not, and Collegium shall cause Newco not to, cancel or terminate the Collegium Sublicense or consent to or accept any cancellation or termination thereof or take any other action in connection with the Collegium Sublicense that would materially impair the value of the interests or rights of Newco thereunder or that would materially impair the interests or rights of Depomed hereunder.

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

Section 14.10  Affiliates

(a)        Depomed Affiliates.  Depomed shall cause Depo NF and its other Affiliates to comply with the terms of, and to perform their respective obligations under, this Agreement.

(b)        Collegium Affiliates.  Collegium shall cause Newco and its other Affiliates to comply with the terms of, and to perform their respective obligations under, this Agreement.

Section 14.11  Further Assurances

Each party agrees, upon the reasonable request of another party, to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement, including the preparation and delivery, at the expense of the requesting party, of such financial information regarding the Products or Transferred Assets as may be required by a Governmental Authority having jurisdiction over the parties.  Each party agrees, upon the reasonable request of another party, to discuss and cooperate in order to ensure consistent Tax and accounting positions.

ARTICLE 15

NOTICES

Section 15.1    Notices

All notices required or permitted hereunder shall be given in writing and sent by facsimile transmission (with a copy sent by first-class mail), or mailed postage prepaid by certified or registered mail (return receipt requested), or sent by a nationally recognized express courier service, or hand-delivered at the following address:

If to Depomed:

Depomed, Inc.

7999 Gateway Boulevard, Suite 300

Newark, CA 94560

Attention:  Legal Department

Fax No.:  (510) 744-8001

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

With a copy to (which shall not constitute notice hereunder):

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, CA 94304

Attention:  Lowell Segal

Fax No.: (650) 493-6811

and

Gibson, Dunn & Crutcher LLP

555 Mission Street, Suite 3000

San Francisco, CA 94105

Attention:  Ryan Murr

Fax No.:  (415) 374-8430

If to Collegium:

Collegium Pharmaceutical, Inc.

780 Dedham Street, Suite 800

Canton, MA 02021

Attention:  Michael Heffernan

Fax No.:  (781) 828-4697

With a copy to (which shall not constitute notice hereunder):

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian

One Marina Park Drive, Suite 900

Boston, MA 02210

Attention:  Tim Ehrlich

Fax No.:  (617) 648-9199

All notices shall be deemed made upon receipt by the addressee as evidenced by the applicable written receipt.

ARTICLE 16

INSURANCE

Section 16.1    Insurance

(a)        During the Term and for a period of two (2) years after any expiration or termination of this Agreement, each party shall maintain (i) a commercial general liability insurance policy or policies with minimum limits of  [***] per occurrence [***] in the aggregate on an annual basis and (ii) a product liability insurance policy or policies with minimum limits of

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

[***] per occurrence and [***] in the aggregate on an annual basis.  Upon request, each party shall provide certificates of insurance to the other evidencing the coverage specified herein.  Neither party’s liability to the other is in any way limited to the extent of its insurance coverage.

(b)        As of the Closing Date, the coverage under all insurance policies of Depomed and its Affiliates shall continue in force only for the benefit of Depomed and its Affiliates, and not for the benefit of Collegium or any of its representatives.  As of the Closing Date, Collegium (i) agrees to arrange for its own insurance policies with respect to the Transferred Assets covering all periods from and after the Closing Date and agrees not to seek, through any means, to benefit from any of Depomed’s or its Affiliates’ insurance policies which may provide coverage for claims relating in any way to the Transferred Assets and (ii) shall name Depomed as an additional insured under Collegium’s product liability insurance policy.

ARTICLE 17

MISCELLANEOUS

Section 17.1    Headings

The titles, headings or captions and paragraphs in this Agreement are for convenience only and do not define, limit, extend, explain or describe the scope or extent of this Agreement or any of its terms or conditions and therefore shall not be considered in the interpretation, construction or application of this Agreement.

Section 17.2    Severability

In the event that any of the provisions or a portion of any provision of this Agreement is held to be invalid, illegal, or unenforceable by a court of competent jurisdiction or a governmental authority, such provision or portion of any provision will be construed and enforced as if it had been narrowly drawn so as not to be invalid, illegal, or unenforceable, and the validity, legality, and enforceability of the enforceable portion of any such provision and the remaining provisions will not be adversely affected thereby.

Section 17.3    Entire Agreement

This Agreement, together with the Schedules and Exhibits hereto, all of which are incorporated by reference, contains all of the terms agreed to by the parties regarding the subject matter hereof and supersedes any prior agreements, understandings, or arrangements between the parties, whether oral or in writing.

Section 17.4    Amendments

This Agreement may not be amended, modified, altered, or supplemented except by means of a written agreement or other instrument executed by both of the parties hereto.  No

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

course of conduct or dealing between the parties will act as a modification or waiver of any provisions of this Agreement.

Section 17.5    Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that the parties need not sign the same counterpart.  This Agreement, following its execution, may be delivered via telecopier machine or other form of electronic delivery, which shall constitute delivery of an execution original for all purposes.

Section 17.6    Waiver

The failure of either party to enforce or to exercise, at any time or for any period of time, any term of or any right arising pursuant to this Agreement does not constitute, and will not be construed as, a waiver of such term or right, and will in no way affect that party’s right later to enforce or exercise such term or right.

Section 17.7    Force Majeure

In the event of any failure or delay in the performance by a party of any provision of this Agreement due to acts beyond the reasonable control of such party (such as, for example, fire, explosion, strike or other difficulty with workmen, shortage of transportation equipment, accident, act of God, declared or undeclared wars, acts of terrorism, or compliance with or other action taken to carry out the intent or purpose of any law or regulation) (a “Force Majeure Event”), then such party shall have such additional time to perform as shall be reasonably necessary under the circumstances.  In the event of such failure or delay, the affected party will use its diligent efforts, consistent with sound business judgment and to the extent permitted by law, to correct such failure or delay as expeditiously as possible.  In the event that a party is unable to perform due to a Force Majeure Event its obligation to perform under the affected provision(s) of this Agreement shall be suspended during such time of nonperformance.

Neither party shall be liable hereunder to the other party nor shall be in breach for failure to perform its obligations caused by a Force Majeure Event.  In the case of any such event, the affected party shall promptly, but in no event later than five (5) days of its occurrence, notify the other party stating the nature of the condition, its anticipated duration and any action being taken to avoid or minimize its effect.  Furthermore, the affected party shall keep the other party informed of the efforts to resume performance.  After fifteen (15) days of such inability to perform, the parties agree to meet and in good faith discuss how to proceed.

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

Section 17.8    Successors and Assigns

Subject to Section 17.9, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns permitted under this Agreement.

Section 17.9    Assignment

This Agreement and the rights granted herein shall not be assignable (or otherwise transferred) by any party without the prior written consent of the other parties.  Any attempted assignment without consent shall be void.  Notwithstanding the foregoing or anything in this Agreement to the contrary (but subject to the fourth sentence of this Section 17.9),  Collegium or Depomed may transfer, assign or delegate its rights and obligations under this Agreement without consent to:  (a) an Affiliate reasonably capable of performing such party’s obligations under this Agreement, for so long as such entity remains an Affiliate, provided that the assigning party shall remain primarily liable for any acts or omissions of such Affiliate; (b) in the case of Depomed, solely with respect to the transfer or assignment of its rights to receive payments (or any portion thereof) due to Depomed under this Agreement, provided that, in connection with such a transfer or assignment, Depomed may disclose to the transferee or assignee any reports or information provided to Depomed regarding such payments under a written agreement containing non-disclosure and non-use provisions no less stringent than as set forth in this Agreement; or (c) a successor to all or substantially all of the business or assets of the assigning party relating to this Agreement, whether by sale, merger, consolidation, acquisition, transfer, operation of law or otherwise.  Notwithstanding anything to the contrary in this Agreement, this Agreement and the rights granted herein shall not be assignable (or otherwise transferred) by Collegium to a Third Party, other than to a successor in connection with a sale of all or substantially all of the business or assets of Collegium, prior to the expiration of the last-to-expire Grünenthal Patent, without the prior written consent of Depomed, which consent shall not be unreasonably withheld, conditioned or delayed.  Notwithstanding the foregoing, or anything to the contrary in this Agreement, neither Collegium nor any of its Affiliates (other than Newco, which cannot assign (or otherwise transfer) this Agreement and the rights granted herein) shall transfer or assign its rights and obligations under this Agreement to any Person that (i) does not have at least an equal or greater amount of stockholders’ equity, working capital, and a commercial sales force as Collegium as of the Closing Date; and (ii) is not a “United States person” for U.S. federal income tax purposes (including, for the avoidance of doubt, any Person that is disregarded from any Person that is not a “United States person” for U.S. federal income tax purposes).  In connection with any permitted assignment of this Agreement by Collegium, or Subcontracting pursuant to which a Third Party Sales Representative is engaged by Collegium to Promote the Products, Collegium shall ensure that the assignee or Subcontractor, as applicable, provides representations and warranties in substantially the same form and substance as set forth in Section 10.2(i)(v).  No party shall knowingly engage any Third Party appearing on the FDA’s debarment list or the list of excluded individuals/entities of the Office of Inspector General of the Department of Health and Human Services to perform, or assist such party in the performance

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

of, its obligations under this Agreement, and the parties shall review each such list prior to engaging any such Third Party.  No assignment under clause (a) of this Section 17.9 shall relieve the assigning party of any of its responsibilities or obligations hereunder and, as a condition of such assignment, the assignee shall agree in writing to be bound by all obligations of the assigning party hereunder. This Agreement shall be binding upon the successors and permitted assigns of the parties.

Section 17.10  Construction

The parties acknowledge and agree that: (a) each party and its representatives have reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; and (b) the terms and provisions of this Agreement will be construed fairly as to each party and not in favor of or against either party regardless of which party was generally responsible for the preparation or drafting of this Agreement.  Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article,” “Section,” “Exhibit,” “Schedule,” or “clause” refer to the specified Article, Section, Exhibit, Schedule, or clause of this Agreement; (v) “or” is disjunctive but not necessarily exclusive; and (vi) the term “including” or “includes” means “including without limitation” or “includes without limitation.”  Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.  Any references in this Agreement to an amount paid by Company as being “non-refundable” or “non-creditable” shall not be construed to limit Collegium’s right to seek to recover or actually recover any amount of damages arising from any uncured breach of this Agreement by Depomed, subject only to the limitations and exclusions in Section 12.11.

Section 17.11  Governing Law; Jurisdiction; No Jury Trial.

(a)        This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law, principles or rules of such state, to the extent such principles or rules are not mandatorily applicable by statute and would permit or require the application of the laws of another jurisdiction.

(b)        The parties consent to the exclusive jurisdiction of the Federal and State courts located in the State of New York for the resolution of all disputes or controversies between the parties which, pursuant to applicable Legal Requirement, are not subject to the provisions of Section 17.12.  Each of the parties (i) consents to the exclusive jurisdiction of each such court in any suit, action or proceeding relating to or arising out of this Agreement or the Transactions; (ii) waives any objection that it may have to the laying of venue in any such suit, action or proceeding in any such court; and (iii) agrees that service of any court paper may be made in such manner as may be provided under applicable Legal Requirements or court rules governing service of process.  THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE,

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

AND AGREE TO CAUSE THEIR RESPECTIVE AFFILIATES TO WAIVE, THE RIGHT TO TRIAL BY JURY IN ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY RELATED AGREEMENTS OR ANY TRANSACTIONS CONTEMPLATED HEREBY.

(c)        Notwithstanding anything herein to the contrary, each party acknowledges and irrevocably agrees that with respect to any Covered Action, such party agrees and shall take (or refrain from taking) such actions as necessary (i) to procure that any Covered Action shall be subject to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in the Borough of Manhattan in the county of New York, and any appellate court thereof, (ii) to procure that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in Section 15.1 shall be effective service of process against it for any Covered Action, (iii) to waive and hereby waives, to the fullest extent permitted by applicable Legal Requirement, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any Covered Action, and (iv) to procure that a final judgment in any Covered Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirement.  Nothing in this paragraph shall affect or eliminate any right to serve process in any other manner permitted by applicable Legal Requirement.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN RESPECT OF ANY COVERED ACTION.

Section 17.12  Dispute Resolution

The parties recognize that a dispute may arise relating to this Agreement (a “Dispute”).  Other than with respect to Third Party Claims, any Dispute, including Disputes that may involve any Affiliates of a party, shall be resolved in accordance with this Section 17.12.

(a)        Mediation.

(i)         The parties shall first attempt in good faith to resolve any Dispute by confidential mediation in accordance with the then current Mediation Procedure of the International Institute for Conflict Prevention and Resolution (the “CPR Mediation Procedure”) (www.cpradr.org) before initiating arbitration.  The CPR Mediation Procedure shall control, except where it conflicts with these provisions, in which case these provisions control.  The mediator shall be chosen pursuant to CPR Mediation Procedure.  The mediation shall be held in New York, New York.

(ii)       Either party may initiate mediation by written notice to the other party of the existence of a Dispute.  The parties agree to select a mediator within twenty (20) days of the notice and the mediation will begin promptly after the selection.  The mediation will continue until the mediator, or either party, declares in writing, no sooner than after the conclusion of one full day of a substantive mediation conference attended on behalf of each party by a senior business person with authority to resolve the Dispute, that the Dispute cannot be

Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

resolved by mediation.  In no event, however, shall mediation continue more than sixty (60) days from the initial notice by a party to initiate meditation unless the parties agree in writing to extend that period.

(iii)      Any period of limitations that would otherwise expire between the initiation of mediation and its conclusion shall be extended until twenty (20) days after the conclusion of the mediation.

(b)        Arbitration.

(i)         If the parties fail to resolve the Dispute in mediation, and a party desires to pursue resolution of the Dispute, the Dispute shall be submitted by either party for resolution in arbitration pursuant to the then current CPR Non-Administered Arbitration Rules (the “CPR Rules”) (www.cpradr.org), except where they conflict with these provisions, in which case these provisions control.  The arbitration will be held in New York, New York.  All aspects of the arbitration shall be treated as confidential.

(ii)       The arbitrators will be chosen from the CPR Panel of Distinguished Neutrals, unless a candidate not on such panel is approved by the parties.  Each arbitrator shall be a lawyer with at least fifteen (15) years’ experience with a law firm or corporate law department of over twenty-five (25) lawyers or who was a judge of a court of general jurisdiction.  To the extent that the Dispute requires special expertise, the parties will so inform CPR prior to the beginning of the selection process.

(iii)      The arbitration tribunal shall consist of three (3) arbitrators, of whom each party shall designate one in accordance with the “screened” appointment procedure provided in CPR Rule 5.4.  The chair will be chosen in accordance with CPR Rule 6.4.  If, however, the aggregate award sought by the parties is less than Five Million Dollars ($5,000,000) and equitable relief is not sought, a single arbitrator shall be chosen in accordance with the CPR Rules.  Candidates for the arbitrator position(s) may be interviewed by representatives of the parties in advance of their selection, provided that all parties are represented.

(iv)       The parties agree to select the arbitrator(s) within forty-five (45) days of initiation of the arbitration.  The hearing will be concluded within nine (9) months after selection of the arbitrator(s) and the award will be rendered within sixty (60) days of the conclusion of the hearing, or of any post hearing briefing, which briefing will be completed by both sides within forty-five (45) days after the conclusion of the hearing.  In the event the parties cannot agree upon a schedule, then the arbitrator(s) shall set the schedule following the time limits set forth above as closely as practical.

(v)        The hearing will be concluded in ten (10) hearing days or less.  Multiple hearing days will be scheduled consecutively to the greatest extent possible.  A

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transcript of the testimony adduced at the hearing shall be made and shall be made available to each party.

(vi)       The arbitrator(s) shall be guided, but not bound, by the CPR Protocol on Disclosure of Documents and Presentation of Witnesses in Commercial Arbitration (www.cpradr.org) (the “Protocol”).  The parties will attempt to agree on modes of document disclosure, electronic discovery, witness presentation, etc. within the parameters of the Protocol.  If the parties cannot agree on discovery and presentation issues, the arbitrator(s) shall decide on presentation modes and provide for discovery within the Protocol, understanding that the parties contemplate reasonable discovery.

(vii)     The arbitrator(s) shall decide the merits of any Dispute in accordance with the law governing this Agreement, without application of any principle of conflict of laws that would result in reference to a different law.  The arbitrator(s) may not apply principles such as “amiable compositeur” or “natural justice and equity.”

(viii)    The arbitrator(s) are expressly empowered to decide dispositive motions in advance of any hearing and shall endeavor to decide such motions as would a United States District Court Judge sitting in the jurisdiction whose substantive law governs.

(ix)       The arbitrator(s) shall render a written opinion stating the reasons upon which the award is based.  The parties consent to the jurisdiction of the United States District Court for the district in which the arbitration is held for the enforcement of these provisions and the entry of judgment on any award rendered hereunder.  Should such court for any reason lack jurisdiction, any court with jurisdiction may act in the same fashion.

(x)        Notwithstanding any provision to the contrary contained in this Agreement, each party has the right to seek from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin or other equitable relief to avoid irreparable harm, maintain the status quo, preserve its status and priority as a creditor or preserve the subject matter of the Dispute.  Rule 14 of the CPR Rules does not apply to this Agreement.

Section 17.13  Equitable Relief

Each party acknowledges that a breach by it of the provisions of this Agreement may not reasonably or adequately be compensated in damages in an action at law and that such a breach may cause the other party irreparable injury and damage.  By reason thereof, each party agrees that the other party is entitled to, in addition to any other remedies it may have under this Agreement or otherwise, preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of this Agreement by the other parties; provided, however, that no specification in this Agreement of a specific legal or equitable remedy will be construed as a waiver or prohibition against the pursuing of other legal or equitable remedies in the event of such a breach.  Each party agrees that the existence of any claim, demand, or cause of action of it against the other parties, whether predicated upon this Agreement, or otherwise, will not

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constitute a defense to the enforcement by the other parties, or its successors or assigns, of the covenants contained in this Agreement.

Section 17.14  Relationship Between Parties

The parties are acting and performing as independent contractors, and nothing in this Agreement creates the relationship of partnership, joint venture, sales agency, or principal and agent.  Neither party is the agent of the other, and neither party may hold itself out as such to any other party.  Neither party shall have any express or implied power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other party, or to bind the other party in any respect whatsoever.

Section 17.15  Tax Treatment

Unless required by applicable Legal Requirements, the parties agree to treat, for U.S. federal and applicable state and local income Tax purposes, (i) the grant of any license pursuant to Section 2.1(a) as a license and not as a sale and (ii) the sale of the Transferred Assets pursuant to this Agreement as a sale of such Transferred Assets for the Transferred Asset Purchase Price.  Collegium and Newco, and their respective Affiliates, agree that no Taxes shall be withheld from any amounts due to Depomed pursuant to this Agreement, provided that Depomed provides Collegium with a properly completed, executed IRS Form W-9.

Section 17.16  Bulk Transfer Laws

Collegium acknowledges that Depomed and its Affiliates have not taken, and do not intend to take, any action required to comply with any applicable bulk sale or bulk transfer laws or similar laws and hereby waives compliance therewith.

Section 17.17  Forward Looking Statements

Without limiting the foregoing, Collegium acknowledges and agrees that (a) it may have received from Depomed various forward looking projections, forecasts and business or commercial plans regarding the Products (collectively, the “Forward-Looking Statements”) in connection with Collegium’s investigation of the Transferred Assets; (b) there are uncertainties inherent in attempting to make such Forward-Looking Statements; (c) Collegium is familiar with such uncertainties; (d) Collegium is taking full responsibility for making its own evaluation of the adequacy and accuracy of all Forward-Looking Statements; (e) Collegium is not relying on any Forward-Looking Statement in any manner whatsoever; and (f) Collegium shall have no claim against Depomed or any of its Affiliates with respect to any Forward-Looking Statement.  Collegium further acknowledges and agrees that Depomed makes no representation or warranty hereunder with respect to (i) the reasonableness of the assumptions underlying any Forward-Looking Statement; or (ii) any Forward-Looking Statement made in any materials in the Data Room, any supplemental due diligence information provided or made available to Collegium,

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any of Collegium’s discussions with management regarding the Products or any negotiations leading to this Agreement and the other Transaction Documents.

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Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions marked [***].

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed  on the date first above written.

DEPOMED, INC.

/s/ Arthur J. Higgins
Arthur J. Higgins
Chief Executive Officer

COLLEGIUM PHARMACEUTICAL, INC.

/s/ Michael Heffernan
Michael Heffernan
Chief Executive Officer

COLLEGIUM NF, LLC

/s/ Michael Heffernan
Michael Heffernan
Chief Executive Officer

[Signature Page to Commercialization Agreement]